Exhibit 4.1

CONFORMED COPY

To:                             UPC Broadband Holding B.V. (the “Company”)

Boeing Avenue 53

1119 PE Schiphol Rijk

Amsterdam

The Netherlands

For the attention of:  Jonathan Pearson

15 October 2013

Dear Sirs,

Re:                             The senior secured credit facility (the “Agreement”) originally dated 16th January, 2004 between, among others, the Company and The Bank of Nova Scotia as facility agent, as amended and restated pursuant to a deed of amendment and restatement agreement dated 10 May 2006, and further pursuant to amendment letters dated 11 December 2006, 16 April 2007, 30 April 2009 and 9 June 2009.

1.                                      Background

(a)                                 This letter is supplemental to and amends and restates the Agreement.

(b)                                 Pursuant to clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter.  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.                                      Interpretation

(a)                                 Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)                                 The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

3.                                      Amendments

(a)                                 The Facility Agent confirms that it has obtained the consent of the Majority Lenders to the amendments to the Agreement contemplated by this letter.

(b)                                 With effect from the Amendment Effective Date, the Agreement shall be amended and restated so that it shall be read and be construed for all purposes as set out in Schedule 1 (Amended and Restated Facility Agreement).

4.                                      Amendment Effective Date

This letter shall take effect on the date (the Amendment Effective Date) on which the Facility Agent notifies the Company and the Lenders that it has received in form and substance to it (acting reasonably):

(a)                                 evidence of the due authorisation and execution of this letter by each Obligor; and

(b)                                 legal opinions in respect of Dutch, English and New York law from Allen & Overy LLP, English, Dutch and New York legal advisers to the Facility Agent, addressed to the Finance Parties.

5.                                      Consents

Each Obligor and, with respect to paragraph (c) below, each Obligor and UPC Internet Holding B.V.:

(a)                                 confirms its acceptance of the Agreement (as amended and restated by this letter);

(b)                                 agrees that it is bound as an Obligor by the terms of the Agreement (as amended and restated by this letter);

(c)                                  with effect from the Amendment Effective Date, confirms that any Security Interest or guarantee created or given by it under a Finance Document will:

(i)                                     continue in full force and effect on the terms of the respective Finance Documents; and

(ii)           extend to the obligations of the Obligors under the Finance Documents (including the Agreement as amended and restated by this letter),

in each case, subject to any limitations set out in clause 14.9 (Limitation) of the Agreement as so amended and any relevant Obligor Accession Agreement applicable to that Guarantor.

6.                                      Miscellaneous

(a)                                 This letter is a Finance Document.

(b)                                 No part of this letter is intended to or will create any registrable Security.

(c)                                  From the Amendment Effective Date, the Agreement and this letter will be read and construed as one document.

(d)                                 Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(e)                                  Except to the extent expressly waived or amended in this letter, no waiver or amendment of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(f)                                   The representations and warranties in Clause 15 (Representations and Warranties) of the Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial Condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Work councils), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing), and 15.25 (Dutch Banking Act)) are true and correct as if made on the date of this letter and on the Amendment Effective Date, with reference to the facts and circumstances then existing, as if each reference to (i) the Finance Documents includes a reference to this letter and (ii) references to the Agreement are to the Agreement as amended by this letter.

(g)                                  This letter may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(h)                                 Delivery of an executed counterpart signature page of this letter by email (PDF) or telecopy shall be as effective as delivery of a manually executed original counterpart of this letter.

7.                                      Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

Authorized Signatory

For

THE BANK OF NOVA SCOTIA

as Facility Agent for and on behalf of the other Finance Parties

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this letter.

Borrowers:

Authorized Signatory

For

UPC BROADBAND HOLDING B.V.

Authorized Signatory

For

UPC FINANCING PARTNERSHIP

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this letter.

Guarantors:

Authorized Signatory

For

UPC BROADBAND HOLDING B.V.

Authorized Signatory

For

UPC FINANCING PARTNERSHIP

Authorized Signatory

For

UPC HOLDING B.V.

Authorized Signatory

For

UPC HOLDING II B.V.

Authorized Signatory

For

UPC FRANCE HOLDING B.V.

Authorized Signatory

For

UPC LUXEMBOURG HOLDING B.V.

Authorized Signatory

For

UPC WESTERN EUROPE HOLDING B.V.

Authorized Signatory

For

UPC CENTRAL EUROPE HOLDING B.V.

Authorized Signatory

For

UPC NEDERLAND B.V.

Authorized Signatory

For

UPC POLAND HOLDING B.V.

Authorized Signatory

For

UPC BROADBAND N.V.

Authorized Signatory

For

UPC BROADBAND IRELAND B.V.

Authorized Signatory

For

UPC CHILE HOLDING B.V.

Authorized Signatory

For

UPC SWITZERLAND HOLDING B.V.

Authorized Signatory

For

UPC INTERNET HOLDING B.V.

Schedule 1:

Amended and Restated Facility Agreement

CONFORMED COPY

SENIOR SECURED CREDIT FACILITY AGREEMENT

Dated 16th January 2004 as amended and restated pursuant to a Deed of Amendment and Restatement dated 10 May 2006 and further amended pursuant to amendment letters dated 11 December 2006, 16 April 2007, 30 April 2009, 9 June 2009 and 15 October 2013

For

UPC BROADBAND HOLDING B.V.

as Borrower

with

THE BANK OF NOVA SCOTIA

acting as Facility Agent

Schedule			Page

1.	Original Parties		137
	Part 1	Original Guarantors	137
2.	Conditions Precedent Documents		139
	Part 1	To be Delivered before the First Advance	139
	Part 2	To be Delivered by an Additional Obligor	142
3.	Mandatory Cost Formulae		145
4.	Form of Request and Cancellation Notice		147
	Part 1	Form of Request	147
	Part 2	Form of Cancellation and/or Prepayment Notice	149
5.	Forms of Accession Documents		150
	Part 1	Novation Certificate	150
	Part 2	Obligor Accession Agreement	152
	Part 3	Additional Facility Accession Agreement	153
6.	Form of Confidentiality Undertaking		156
	Part 1	Form of LMA Confidentiality Undertaking	156
	Part 2	Form of LSTA Confidentiality Undertaking	161
7.	Security Documents		166
8.	Borrower Group Structure		168
9.	Shareholders’ Agreements		1

Signatories			2

THIS AGREEMENT originally dated 16 January 2004 as amended and restated by an amendment agreement dated 24 June 2004 and as amended by amendment letters dated 22 July 2004 and 2 December 2004, subsequently amended and restated on 7 March 2005 and amended by an amendment letter dated 15 December 2005, amended and restated on 10 May 2006, further amended pursuant to amendment letters dated 11 December 2006, 16 April 2007, 30 April 2009 and 9 June 2009 and 15 October 2013 and made

BETWEEN:

(1)                                 UPC BROADBAND HOLDING B.V. (previously called UPC Distribution Holding B.V.) (UPC Broadband);

(2)                                 THE COMPANIES identified as guarantors in Schedule 1 (Original Guarantors) (the Original Guarantors);

(3)                                THE BANK OF NOVA SCOTIA as facility agent (the Facility Agent); and

(4)                                 THE BANK OF NOVA SCOTIA as security agent for the Finance Parties (in this capacity, the Security Agent).

IT IS AGREED as follows:

8.                                      INTERPRETATION

8.1                               Definitions

In this Agreement:

2006 Amendment Effective Date means the Amendment Effective Date as defined in the Deed of Amendment and Restatement dated 10 May 2006 between (among others) UPC Broadband, UPC Financing and the Existing Facility Agent.

Acceptable Bank means:

(a)                                 a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any bank or financial institution approved by the Facility Agent.

Accounting Period in relation to any person means any period of approximately three months or one year for which accounts of such person are required to be delivered pursuant to this Agreement.

Acquisition means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.

Acquisition Business Plan means, in respect of an Acquisition, a business plan for the Target to be acquired which has been reviewed by Deloitte & Touche (or such other leading firm of independent and internationally recognised consultants or accountants appointed by UPC Broadband) and which sets out the management plan for the period from the date of the proposed Acquisition (taking into account the Acquisition Cost of such Acquisition and financial projections relating to the Target) up to and including the earlier of (i) five (5) years following the date of such Acquisition and (ii) the Final Maturity Date, and based on assumptions which are no more aggressive (when taken as a whole) than those used in preparation of the Business Plan.

Acquisition Cost means, in relation to an Acquisition, the value of the consideration for that Acquisition at the time of completion of the Acquisition and for this purpose:

(a)                                 the value at the time of completion of the Acquisition of any consideration to be paid or delivered after the time of completion of the Acquisition will be determined in accordance with GAAP;

(b)                                 if the entity acquired becomes a member of the Borrower Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Acquisition (including without limitation any Lending Transaction (as defined in Clause 23.14(f) (Loans and guarantees) made by a member of the Borrower Group in connection with the relevant Acquisition) will be counted as part of the consideration for that Acquisition;

(c)                                  if the entity acquired does not become a member of the Borrower Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the Acquisition will be counted as part of the consideration for that Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Borrower Group; and

(d)                                 subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Acquisition of any non-cash consideration will be determined in accordance with GAAP, expressed in euros, if required, using the Agent’s Spot Rate of Exchange on the date of completion of the Acquisition.

Additional Borrower means a member of the Borrower Group which becomes an Additional Borrower in accordance with Clause 33.4 (Additional Obligors).

Additional Currency means any currency that is the lawful currency for the time being of a country in which a member of the Borrower Group is incorporated and/or carries out its Business.

Additional Facility means an additional term loan facility referred to in Clause 9.2 (Additional Facilities) and Additional Facilities means all or any such Additional Facilities.

Additional Facility Accession Agreement means a deed in the form of Part 3 of Schedule 5, with such amendments as the Facility Agent may approve or reasonably require.

Additional Facility Availability Period in relation to an Additional Facility means the period specified in the Additional Facility Accession Agreement for that Additional Facility.

Additional Facility Commitment means in relation to:

(a)                                 an Initial Additional Facility Lender the amount in euros, US Dollars or relevant Additional Currency set out as the Additional Facility Commitment of a Lender in the relevant Additional Facility Accession Agreement and the amount of any other Additional Facility Commitment transferred to it under this Agreement; and

(b)                                 any other Lender, the amount in euros, US Dollars or relevant Additional Currency (as applicable) transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

Additional Guarantor means:

(a)                                 a Subsidiary of UPC Broadband; and

(b)                                 any UPC Broadband Holdco (other than UPC Holding),

which in each case becomes an Additional Guarantor in accordance with Clause 33.4 (Additional Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Advance means an advance made to a Borrower under an Additional Facility.

Affiliate means, in respect of a person, a direct or indirect Subsidiary or Holding Company of that person or any other person which is under common control with that person (and for this purpose, control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988 in force as at the Signing Date).

Agent means the Facility Agent or the Security Agent (or both), as the context requires.

Agent’s Spot Rate of Exchange means the spot rate of exchange as determined by the Facility Agent for the purchase of US Dollars (or any other relevant currency) in the London foreign exchange market with euros at or about 11.00 a.m. on a particular day.

Amendment Agreement means the agreement dated on or around 24 June 2004 between UPC Broadband, the Original Guarantors, the Facility Agent and the Security Agent, pursuant to which this Agreement was amended.

Annualised EBITDA has the meaning given to it in Clause 24.1 (Financial definitions).

Anti-Terrorism Law means each of:

(a)                                 Executive Order No. 13224 of 23 September 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the Executive Order);

(b)                                 the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)                                  the Money Laundering Control Act of 1986, Public Law 99-570; and

(d)                                 any similar law enacted in the United States of America subsequent to the date of this Agreement.

Approved Stock Options means any options, warrants, rights to purchase or other equivalents (however designated) issued or granted by a member of the Borrower Group to any former, present or future officers, consultants, directors and/or employees of any member of the Borrower Group or its Associated Companies to subscribe for share capital or similar rights of ownership in that member of the Borrower Group provided that the maximum aggregate amount of such options, warrants, rights to purchase or other equivalents (however designated) shall not exceed (i) 8 per cent. of its issued share capital, in the case of UPC Central Europe Holding B.V. and any Subsidiary of UPC Central Europe Holding B.V. (provided that the aggregate amount of such options, warrants, rights to purchase or other equivalents issued by UPC Central Europe Holding B.V. and its Subsidiaries does not exceed 8 per cent. of the issued share capital of UPC Central Europe Holding B.V.) and (ii) 7.5 per cent. of its issued share capital or similar rights of ownership, in the case of each other member of the Borrower Group.

Associated Company of a person means:

(a)                                 any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)                                 any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.

Auditors means KPMG or such other leading firm of independent and internationally recognised accountants appointed by UPC Broadband as its auditors for the purposes of preparing the audited consolidated accounts of UPC Broadband.

Beneficiaries has the meaning given to it in the Security Deed.

Borrower means UPC Broadband and any Additional Borrower.

Borrower Group means:

(a)                                 UPC Broadband and its Subsidiaries from time to time excluding Unrestricted Subsidiaries; and

(b)                                 UPC Financing.

Borrower Group Business Plan means, in respect of an Acquisition, a business plan for the Borrower Group (including the Target to be acquired) which has been certified by a director of UPC Broadband and which sets out the management plan for the period from the date of the proposed Acquisition (taking into account the Acquisition Cost of such Acquisition and financial projections relating to the Target) up to and including the earlier of (i) five (5) years following the date of such Acquisition and (ii) the Final Maturity Date, and based on assumptions which are no more aggressive (when taken as a whole) than those used in preparation of the Business Plan.

Break Costs means the amount (if any) by which:

(a)                                 the amount of interest (excluding the Margin and any Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)                                 the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business means any business of the Borrower Group:

(a)                                 that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilisation and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony, Internet services and content, high speed data transmission, video, multi-media and related activities); or

(b)                                 that supports, is incidental to or is related to any such business; or

(c)                                  that comprises being a Holding Company of one or more persons engaged in such business,

and references to business or ordinary course of business shall be similarly construed.

Business Day means:

(a)                                 a day (other than a Saturday or Sunday) on which banks are open for general business in:

(i)                                     London and Amsterdam;

(ii)                                  in relation to a transaction involving US Dollars, New York; and

(iii)          in relation to a transaction involving an Additional Currency, the principal financial centre of the country of that currency; or

(b)                                 in relation to a rate fixing day or a payment date for euros, a TARGET Day.

Business Plan means the business plan for the Borrower Group for the period from the Effective Date to, as a minimum, the Final Maturity Date as provided to the Facility Agent prior to the Effective Date.

Cancellation Notice means a notice of cancellation and/or prepayment substantially in the form of Part 2 of Schedule 4 (Form of Cancellation and/or Prepayment Notice).

Capital Expenditure means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Borrower Group in accordance with GAAP.

Cash means,  at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any member of the Borrower Group with an Acceptable Bank and to which a member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled and for so long as:

(a)                                 that cash is repayable on demand;

(b)                                 repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Borrower Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)                                  there is no Security Interest over that cash except for any created under any Security Document or any Permitted Security Interest constituted by a netting or set-off arrangement entered into by members of the Borrower Group in the ordinary course of their banking arrangements; and

(d)                                 the cash is freely and immediately available to be applied in repayment or prepayment of a Facility.

Cash Equivalent Investments means at any time:

(a)                                 certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Borrower Group is incorporated and/or carries out its business, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)                                  commercial paper not convertible or exchangeable to any other security:

(i)                                     for which a recognised trading market exists;

(ii)           issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Borrower Group is incorporated and/or carries out its business;

(iii)          which matures within one year after the relevant date of calculation; and

(iv)          which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)                                 sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)                                  any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or

P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above or (f) and (g) below and (iii) can be turned into cash on not more than 30 days’ notice;

(f)                                   marketable general obligations issued by any political subdivision of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Borrower Group is incorporated and/or carries out its business, or by an instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or such country is pledged in support thereof) and, at the time of acquisition, having a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(g)                                  repurchase obligations with a term of not more than seven days from underlying securities of the types described in (b), (e) and (f) entered into with an Acceptable Bank; or

(h)                                 any other debt security approved by the Majority Lenders,

in each case, to which any member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Borrower Group or subject to any Security Interest (other than Security Interest arising under the Security Documents).

Cash Flow means, for any period, as set out in the most recent relevant management accounts of or in respect of the Target for that period, EBITDA of or relating to the Target for such period:

(a)                                 minus Capital Expenditure of or relating to the Target for such period;

(b)                                 minus all Taxes actually paid and/or falling due for payment by or in respect of the Target during such period;

(c)                                  minus the amount of all dividends, redemptions and other distributions payable by the Target during such period on, or in respect of any of its share capital not held by a member of the Borrower Group;

(d)                                 minus any increase or plus any decrease in working capital of or in respect of the Target for such period;

(e)                                  minus the aggregate of (i) Interest payable by or in respect of the Target during such period and (ii) an amount equal to the Interest that would have been payable in respect of an Advance made during such period in an amount equal to the principal amount of Financial Indebtedness incurred in connection with the Acquisition of the Target, and plus any Interest that was received by the Target during such period; and

(f)                                   minus all extraordinary or exceptional items (including one off restructuring costs) which were paid by the Target during such period on (net of any cash proceeds of insurance or warranty claims which relate to such items) and plus all extraordinary or exceptional items which were received by or in respect of the Target during such period.

For the purposes of the above calculation no item shall be effectively deducted or credited more than once.

Cash Flow Hedging Agreement has the meaning given to it in Clause 23.17 (Hedging).

Change of Control has the meaning given to it in Clause 14.4(a) (Change of Control).

Code means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

Commitments means Additional Facility Commitments.

Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of either the LMA as set out in Part 1 of Schedule 6 (Form of LMA Confidentiality Undertaking) or the LSTA as set out in Part 2 of Schedule 6 (Form of LSTA Confidentiality Undertaking) or in any other form agreed between UPC Broadband and the Facility Agent.

Control means the power of a person:

(a)           by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)           by virtue of any powers conferred by the articles of association or other documents regulating any other person,

to direct or cause the direction of the management and policies of that other person,

and Controlled and Controlling have a corresponding meaning.

Current Assets means, at any relevant time, the aggregate of the current assets (excluding cash) of the Borrower Group at such time which would be included as current assets in a consolidated balance sheet of the Borrower Group drawn up at such time in accordance with GAAP.

Current Liabilities means, at any relevant time, the aggregate of the current liabilities (excluding short term debt and overdrafts) of the Borrower Group at such time which would be included as current liabilities in a consolidated balance sheet of the Borrower Group drawn up at each time in accordance with GAAP.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or any event or circumstances specified in Clause 25 (Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.

Designated Party means any person listed:

(a)                                 in the Annex to the Executive Order;

(b)                                 on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)                                  in any successor list to either of the foregoing.

Distribution Business means:

(a)                                 the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or

(b)                                 any business which is incidental to or related to and, in either case, material to such business.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992), including the Dutch Exemption Regulation.

Dutch Borrower means a Borrower incorporated in the Netherlands.

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling Wtk 1992).

Eastern Europe means Europe other than Western Europe.

EBITDA has the meaning given to it in Clause 24.1 (Financial definitions).

Effective Date has the meaning given to it in Clause 11.1 (Documentary conditions precedent).

Environment means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

Environmental Claim means any claim by any person:

(a)                                 in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)                                 that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings including, without limitation, any such claim that arises from injury to persons or property.

Environmental Contamination means each of the following and their consequences:

(a)                                 any release, emission, leakage or spillage of any Dangerous Substance at or from any site owned or occupied by any member of the Borrower Group into any part of the Environment; or

(b)                                 any accident, fire, explosion or sudden event at any site owned or occupied by any member of the Borrower Group which is directly caused by or attributable to any Dangerous Substance; or

(c)                                  any other pollution of the Environment arising at or from any site owned or occupied by any member of the Borrower Group.

Environmental Law means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that it relates to the protection or impairment of the Environment or the control of Dangerous Substances (whether or not in force at the date of this Agreement) which are capable of enforcement in any applicable jurisdiction by legal process.

Environmental Licence means any permit, licence, authorisation, consent, filing, registration or other approval required by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Borrower Group under section 414 of the United States Internal Revenue Code of 1986, as amended.  When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of a member of the Borrower Group at the time of that past event.

EURIBOR means in relation to any Advance or Unpaid Sum denominated in euros:

(a)                                 the applicable Screen Rate for deposits in the currency of the relevant Advance or Unpaid Sum for a period equal or comparable to the required period at or about 11.00 a.m. (Brussels time) on the applicable Rate Fixing Day; or

(b)                                 if the rate cannot be determined under paragraph (a) above, the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks for the offering of deposits in euros for the required period in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day for such period, and for the purposes of this definition, required period means the Interest Period of an Advance or the period in respect of which EURIBOR falls to be determined in relation to any Unpaid Sum.

€, euro or euros means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 25 (Default).

Excess Cash Flow means the aggregate consolidated EBITDA of the Borrower Group calculated for the most recently ended financial year (beginning with the financial year ending on 31 December 2004), as shown in the quarterly management accounts delivered to the Facility Agent pursuant to Clause 23.2(b) (Financial information) in respect of the financial quarter ending on 31 December in any relevant year:

(a)                                 less:

(i)                                     any interest and other charges in respect of Financial Indebtedness of the Borrower Group paid during such financial year;

(ii)                                  repayments and/or prepayments of any Financial Indebtedness of the Borrower Group paid during such financial year; and

(iii)                               capital expenditure of the Borrower Group incurred during such financial year; and

(b)                                 either (i) plus any amount by which Net Working Capital at the commencement of such financial year exceeds Net Working Capital at the close of such financial year or, as appropriate, (ii) minus any amount by which Net Working Capital at the end of such financial year exceeds Net Working Capital at the beginning of such financial year.

For the purposes of this definition of “Excess Cash Flow”, Net Working Capital means, at any time, the aggregate of the Current Assets of the Borrower Group at such time less the aggregate of the Current Liabilities of the Borrower Group at such time.

Existing Beneficiaries means Beneficiaries as defined in the Existing Security Deed.

Existing Facility means a facility made available to a borrower under the Existing Facility Agreement.

Existing Facility Agent means Toronto Dominion (Texas) LLC as facility agent under the Existing Facility.

Existing Facility Agents means the facility agents under the Existing Facility.

Existing Facility Agreement means the senior secured credit facility dated 26 October 2000 made between, inter alia, UPC Broadband, UPC Financing and Toronto Dominion (Texas) LLC as facility agent and the banks and financial institutions listed therein, as amended from time to time.

Existing Finance Document means a Finance Document as defined in the Existing Facility Agreement.

Existing Lender has the meaning given to it in Clause 33.2 (Transfers by Lenders).

Existing Security Deed means the security deed dated 26 October 2000 between, among others, UPC Broadband, UPC Financing, UPC, UPC Holding, the Existing Facility Agents, TD Bank Europe as security agent, the lenders and financial institutions listed therein, the senior hedging banks, the High Yield Hedging Banks and each Subordinated Creditor (as defined in the Existing Security Deed) and includes each Deed of Accession (as defined in the Existing Security Deed) entered into in relation to the Existing Security Deed.

Existing Security Documents means:

(a)                                 the Security Documents as defined in paragraph (a) of the definition of Security Documents in the Existing Facility Agreement; and

(b)                                 any other Security Documents as defined in paragraph (b) of the definition of Security Documents in the Existing Facility Agreement provided that the Security Interest(s) granted under any such Security Document are simultaneously granted on the same terms (save for variations directly attributable to the identity of the parties and the loan amounts) to the Security Agent on behalf of Beneficiaries to secure the Secured Obligations (as defined in the Security Deed).

Facility means each Additional Facility.

Facility A means Facility A as defined in the Existing Facility Agreement.

Facility I Advance means an advance under the Additional Facility under the Additional Facility Accession Agreement dated 9 March 2005.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)                                 on or before the date it becomes a Lender; or

(b)                                 by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means the letter between the Facility Agent and UPC Broadband, dated on or about the Signing Date, setting out the amount of agency fees referred to in Clause 27.2 (Agent’s fees).

Final Maturity Date means the date falling after 30 June 2009 specified in the relevant Additional Facility Accession Agreement or, if that day is not a Business Day, the immediately preceding Business Day (and without any such designation means the latest such date).

Finance Document means this Agreement, a Security Document, the Security Deed, a Fee Letter, an Obligor Accession Agreement, a Novation Certificate, an Additional Facility Accession Agreement, the Intercreditor Agreement and any other document designated in writing as such by the Facility Agent and UPC Broadband.

Finance Party means a Lender, the Facility Agent or the Security Agent.

Financial Indebtedness means, without double counting, indebtedness in respect of:

(a)                                 money borrowed or raised and debit balances at banks;

(b)                                 any bond, note, loan stock, debenture or similar debt instrument;

(c)                                  acceptance or documentary credit facilities;

(d)                                 receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collection);

(e)                                  payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied;

(f)                                   finance leases and hire purchase contracts to the extent that they constitute capital leases within the meaning of GAAP, provided that indebtedness in respect of network leases shall only be included in this paragraph (f) for the purposes of the definition of Excess Cash Flow and Clause 25.5 (Cross default);

(g)                                  any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (b) to (f) above;

(h)                                 (for the purposes of Clause 25.5 (Cross default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account); and

(i)                                     guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (g) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Borrower Group for the indebtedness of the type falling within (a) to (g) above of another member of the Borrower Group), provided that indebtedness which has been cash-collateralised shall not be included in any calculation of Financial Indebtedness to the extent so cash-collateralised and indebtedness which is in the nature of equity (other than redeemable shares) shall not be regarded as Financial Indebtedness.

GAAP means generally accepted accounting principles and practices in the United States.

Guaranteed Document means each Finance Document and the High Yield Hedging Agreements.

Guarantor means each Original Guarantor and each Additional Guarantor.

High Yield Hedging Agreements has the meaning given to it in the Security Deed.

High Yield Hedging Bank means a Lender or its Affiliate or a Lender or its Affiliate as defined in the Existing Facility Agreement which is or becomes a party to the Existing Security Deed and/or the Security Deed as a High Yield Hedging Bank.

High Yield Hedging Counterparty means any member of the UGCE Borrower Group that enters into a High Yield Hedging Agreement.

High Yield Notes means high yield debt securities or other instruments not mandatorily convertible into equity, in each case issued by a company which is a member of the UGCE Borrower Group.

Holding Company means, in relation to a person, an entity of which that person is a Subsidiary.

Initial Additional Facility Lender means a person which becomes a Lender under an Additional Facility pursuant to Clause9.2 (Additional Facilities).

Intellectual Property Rights means all know-how, patents, trade marks, designs and design rights, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).

Interconnect Agreements means each interconnection agreement, network contract, franchise agreement, telecommunications service agreement and any agreement of a similar nature entered into by any member of the Borrower Group in connection with the conduct of its business as may be permitted by the terms of this Agreement (including any interconnect agreements maintained pursuant to Clause 23.20 (Inter-connection and chello)).

Intercreditor Agreement means the intercreditor deed entered into on or about the date of this Agreement between, among others, the Facility Agent and the Security Agent, the facility agent and security agent under the Existing Facility Agreement and UPC Broadband.

Interest has the meaning given to it in Clause 24.1 (Financial definitions).

Interest Date means the last day of an Interest Period.

Interest Period means each period determined in accordance with Clause 15 (Interest).

Lender means:

(a)                                 an Initial Additional Facility Lender; and

(b)                                 any person which has become a New Lender (as defined in Clause 33.2 (Transfers by Lenders) under an Additional Facility in accordance with Clause 33 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LGEF means Liberty Global Europe Financing B.V., a private limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

LIBOR means in relation to any Advance or Unpaid Sum denominated in US Dollars or in an Additional Currency (other than euros):

(a)                                 the applicable Screen Rate for deposits in the currency of the relevant Advance or Unpaid Sum for a period equal or comparable to the required period at or about 11.00 a.m. on the applicable Rate Fixing Day; or

(b)                                 (if no Screen Rate is available for the required currency or required period of that Advance or Unpaid Sum) the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks for the offering of deposits in the required currency and for the required period in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day for such period, and for the purposes of this definition, required period means the applicable Interest Period of an Advance or the period in respect of which LIBOR falls to be determined in relation to any Unpaid Sum.

Licence means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications and Cable Law necessary in order to enable each member of the Borrower Group to carry on its business as may be permitted by the terms of this Agreement.

LMA means the Loan Market Association.

Majority Acquisition has the meaning given in paragraph (c) of the definition of Permitted Acquisition.

Majority Lenders means, at any time Lenders the aggregate of whose undrawn Additional Facility Commitments (translated into euros, where such Additional Facility Commitment is denominated in US Dollars or an Additional Currency, on the basis of the Agent’s Spot Rate of Exchange on the date of the Additional Facility Accession Agreement) and participations in outstanding Advances (calculated by reference to the Original Euro Amount of such Advances) exceeds 66 2/3 per cent. of the aggregate undrawn Total Commitments and the Original Euro Amount of outstanding Advances.

Management Fees means any management, consultancy or similar fees payable by any member of the Borrower Group to any Restricted Person.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 3 (Mandatory Cost Formulae).

Margin means the amount specified in and, if applicable, adjusted in accordance with the Additional Facility Accession Agreement.

Material Adverse Effect means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment or other material obligations under any of the Finance Documents.

Material Contracts means:

(a)                                 the Interconnect Agreements;

(b)                                 the Priority Pledge;

(c)                                  the Shareholders’ Agreements as from time to time amended, varied, restated or replaced, in each case in a manner that does not constitute an Event of Default under Clause 25.18 (Material Contracts); and

(d)                                 each other agreement agreed as such by the Facility Agent and UPC Broadband.

Material Subsidiary means any Subsidiary of UPC Broadband which accounts for more than five per cent. of consolidated EBITDA of the Borrower Group as shown in the financial statements most recently delivered under Clause 23.2(a) or (b) (Financial information) (except that for purposes of determining the consolidated EBITDA of the Borrower Group in respect of the financial statements delivered under Clause 23.2(b) (Financial information), the amount of such EBITDA shall equal two times the consolidated EBITDA of the Borrower Group during the relevant Ratio Period ending on the date to which such financial statements are prepared).

If a Subsidiary which is not a Material Subsidiary on the basis of the most recent such financial statements most recently delivered receives on any date (the Relevant Date) a transfer of assets or the right to receive any earnings which, taken together with the existing earnings of that Subsidiary, would satisfy the test above, then that Subsidiary shall also be a Material Subsidiary on and from the Relevant Date.  If a Material Subsidiary disposes of any assets or the right to receive any earnings such that it would on the basis of the most recent such financial statements most recently delivered cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary on and from the date it makes such disposal.

Mid-Interest Period Transfer means an assignment, transfer or novation by an Existing Lender of all or any of its rights and/or obligations in respect of an Advance under this Agreement in accordance with Clause 33.2 (Transfers by Lenders) where such assignment, transfer or novation:

(a)                                 includes the assignment or transfer of the right to receive an amount of principal and interest under this Agreement; and

(b)                                 is made on a day other than the last day of an Interest Period.

Necessary Authorisations means all material approvals, consents, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Borrower Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.

Net Proceeds means the aggregate cash (or cash equivalent) proceeds received by any member of the Borrower Group in consideration for or otherwise in respect of a relevant disposal, net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Borrower Group in arranging and effecting that disposal.

Network means the networks operated from time to time by any member of the Borrower Group pursuant to the Licences and in accordance with this Agreement.

New Lender has the meaning given to it in Clause 33.2 (Transfers by Lenders).

non-Distribution Business Assets has the meaning given to it in Clause 23.10(b)(viii) (Disposals).

Novation Certificate has the meaning given to it in Clause 33.3(a)(i) (Procedure for novations).

Obligor means a Borrower or a Guarantor including, for the purposes of Clause 25 (Default), any Subsidiary of UPC Broadband that is required to become a Guarantor under Clause 33.4 (Additional Obligors) but has not yet become a Guarantor.

Obligor Accession Agreement means a deed in the form of Part 2 of Schedule 5 (Obligor Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require (including, without limitation, any limitation on the obligations of the relevant Additional Guarantor which has been approved by the Facility Agent pursuant to Clause 33.4(a)(vi) (Additional Obligors).

Obligor Pledge of Shareholder Loans means the deeds of pledge of shareholder loans entered into between certain Obligors and the Security Agent listed in subparagraphs 3(a), (c),

(d), (e), (f) and (g) of Schedule 7 (Security Documents) and any other deed of pledge of shareholder loans in substantially the same form entered into by an Obligor pursuant to any such deed of pledge or Clause 23.14(a) (Loans and guarantees) or Clause 33.4 (Additional Obligors).

Obligors’ Framework Agreement means the Framework Agreement (as defined in any Obligor Pledge of Shareholder Loans).

Original Borrower Group Financial Statements means the financial statements of the Borrower Group for the Accounting Period ended 31 March 2003 (comprising the unaudited compiled financial statements of each of the Obligors for the Accounting Period ended 31 March 2003 and a combination of those financial statements).

Original Euro Amount means:

(a)                                 the principal amount of an Advance (as applicable) denominated in euros; or

(b)                                 the principal amount of an Advance denominated in US Dollars or an Additional Currency translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Request for the relevant Advance.

Participating Member State means a member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means:

(a)                                 any Acquisition of a member of the Borrower Group by any other member of the Borrower Group as part of the solvent reorganisation of the Borrower Group;

(b)                                 any Acquisition where, upon completion of the Acquisition, the person acquired will be a Subsidiary of UPC Broadband or where UPC Broadband or one of its Subsidiaries which is a member of the Borrower Group will own directly or indirectly greater than a 50 per cent. interest in the asset or assets constituting the acquired business (a Majority Acquisition) and where:

(i)                                     the business of the acquired entity or the business acquired, as the case may be, is of the same nature as the business of the Borrower Group as at the Effective Date and is carried out principally in Europe or in Chile;

(ii)                                  in the case of any Majority Acquisition where the Acquisition Cost is €40,000,000 or greater, UPC Broadband delivers to the Facility Agent within 15 days of the date of any such Majority Acquisition:

(A)                               a Borrower Group Business Plan which must contain cash flow projections which show that the sum of the undrawn Total Facility A Commitments (as defined under the Existing Facility Agreement), any undrawn Additional Facility Commitments that are available to be drawn for the general corporate and working capital purposes of the Borrower Group, and Unrestricted Cash, taking into account the proposed Majority Acquisition, is projected to be greater than €100,000,000 on the date on which financial covenants relating to the eleventh quarterly Accounting Period after the quarterly Accounting Period in which the Acquisition is made are tested under Clause 24 (Financial Covenants);

(B)                               an Acquisition Business Plan; and

(C)                               the most recent six-months management accounts of or relating to the Target, together with a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(iii)                               no Default has occurred and is continuing or would be caused by the Majority Acquisition; and

(iv)                              Other than in the case of a Majority Acquisition where the Acquisition Cost is less than €40,000,000, UPC Broadband delivers to the Facility Agent within 15 days of the date of any Majority Acquisition a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the ratio of Senior Debt to Annualised EBITDA of the Borrower Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 23.2(a) or (b) (Financial information) (the Relevant Ratio Period) but adding to the:

(A)                               amount of Senior Debt used in such calculation any net increase in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Debt used in such calculation any net deduction in the Senior Debt of the Borrower Group (in each case taking into account the amount of Senior Debt used to fund the Acquisition Cost); and

(B)                               Annualised EBITDA of the Borrower Group, the Annualised EBITDA of the Target for the Relevant Ratio Period,

the ratio of Senior Debt to Annualised EBITDA of the Borrower Group would be less than the higher of:

I.                                        4.0:1; and

II.                                   the ratio of Senior Debt to Annualised EBITDA of the Borrower Group for the Relevant Ratio Period;

For the purposes of this paragraph (b)(iv), Senior Debt shall be determined as defined under Clause 17.1 (Financial definitions) and then adjusted by (Y) making the additions and subtractions permitted under paragraph (b)(iv)(A) above and (Z) reducing Senior Debt by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time as stated on the consolidated financial statements of the Borrower Group on the last day of the Relevant Ratio Period after giving effect to any increase or decrease in those amounts since that date.

(c)                                  any Acquisition of further share capital (or equivalent) of an entity which was a member of the Borrower Group immediately prior to the completion of the Acquisition; or

(d)                                 any Acquisition by a member of the Borrower Group for the purposes of a solvent reorganisation of the Borrower Group where the Acquisition is of share capital or equivalent of a company which:

(i)                                     has not traded and does not own any assets; or

(ii)                                  is a dormant Subsidiary of Liberty Global, Inc. and,

in each case, which has no liabilities.

All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Agent’s Spot Rate of Exchange at the relevant time.

Permitted Borrower Group Guarantee Facilities means the guarantee facilities under which UPC Broadband and/or any of its Subsidiaries can draw guarantees up to a maximum aggregate principal amount of €10,000,000.

Permitted Borrower Group Revolving Credit Facility means the revolving credit facility to be entered into after the date of the Amendment Agreement by UPC Broadband as borrower, under which UPC Broadband can borrow revolving advances for general corporate and working capital purposes of the Borrower Group up to a maximum principal amount of €10,000,000.

Permitted Business means the carrying on of the Business in Europe or in Chile.

Permitted Disposal has the meaning given to it in Clause 23.10(b) (Disposals).

Permitted Financial Indebtedness has the meaning given to it in Clause 23.12(b) (Restrictions on Financial Indebtedness).

Permitted Joint Venture means:

(a)                                 any Acquisition referred to in paragraph (a) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganisation of a person that is not a Subsidiary of UPC Broadband but in which a member of the Borrower Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Borrower Group’s interest in that person, other than adjustments to the basis of any member of the Borrower Group’s interest in accordance with GAAP; or

(b)                                 any Acquisition where, upon completion of the Acquisition, the person acquired will not be a Subsidiary of UPC Broadband or where UPC Broadband or one of its Subsidiaries which is a member of the Borrower Group will own directly or indirectly no more than a 50 per cent. interest in the asset or assets constituting the acquired business (a JV Minority Acquisition) and where:

(i)                                     the business of the acquired entity or the business acquired, as the case may be, is of the same nature as the business of the Borrower Group as at the Effective Date and is carried out principally in Europe or in Chile;

(ii)                                  in the case of any JV Minority Acquisition where the Acquisition Cost is €40,000,000 or greater, UPC Broadband delivers to the Facility Agent within 15 days of the date of any such JV Minority Acquisition:

(A)                               a Borrower Group Business Plan which in relation to any JV Minority Acquisition must contain cash flow projection which show that the sum of the undrawn Total Facility A Commitments (as defined in the Existing Facility Agreement), any undrawn Additional Facility Commitments that are available to be drawn for the general corporate and working capital purposes of the Borrower Group, and Unrestricted Cash, taking into account the proposed JV Minority Acquisition, is projected to be greater than €100,000,000 on the date on which financial covenants relating to the eleventh quarterly Accounting Period after the quarterly Accounting Period in which the Acquisition is made are tested under Clause 24 (Financial Covenants);

(B)                               an Acquisition Business Plan; and

(C)                               the most recent six months management accounts of or relating to the Target, together with a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(iii)                               no Default has occurred and is continuing or would be caused by the JV Minority Acquisition; and

(iv)                              other than in the case of a JV Minority Acquisition where the Acquisition Cost is less than €40,000,000 UPC Broadband delivers to the Facility Agent within 15 days of the date of any JV Minority Acquisition a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the ratio of Senior Debt to Annualised EBITDA of the Borrower Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 23.2(a) or (b) (Financial information) (the Relevant Ratio Period) but adding to the:

(A)                               amount of Senior Debt used in such calculation any net increase in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Debt used in such calculation any net deduction in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period (in each case taking into account the amount of Senior Debt used to fund the Acquisition Cost); and

(B)                               Annualised EBITDA of the Borrower Group the Annualised EBITDA of the Target for the Relevant Ratio Period,

the ratio of Senior Debt to Annualised EBITDA of the Borrower Group would be less than the higher of:

(1)                                 4.0:1; and

(2)                                 the ratio of Senior Debt to Annualised EBITDA of the Borrower Group for the Relevant Ratio Period.

For the purposes of this paragraph (b)(iv), Senior Debt shall be determined as defined under Clause 17.1 (Financial definitions) and then adjusted by (Y) making the additions and subtractions permitted under paragraph (b)(iv)(A) above and (Z) reducing Senior Debt by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time as stated on the consolidated financial statements of the Borrower Group on the last day of the Relevant Ratio Period after giving effect to any increase or decrease in those amounts since that date.

All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Agent’s Spot Rate of Exchange at the relevant time.

Permitted Payment has the meaning given to it in Clause 23.13(c) (Restricted Payments).

Permitted Security Interest means:

(a)                                 any Security Interest arising hereunder or under any Security Document;

(b)                                 any Security Interest arising under any Existing Security Document;

(c)                                  any liens arising in the ordinary course of business by way of contract which secure indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided);

(d)                                 any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the books of the Borrower Group (or, as the case may be, UPC Broadband Holdco) in respect of the same in accordance with GAAP;

(e)                                  any Security Interests approved in writing by the Agent (acting on the instructions of the Majority Lenders);

(f)                                   any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(g)                                  rights of set-off arising in the ordinary course of business;

(h)                                 any Security Interest securing any Financial Indebtedness referred to in Clause 23.12(b)(xi) (Restrictions on Financial Indebtedness), provided that (A) such Security Interest was not created in contemplation of the acquisition of such company, (B) the debt secured by such Security Interest is not increased beyond that secured at the date the company in question is acquired and such Security Interest secures only that debt and (C) such Encumbrance is discharged within 12 months of completion of the relevant acquisition;

(i)                                     any Security Interest over non-Distribution Business Assets referred to in Clause 23.12(b)(xii) (Restrictions on Financial Indebtedness), securing Financial

Indebtedness described therein or any other obligation in respect of such non-Distribution Business Assets;

(j)                                    Security Interests arising under agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) building; (B) cars; and (C) other operational equipment;

(k)                                 any Security Interest securing Financial Indebtedness arising under the Permitted Borrower Group Revolving Credit Facility or the Permitted Borrower Group Guarantee Facilities provided that any such Security Interest will constitute a Security Interest over assets that are not secured or required to be secured as at the date of the Amendment Agreement under the Finance Documents or the Existing Finance Documents;

(l)                                     any Security Interest over the deposit arrangement, or any other similar arrangement, to be made by a member of the Borrower Group to the lenders under or in connection with the VTR Facility by no later than the date on which the deposit arrangement, or any other similar arrangement is made;

(m)                             any Security Interest over the VTR Facility or any Security Interest securing the Financial Indebtedness incurred by VTR GlobalCom SA under the VTR Facility; and

(n)                                 any Security Interests not falling within paragraphs (a) to (m)(k) above and securing indebtedness (other than indebtedness in relation to an Acquisition) not exceeding €100,000,000 (or its equivalent).

Plan means a plan that is subject to section 302 or regulated by Title IV of ERISA maintained by any member of the Borrower Group or any ERISA Affiliate currently or at any time within the last five years, or to which any member of the Borrower Group or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Pledge of Subordinated Shareholder Loans means the deed of pledge and subordination of Subordinated Shareholder Loans entered into between certain Restricted Persons and the Security Agent listed in subparagraph 3(b) of Schedule 7 (Security Documents) and any other deed of pledge entered into pursuant to any such deed of pledge or Clause 23.24(a) (Shareholder Loans).

Polska Holdco means:

(a)                                 UPC Poland Holding B.V. (previously called UPC Telecom NV); and

(b)                                 if the entity referred to in (a) above:

(i)                                     consolidates with or merges with or is acquired by any other person or persons; or

(ii)                                  directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons,

the successor person (including any Holding Company which holds all the shares of Polska Holdco) formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.

Priority Pledge means the pledge entered into between UPC Broadband as pledgee and Priority Telecom Netherlands N.V. as pledgor dated 30 August 2002 in relation to telephony switches.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

Rate Fixing Day means:

(a)                                 the second Business Day before the Utilisation Date of an Advance denominated in US Dollars; or

(b)                                 the second TARGET Day before the Utilisation Date of an Advance denominated in euros,

or such other day on which it is market practice in the London or, as the case may be, European interbank market for leading banks to give quotations in the relevant currency for delivery on the first day of the relevant Utilisation Date.

Ratio Period has the meaning given to it in Clause 24.1 (Financial definitions).

Reference Banks means, subject to Clause 33.5 (Reference Banks), the principal London offices of JPMorgan Chase Bank, The Toronto-Dominion Bank and CIBC World Markets plc.

Related Fund means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is administered or managed by (a) that Lender, (b) any Affiliate of that Lender or (c) the same investment adviser (or an Affiliate of that investment adviser) that administers or manages that Lender.

Relevant Convertible Preference Shares means, at any time, convertible preference shares issued by a member of the UGCE Borrower Group but excluding:

(a)                                 convertible preference shares that cannot in accordance with their terms be redeemed for cash:

(i)                                     before the date on which all amounts outstanding under the Finance Documents and the Existing Finance Documents have been repaid or prepaid in full; or

(ii)                                  (if they can be redeemed for cash before that date) until the ratio of Senior Debt (which shall, for the purpose of this paragraph, be determined as defined under Clause 17.1 (Financial definitions) except that it shall also be reduced by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time as stated on the consolidated financial statements of the Borrower Group most recently provided) to Annualised EBITDA (i) is 3.5:1 or less for the two immediately preceding consecutive Ratio Periods and (ii) will be less than 3.5:1 immediately after such cash redemption; and

(b)                                 convertible preference shares issued by a member of the UGCE Borrower Group and subscribed for by a member of the Wider Group.

Relevant Eastern European Subsidiary means any Subsidiary of any Obligor which Subsidiary is incorporated and has all its material operations in Eastern Europe, provided that the aggregate of the contributions of the Relevant Eastern European Subsidiaries to the consolidated EBITDA of the Borrower Group attributable to Eastern Europe does not exceed in aggregate 10 per cent.

For the purposes of this definition, consolidated EBITDA of the Borrower Group or any Subsidiary of an Obligor shall be determined by reference to the 12 month period ending on the most recent date in respect of which financial statements have been delivered to the Facility Agent under Clause 23.2(b) (Financial information).

Relevant Event means a Default in relation to (a) Clause 25.2 (Non-payment) or (b) Clause 24.2 (Financial ratios).

Repayment Instalment has the meaning given to that term in Clause 13.1 (Repayment of Advances).

Reportable Event means:

(a)                                 an event specified as such in section 4043 of ERISA or any regulation promulgated thereunder, with respect to a Plan that is subject to Title IV of ERISA, other than an event in relation to which the requirement to give 30 days notice of that event is waived by any regulation; or

(b)                                 a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA with respect to a Plan that is subject to such sections of the Code and ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

Request means a request made by a Borrower to utilise any of the Facilities and, subject to Clause 12.2 (Form of Request), substantially in the form of Part 1 of Schedule 4 (Form of Request).

Requested Amount means the amount requested in a Request.

Restricted Payment has the meaning given to it in Clause 23.13(b) (Restricted Payments).

Restricted Person means UGCE Inc., UPC, LGEF, UPC Holding, any other company (not being a member of the Borrower Group) which is a Subsidiary of, or an Associated Company of, UGCE Inc. (other than Associated Companies of UGCE Inc. which are its Associated Companies by virtue of controlling UGCE Inc. or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in UGCE Inc.).

Restricted Person’s Framework Agreement means the Framework Agreement as defined in any Pledge of Subordinated Shareholder Loans.

Restructuring means the transfer of share capital and intercompany receivables that took place prior to the Signing Date so that the Borrower Group was restructured to consist of UPC Broadband and its Subsidiaries as described in the structure chart set out at Schedule 8 (Borrower Group Structure).

Sale and Purchase Agreements means the following sale and purchase agreements relating to the sale and transfer of shares and receivables entered into on 9 April 2003 between:

(a)                                 UPC, LGEF, UPC Holding, UPC Broadband and UPC Broadband Operations B.V. (previously called UPC Operations B.V.);

(b)                                 UPC, LGEF, UPC Holding and UGC Europe Services B.V. (previously called UPC Services B.V.);

(c)                                  UPC, LGEF, UPC Holding, UPC Broadband and UPC Broadband Holding Services B.V. (previously called UPC Holding Services B.V.); and

(d)                                 UPC, LGEF, UPC Holding, UPC Broadband and UPC Services Ltd.

Screen Rate means:

(a)                                 in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen.  If that page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with UPC Broadband and the Lenders.

Security Deed means the Security Deed dated 16 January 2004 between, among others, each Obligor, the Facility Agent, the Security Agent, the Lenders, the High Yield Hedging Banks and each Subordinated Creditor and includes each Deed of Accession (as defined in the Security Deed) entered into in relation to the Security Deed.

Security Documents means:

(a)                                 the documents listed in Schedule 7 (Security Documents); and

(b)                                 such other security documents as may from time to time be entered into in favour of any Beneficiary pursuant to any of the Finance Documents (including without limitation any other Obligor Pledge of Shareholder Loans or Pledge of Subordinated Shareholder Loans, any security document referred to in Clause 23.22 (UPC Broadband Pledged Account), Clause 23.23 (Share security) or Clause 23.25 (Further security over receivables) and any security document provided to the Security Agent in connection with the accession of an Additional Obligor pursuant to Clause 33.4 (Additional Obligors) and Part 2 of Schedule 2 (Conditions Precedent Documents) or otherwise.

Security Interest means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.

Security Provider’s Deed of Accession has the meaning given to it in the Security Deed.

Senior Beneficiary has the meaning given to the term in the Security Deed.

Senior Debt has the meaning given to it in Clause 24.1 (Financial definitions).

Senior Hedging Agreements means any Cash Flow Hedging Agreement and all interest rate and/or currency swap and/or interest rate and/or currency cap and/or other interest rate and/or currency hedging agreements entered into or to be entered into by any member of the Borrower Group with any of the Senior Hedging Banks from time to time in relation to the Borrower Group’s floating rate interest exposure and/or currency exposure.

Senior Hedging Bank means a Lender or its Affiliate as defined in the Existing Facility Agreement or a Lender or its Affiliate as defined in this Agreement which is or becomes a party to the Existing Security Deed as a senior hedging bank.

Serviceable Subordinated Debt means any Financial Indebtedness not prohibited by the Finance Documents or the Existing Finance Documents (including, for the avoidance of doubt, High Yield Notes and Relevant Convertible Preference Shares) which is raised by an entity that is not a member of the Borrower Group, all or part of, the proceeds of which are on-lent directly or indirectly to a member of the Borrower Group by a Subordinated Creditor by means of a Subordinated Shareholder Loan provided that, all or part of, such proceeds are applied in permanent prepayment and cancellation of the Facilities in accordance with this Agreement or of the Existing Facility in accordance with the Existing Facility Agreement.

Shareholder means UGCE Inc. or a UGCE Inc. Subsidiary.

Shareholders’ Agreements means the agreements listed in Schedule 9 (Shareholders’ Agreements).

Signing Date means the date of this Agreement.

Sterling means the lawful currency for the time being of the United Kingdom.

Subordinated Creditor means any Restricted Person who has, at any relevant time, entered into a Pledge of Subordinated Shareholder Loans and the Security Deed or a Security Provider’s Deed of Accession.

Subordinated Shareholder Loans means any Financial Indebtedness of any member of the Borrower Group owed to a Subordinated Creditor.

Subsidiary of a person means any company or entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership of such company or entity).

Target means any assets or entity which is or are the subject of an Acquisition in accordance with the terms of this Agreement.

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement (TARGET) System is operating.

Taxes or Tax means all present and future taxes, imposts, duties, levies, fees or charges of a similar nature, together with interest thereon and penalties in respect thereof.

Telecommunications and Cable Law means all laws, statutes, regulations and judgments relating to telecommunications, cable television and data services applicable to any member of the Borrower Group and/or the business carried on by any member of the Borrower Group in any jurisdiction in which a member of the Borrower Group is incorporated or formed or in which such member has its principal place of business or owns any material assets.

Telekabel Wien means Telekabel Wien GmbH a company incorporated under the laws of Austria with its corporate seat at Erlachgasse 116, 1100 Wien, Austria and with registration number FN 84116a.

Total Additional Facility Commitments means in relation to an Additional Facility, the aggregate for the time being of the Additional Facility Commitments for that Additional Facility.

Total Cash Interest has the meaning given to it in Clause 24.1 (Financial definitions).

Total Commitments means the aggregate for the time being of the aggregate Total Additional Facility Commitments for all Additional Facilities.

Total Debt has the meaning given to it in Clause 24.1 (Financial definitions).

UGC means:

(a)                                 UnitedGlobalCom, Inc. a corporation incorporated in the State of Delaware, United States and, as of the Signing Date, having its business office at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237 U.S.A.; and

(b)                                 if the entity referred to in (a) above:

(i)                                     consolidates with or merges with any other person or persons; or

(ii)                                  directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons,

the successor person formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.

UGCE Borrower Group means:

(a)                                 UGCE Inc.;

(b)                                 any other company of which UPC Broadband is a Subsidiary and which is a Subsidiary of UGCE Inc.; and

(c)                                  UPC Holding II.

UGCE Inc. means:

(a)                                 UGC Europe Inc. a company organised under the laws of the State of Delaware; and

(b)                                 if the entity referred to in (a) above:

(i)                                     consolidates with or merges with any other person or persons; or

(ii)                                  directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons,

the successor person formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.

UGCE Inc. Subsidiary means:

(a)                                 any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50 per cent. of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions); or

(b)                                 any partnership, joint venture limited liability company or similar entity of which more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly indirectly, by:

(i)                                     UGCE Inc;

(ii)                                  UGCE Inc. and one or more UGCE Inc. Subsidiaries; or

(iii)                               one or more UGCE Inc. Subsidiaries.

For the purposes of the above definition:

Capital Stock of any UGCE Inc. Subsidiary means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such UGCE Inc. Subsidiary, including any Preferred Stock, but excluding any debt securities convertible into such equity; and

Preferred Stock, as applied to the Capital Stock of any UGCE Inc. Subsidiary, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such UGCE Inc. Subsidiary, over shares of Capital Stock of any other class of such UGCE Inc. Subsidiary.

United States or US means the United States of America.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Cash has the meaning given to that term under GAAP.

Unrestricted Subsidiary means each Subsidiary of UPC Broadband and, prior to the Restructuring, each Subsidiary of each Obligor that is not a Subsidiary of UPC Broadband, the acquisition cost of which and whose on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Borrower Group by way of drawings under the Facilities and which is designated by UPC Broadband in writing as an Unrestricted Subsidiary.

UPC means United Pan-Europe Communications N.V., a public limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

UPC Austria means UPC Austria Holding B.V. a private limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

UPC Broadband Holdco means the immediate Holding Company of UPC Broadband from time to time, being UPC Holding as of the Signing Date.

UPC Broadband Pledged Account has the meaning given in Clause 23.22(b) (UPC Broadband Pledged Account).

UPC Financing means UPC Financing Partnership, a general partnership formed under the laws of Delaware, United States with its principal place of business at 4643 South Ulster Street, Suit 1300, Denver, Colorado 80237, USA.

UPC Holding means UPC Holding B.V., a limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

UPC Holding II means UPC Holding II B.V., a limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

UPC Polska means UPC Polska LLC.

US Borrower means any Additional Borrower under this Agreement which is incorporated or formed under the laws of a State of the United States or that resides or has a domicile, a place of business or property in the United States.

US Dollars and US$ means the lawful currency for the time being of the United States.

US Obligor has the meaning given to it in Clause 25.6(c) (Insolvency).

Utilisation Date means the date specified as such in the relevant Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.

VAT means value added or similar tax.

VTR Acquisition means the Acquisition of VTR GlobalCom S.A. (directly or indirectly by the acquisition of its Holding Company) and its Subsidiaries by a member of the Borrower Group.

VTR Facility means the senior secured credit facility agreement dated 20 September 2006 and made between VTR GlobalCom S.A. and International Communications LLC as the original borrowers, Citigroup Global Markets Inv, TD Securities (USA) LLC, BNP Paribas Securities Corp. and Santander Investment Securities Inc. as arrangers, Toronto Dominion (Texas) LLC as facility agent and Citibank, N.A., Agencia En Chile as collateral agent.

VTR Group means United Chile LLC (or the relevant Holding Company of VTR GlobalCom S.A.) and its Subsidiaries.

Western Europe means the countries that comprise (i) the European Union from time to time or as of a specified date as selected by the Borrower, being a date more recent than the Effective Date and (ii) Norway and Switzerland.

Wider Group means UGCE Inc. and each of its Affiliates including (for the avoidance of doubt) UGC, Liberty Global, Inc. and Liberty Media International, Inc. or any of their respective Subsidiaries.

8.2                               Construction

(a)                                 In this Agreement, unless the contrary intention appears, a reference to:

(i)                                 a document being in the agreed form means a document (A) in a form previously agreed in writing by or on behalf of the Facility Agent and UPC Broadband, or (B) in a form substantially as set out in any Schedule to any Finance Document, or (C) (if not falling within (A) or (B) above) in form and substance satisfactory to the Lenders and initialled by or on behalf of the Facility Agent and UPC Broadband for the purposes of identification;

amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

assets includes all or any part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

references to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the day on which the calculation falls to be made for spot delivery as determined by the Facility Agent in accordance with its customary practices;

European interbank market means the interbank market for euro operating in Participating Member States;

a guarantee includes a reference to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and guaranteed shall be construed accordingly;

indebtedness is a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that month;

permanent prepayment and cancellation means, in relation to any facility, a permanent prepayment of outstanding advances under that facility with a corresponding permanent cancellation of the total commitments in relation to that facility;

a person includes any individual, firm, company, corporation, unincorporated body of persons or any state or any of its agencies;

a regulation includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, only if compliance therewith is in accordance with the general practice of the relevant persons to whom it is intended to apply or, in the case of Clause 19 (Increased Costs) only, the relevant Finance Party or its Holding Company) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(A)                               a provision of a law is a reference to that provision as amended, re-enacted or extended;

(B)                               a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(C)                               a person includes its successors, transferees and assigns;

(D)                               (or to any specified provision of) this Agreement or any other document shall be construed, save where expressly provided to the contrary in this Agreement, as a reference to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Facility Agent, all of the Lenders or the Majority Lenders (as the case may be);

(E)                                other than in the definition of EURIBOR in Clause 8.1 (Definitions), a time of day is a reference to London time; and

(F)                                 words importing the plural include the singular and vice versa.

(b)                                 Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)                                  The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(e)                                  Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

8.3                               Existing Facility Agreement

(a)                                 Unless expressly stated to the contrary, and subject to paragraph (b), references in any of the Finance Documents to the Existing Finance Documents and to terms defined in, and provisions of, any of the Existing Finance Documents, shall be references to the relevant Existing Finance Document and such terms and provisions as at the Effective Date, as the same may be amended with the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders) from time to time.

(b)                                 References in any of the Finance Documents to any Finance Party (as defined in the Existing Facility Agreement) shall include such Finance Party’s permitted successors, transferees or assigns from time to time.

9.                                      THE FACILITIES

9.1                               [Intentionally left blank]

9.2                               Additional Facilities

(a)                                 Any person may, subject to the terms of this Agreement, become a Lender by delivering to the Facility Agent an Additional Facility Accession Agreement in each case duly completed and executed by that person, , UPC Broadband and, if the Additional Facility is to be granted to an Additional Borrower, the relevant Additional Borrower.  If, on the date the Additional Facility Accession Agreement becomes effective, it is a requirement under Dutch law that a Lender needs to be qualified as a Professional Market Party, such Lender must make the declaration and representation set out in paragraph 4 of the Additional Facility Accession Agreement.  That person shall become a Lender on the date specified in the Additional Facility Accession Agreement.

(b)                                 Upon the relevant person becoming a Lender, the Total Commitments shall be increased by the amount set out in the relevant Additional Facility Accession Agreement as that Lender’s Additional Facility Commitment.

(c)                                  Each Lender will grant to the relevant Borrower a term loan facility in the amount specified in the relevant Additional Facility Accession Agreement in euros,  US Dollars or an Additional Currency (as applicable) during the Additional Facility Availability Period specified in the Additional Facility Accession Agreement, subject to the terms of this Agreement.

(d)                                 The execution by UPC Broadband and the relevant Borrower of an Additional Facility Accession Agreement constitutes confirmation by each Guarantor that its obligations under Clause 21 (Guarantee) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

9.3                               Overall facility limits

(a)                                 The aggregate amount of all outstanding Advances under an Additional Facility shall not at any time exceed the relevant Total Additional Facility Commitments for that Additional Facility.

(b)                                 The aggregate amount of the participations of a Lender in Advances under an Additional Facility shall not at any time exceed that Lender’s Additional Facility Commitment for that Additional Facility at that time.

9.4                               Number of Requests and Advances

(a)                                 No more than one Request may be made under each Additional Facility unless an Additional Facility Accession Agreement specifies otherwise, in which case the maximum number of requests for Advances under that Additional Facility will be as set out in that Additional Facility Accession Agreement.

(b)                                 Unless the Facility Agent agrees otherwise, no more than five Advances may be outstanding at any one time under each Additional Facility (other than Additional Facilities that can be redrawn) and no more than ten Advances may be outstanding at any one time under each Additional Facility that can be redrawn.

9.5                               Nature of a Finance Party’s rights and obligations

(a)                                 The obligations of a Finance Party under the Finance Documents are several.  Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of a Finance Party under the Finance Documents are divided rights.  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

(c)                                  Each of the Obligors and each of the Finance Parties agrees that the Security Agent shall be the joint and several creditor (hoofdelijk crediteur) of each and every obligation of any Obligor towards each of the Finance Parties under any Finance Document, and that accordingly the Security Agent will have its own independent claim as creditor and not as agent against each Obligor to demand performance by the relevant Obligor of those obligations.  However, any discharge of any such obligation to either of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(d)                                 Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the prior written consent of the relevant Finance Party.  However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document or the Security Deed as contemplated by the Finance Documents (or to do any act reasonably incidental to any of the foregoing).

9.6                              UPC Broadband as Obligors’ agent

Each Obligor:

(a)                                 irrevocably authorises and instructs UPC Broadband to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf (including but not limited to amendments and variations and execution of any new Finance Documents) and take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(b)                                 confirms that it will be bound by any action taken by UPC Broadband under or in connection with the Finance Documents.

9.7                               Actions of UPC Broadband as Obligors’ agent

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(a)                                 any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by UPC Broadband;

(b)                                 UPC Broadband acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(c)                                  the failure (or purported failure) by or inability (or purported inability) of UPC Broadband to inform any Obligor of receipt by it of any notification under this Agreement or any other Finance Document.

10.                               PURPOSE

10.1                        Purpose

Each Advance will be applied to finance the general corporate and working capital purposes of the Borrower Group, including, without limitation, to finance capital expenditure and the making of Acquisitions by the Borrower Group (to the extent permitted by this Agreement) and the repayment or prepayment of any Facilities or Existing Facilities.

10.2                        Lender’s declarations and representations as Professional Market Party

(a)                                 Each Lender under an Additional Facility made available to a Dutch Borrower makes the following declarations and representations to those relevant Dutch Borrowers:

(i)                                     it is a Professional Market Party; and

(ii)                                  it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties.

(b)                                 Each declaration and representation set out in paragraph (a) above is made by each relevant Lender on the 2006 Amendment Effective Date and on each date that this Agreement is amended, restated or supplemented.

(c)                                  If on the date on which a Dutch Borrower accedes to this Agreement, it is a requirement under Dutch law that a Lender needs to be qualified as a Professional Market Party in respect of Advances to be made to that Dutch Borrower, each then current Lender under an Existing Facility or an Additional Facility to which that Dutch Borrower is a Borrower shall make the declaration and representation set out under paragraph (a) above to such Dutch Borrower.

10.3                        No monitoring

Without affecting the obligations of the Borrowers in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

11.                               CONDITIONS PRECEDENT

11.1                        Documentary conditions precedent

(a)                                 This Agreement will take effect on the day falling no less than five Business Days after the Signing Date (the Effective Date) on which the Facility Agent notifies UPC Broadband and the Lenders that it has received written confirmation from the Existing Facility Agents that the conditions precedent in Clause 9(b) of the amendment and restatement agreement dated on or about the date of this Agreement between, inter alia, UPC Broadband and the Existing Facility Agents amending and restating the Existing Facility Agreement have been either satisfied or waived and that such agreement is effective.

(b)                                 No Borrower may draw an Advance under this Agreement until the Facility Agent has notified UPC Broadband and the Lenders that it has received all of the documents set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.

(c)                                  The Facility Agent will confirm to UPC Broadband and to the Existing Facility Agents that it has received the documents referred to in paragraph (b) above as soon as practicable upon receiving all of them in form and substance satisfactory to it.

11.2                        Further conditions precedent

The obligations of each Lender in respect of each Advance are subject to the further conditions precedent that:

(a)                                 on the date of the Request for that Advance and on the proposed Utilisation Date the representations and warranties in Clause 22 (Representations and Warranties) to be repeated on those dates are and will be immediately after the relevant Advance is drawn down correct in all material respects;

(b)                                 on the date of the Request for that Advance and on the proposed Utilisation Date no Default is outstanding or would result from the proposed Advance;

(c)                                  on the date of the Request for that Advance and on the proposed Utilisation Date no Change of Control has occurred where the event has not been waived by the Majority Lenders; and

(d)                                 the relevant Borrower confirms to the Facility Agent in the Request that the proceeds of such Advance are only to be applied in accordance with Clause 10.1 (Purpose) and specifies the relevant purpose of the proposed Advance in such Request.

11.3                        Pro forma covenant compliance

No Borrower may Request or obtain any Advance in an amount which, when aggregated with all other Advances (and all Advances (other than Rollover Advances) (in each case as defined in the Existing Facility Agreement)) (the Relevant Advances) made since the last day of the most recent Ratio Period ending prior to the proposed date of that Advance for which financial statements have been delivered pursuant to Clause 11.1 (Documentary conditions precedent) or Clause 23.2(a) or (b) (Financial information) (the Relevant Ratio Period) would cause UPC Broadband to fail to be in compliance with the financial ratios set out in Clause 24.2 (Financial ratios) for the Relevant Ratio Period, if such financial ratios were re-tested for the Relevant Ratio Period after adding the aggregate amount of all such Relevant Advances to the amount of Senior Debt and Total Debt used in calculating such ratios.

11.4                        Deferred Acquisition Costs

Where a member of the Borrower Group has made an Acquisition permitted by Clause 23.11 (Acquisitions and mergers), no Borrower may Request, or apply the proceeds of, any Advance for the purpose of paying any consideration referred to in paragraph (a) of the definition of Acquisition Cost in relation to that Acquisition, unless UPC Broadband delivers to the Facility Agent on or before the date of each relevant Request:

(a)                                 where the Acquisition Cost of the acquisition was greater than €100,000,000 and no more than €150,000,000, a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband and certifying; or

(b)                                 where the Acquisition Cost of the acquisition was greater than €150,000,000, financial projections based on assumptions which are no more aggressive (when taken as a whole) than those used in the preparation of the Business Plan which demonstrate, that the Borrowers will be in compliance with Clause 13 (Repayment) and the undertakings set out in Clause 24 (Financial Covenants) for the period from the Utilisation Date of such Advance (taking into account (i) the Acquisition Cost of such acquisition (but deducting from that Acquisition Cost the value of any consideration referred to in paragraph (a) of the definition of Acquisition Cost which has yet to be paid or delivered), (ii) the amount of such Advance and (iii) financial projections relating to the acquired business or asset(s)) to the Final Maturity Date.

12.                               ADVANCES

12.1                        Delivery of Request

Subject to the terms of this Agreement, a Borrower may request an Advance by delivering to the Facility Agent by not later than 11.00 a.m. on the third Business Day before the Utilisation Date or (if applicable) by not later than the time specified in the relevant Additional Facility Accession Agreement, a duly completed Request.

12.2                        Form of Request

Each Request shall specify (where applicable):

(a)                                 the relevant Facility and the corresponding Utilisation Date which shall be a Business Day falling during the relevant Additional Facility Availability Period;

(b)                                 the currency of the proposed Advance (which must be euros, US Dollars or an Additional Currency (in each case as specified in the relevant Additional Facility Accession Agreement));

(c)                                  the principal amount of the proposed Advance which:

(i)                                   for an Advance denominated in euros, shall be a minimum amount of €10,000,000;

(ii)                                for an Advance denominated in US Dollars, shall be a minimum amount of US$10,000,000; and

(iii)                             for an Advance denominated in any Additional Currency, shall be a minimum amount equivalent to €10,000,000 (in each case using the Agent’s Spot Rate of Exchange on the date of receipt by the Agent of the Request and rounded up to the nearest million units in the relevant Additional Currency);

(d)                                 the Interest Period of the Advance, which must be a period complying with Clause 15 (Interest); and

(e)                                  unless previously notified to the Facility Agent in writing and not revoked the details of the bank and account to which the proceeds of the proposed Advance are to be made available, which must comply with Clause 16 (Payments).

Subject to the terms of this Agreement, each Request shall be irrevocable and the relevant Borrower shall be bound to borrow an Advance in accordance with such Request.

12.3                        Notification to the Lenders

The Facility Agent shall promptly notify each Lender participating in the relevant Advance of each Request for an Advance and the amount of its participation in the Advance.

12.4                        Participations in Advances

(a)                                 Subject to the terms of this Agreement, each Lender shall, on the date specified in any Request for an Advance, make available to the Facility Agent for the account of the relevant Borrower the amount of its participation in that Advance.  All such amounts shall be made available to the Facility Agent in accordance with Clause 16.2 (Funds) for disbursement to or to the order of the relevant Borrower in accordance with the provisions of this Agreement.

(b)                                 The amount of a Lender’s participation in an Advance will be the proportion (applied to the amount set out in the Request) which its relevant Additional Facility Commitment bears to the relevant Total Additional Facility Commitments.

(c)                                  Advances denominated in euro will only be made available in the euro unit.

13.                               REPAYMENT

13.1                        Repayment of Advances

(a)                                 Each Borrower must repay the Advances made to it in accordance with the provisions of the relevant Additional Facility Accession Agreement, which shall provide, subject to paragraph (b) below, for repayment of the relevant Additional Facility to be made:

(i)                                     in full on the relevant Final Maturity Date; or

(ii)                                  by payment of instalments (each a Repayment Instalment) on any date or dates up to and including the relevant Final Maturity Date.  Each Repayment Instalment shall be in the amount and on the date or dates set out in or calculated in accordance with the relevant Additional Facility Accession Agreement.

(b)                                 (i)                                     The aggregate Original Euro Amount of each:

(A)                               Repayment Instalment; and

(B)                               amount of any Facility A Advances (as defined in the Existing Facility Agreement) repaid or prepaid pursuant to clause 13.1(a) (Repayment of Advances) of the Existing Facility Agreement,

on any date falling prior to 1 July 2009 (each a Relevant Date) shall not exceed:

(ii)                                 (A)                                the cumulative amount in euros set out in column (2) below opposite the current repayment date set out in column (1) below which immediately precedes that Relevant Date, minus

(B)                               the aggregate Original Euro Amount of each amount referred to in paragraphs (b)(i)(A) and (b)(i)(B) above repaid or prepaid on any date during the period from 2 December 2004 to (but excluding) that Relevant Date.

(1)	(2)
current repayment dates	cumulative amount
30 June 2005	€4,017,079
31 December 2005	€6,025,618
30 June 2006	€215,174,782
31 December 2006	€596,336,446
30 June 2007	€944,235,611
31 December 2007	€1,208,734,775
30 June 2008	€2,038,469,660
31 December 2008	€2,134,879,545
30 June 2009	€3,156,732,530

13.2                        Notification

The Agent shall notify the relevant Lender(s) and UPC Broadband of US Dollar or Additional Currency amounts (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained under this Agreement.

14.                               CANCELLATION AND PREPAYMENT

14.1                        Automatic Cancellation of the Commitments

The undrawn Additional Facility Commitment under each Additional Facility shall be automatically cancelled at the close of business in London on the last day of the relevant Additional Facility Availability Period.

14.2                        Voluntary cancellation

(a)                                 UPC Broadband may, by delivering to the Facility Agent a duly completed Cancellation Notice not less than five Business Days prior to the due date of cancellation, cancel the unutilised portion of the Total Additional Facility Commitments in whole or in part (but, if in part, in an aggregate minimum Original Euro Amount of €10,000,000) in such proportions as UPC Broadband may specify in the Cancellation Notice on the date specified in the Cancellation Notice.  Any cancellation in part shall be applied against the relevant Additional Facility Commitment of each Lender pro rata.

(b)                                 If, at any time on or after the date of issuance of a Cancellation Notice in accordance with either paragraph (a) above or Clause 7.3(a) (Voluntary prepayment) below but prior to the cancellation or prepayment date specified therein (any such Cancellation Notice being an “Active Cancellation Notice”), the Facility Agent is required to determine whether sufficient Lenders have consented to an amendment and/or waiver of any term of the Finance Documents pursuant to Clause 25 (Amendments and Waivers) then the Facility Agent, in making that determination, shall:

(i)                                     disregard any undrawn Additional Facility Commitment of any Lender which is due to be cancelled pursuant to any Active Cancellation Notice in existence at that time; and

(ii)                                  disregard the outstanding Advances of any Lender which are due to be prepaid in accordance with any Active Cancellation Notice in existence at that time, provided that, notwithstanding the irrevocable nature of an Active Cancellation Notice, to the extent that any such prepayment is not made on the date specified in the corresponding Active Cancellation Notice then the amount of the relevant outstanding Advances shall not be disregarded and the rights of the applicable Lender(s) to participate in the relevant voting process shall be fully reinstated with retroactive effect from the date of the corresponding Active Cancellation Notice.

14.3                        Voluntary prepayment

(a)                                 UPC Broadband may, by delivering to the Facility Agent a duly completed Cancellation Notice not less than five Business Days prior to the due date of prepayment, prepay the whole or any part, (but if in part in an aggregate minimum Original Euro Amount of €10,000,000) of the outstanding Advances made to a Borrower under any Additional Facility.

(b)                                 Any voluntary prepayment made under paragraph (a) above will be applied against the Additional Facilities in such proportion as may be specified by UPC Broadband in the notice of prepayment and:

(i)                                     (in the case of any Additional Facility which may be redrawn following prepayment) against all outstanding Advances under such Additional Facility pro rata or against such Advances as UPC Broadband may designate in the Cancellation Notice; and

(ii)                                  (in the case of any other Additional Facility) against all the outstanding Advances made under the relevant Additional Facility pro rata (and, if applicable, against the Repayment Instalments for the relevant Additional Facility or Additional Facilities in such order as may be specified by UPC Broadband).

14.4                        Change of Control

(a)                                 If:

(i)                                     UGC ceases:

(A)                               directly or indirectly to own more than 50 per cent. of the issued share capital of UGCE Inc.; and

(B)                               to Control UGCE Inc.; or

(ii)                                  UGCE Inc. does not or ceases to own, directly or indirectly through one or more of its Subsidiaries or other persons Controlled by it, the legal and beneficial interest in more than 50 per cent. of the voting and economic rights attaching to the issued share capital of, or otherwise ceases to Control, UPC Broadband Holdco, (except as a result of a merger or consolidation of UPC Broadband Holdco with or into a Shareholder, provided that such merger or consolidation is in accordance with paragraph (b) below); or

(iii)                               in accordance with the terms of any share pledge in favour of the Security Agent over the issued share capital of UPC Broadband Holdco and UPC Holding II, UPC Broadband Holdco does not or ceases to own directly (or indirectly through one or more of its Subsidiaries or other persons Controlled by it, subject to such Subsidiary or person complying with Clause 33.4(a) (Additional Obligors)) the legal and beneficial interest in 100 per cent. of the issued share capital of UPC Broadband and UPC Holding II or otherwise ceases to Control UPC Broadband and UPC Holding II; or

(iv)                              in accordance with the terms of the share pledges in favour of the Security Agent over the issued share capital of each of the Obligors (other than UPC Broadband Holdco, UPC Holding II, UPC Financing and UPC Broadband), UPC Broadband does not or ceases to own directly or indirectly through one or more of its Subsidiaries or other persons Controlled by it, the legal and beneficial interest in at least 75 per cent. of the voting and economic rights attaching to the issued share capital of any Obligor (other than UPC Broadband Holdco, UPC Holding II, UPC Financing or UPC Broadband) or otherwise ceases to Control such Obligor; or

(v)                                 UPC Broadband Holdco and UPC Holding II do not or cease to own, in accordance with the terms of the pledge referred to in paragraph 2 of Schedule 7 (Security Documents), the legal and beneficial interest in 100 per cent. of the partnership interests and economic rights attaching to the partnership interests of, or otherwise ceases to Control, UPC Financing,

(any of the events described in (i) to (v) above being a Change of Control):

(A)                               UPC Broadband shall promptly notify the Facility Agent upon becoming aware of a Change of Control; and

(B)                               if the Majority Lenders so require, the Facility Agent shall, by not less than 20 Business Days’ notice to UPC Broadband, cancel each Additional Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Additional Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                               UPC Broadband Holdco shall not enter into a merger or consolidation with or into a Shareholder (the resulting entity being the UPC Merged Entity) unless:

(i)                                    reasonable details of the proposed merger concerning the matters set out in paragraphs (ii) and (iii) below are provided to the Facility Agent at least 10 days before the merger is to be entered into;

(ii)                                 the UPC Merged Entity will be liable for the obligations of UPC Broadband Holdco (including the obligations under the Finance Documents), which obligations will continue in full force and effect after the merger, and entitled to the benefit of all rights of UPC Broadband Holdco; and

(iii)                              the UPC Merged Entity has entered into Security Documents (if applicable) which provide security over the same assets of at least an equivalent nature and ranking to the security provided by UPC Broadband Holdco pursuant to any Security Documents entered into by it and such Security Documents are the legal, valid and binding obligations of the UPC Merged Entity enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents).

14.5                        Mandatory prepayment from Excess Cash Flow and Relevant Convertible Preference Shares

(a)                               Subject to paragraph (b) below and Clause 14.7 (Date for prepayment), within 10 Business Days of the delivery of the Borrower Group’s audited consolidated financial statements which relate to any financial year of the Borrower Group (starting with the annual Accounting Period ending 31 December 2004) under Clause 23.2 (Financial information) the Borrowers (unless otherwise agreed in writing by the Facility Agent acting on the instructions of the Majority Lenders) shall prepay, or procure that there is prepaid, an amount of the Facilities equal to 50 per cent. of the Excess Cash Flow for such financial year.

(b)                               The Borrowers shall not be required to make any prepayments under (a) above:

(i)                                     after the date on which the Facility Agent receives financial statements delivered under Clause 23.2(b) (Financial information) which show that, for the two most recent Ratio Periods, the ratio of Senior Debt (which shall, for the purposes of this paragraph, be determined as defined under Clause 17.1 (Financial definitions) except that it shall also be reduced by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time as stated on the consolidated financial statements of the Borrower Group most recently delivered) to Annualised EBITDA is less than or equal to 4:1; or

(ii)                                 if the amount of Excess Cash Flow in respect of the relevant financial year is less than €5,000,000.

(c)                                Subject to paragraph (d) below and Clause 14.7 (Date for prepayment) UPC Broadband shall, within ten Business Days of receipt by or for the account of a member of the UGCE Borrower Group of the proceeds of an issue of Relevant Convertible Preference Shares, prepay or procure that there is prepaid an amount of the Facilities equal to 40 per cent. of the balance of the proceeds of the Relevant Convertible Preference Shares.  Such amount shall be applied pro rata against all outstanding Advances in accordance with Clause 14.8 (Order of application).

(d)                               UPC Broadband shall not be required to make any prepayments under paragraph (c) above provided that the most recently delivered financial statements provided to the Facility Agent under Clause 23.2(b) (Financial information) show that, for the two most recent Ratio Periods, the applicable ratio for the purposes of Clause 24.2(a) (Financial ratios) is 3.5:1 or less.

14.6                        Mandatory prepayment from disposal proceeds

(a)                               Other than as provided in paragraphs (b) and (c) below, on a Permitted Disposal (other than a disposal in accordance with paragraphs (b)(i) to (xiv) of Clause 23.10 (Disposals)), the Borrowers shall immediately prepay, or procure that there is prepaid, an amount of the Additional Facilities equal to four times Annualised EBITDA (calculated in accordance with Clause 23.10(c) (Disposals)) of the person or asset that is being disposed of for the Ratio Period which ends on the most recent quarterly Accounting Period end date for which financial information has been delivered to the Facility Agent under Clause 23.2 (Financial information).  Such amount shall be applied against the Additional Facilities in accordance with Clause 14.8 (Order of application).

(b)                               (i)             No prepayment in accordance with paragraph (a) above is required where the amount of any such prepayment would be less than €100,000,000; and

(ii)                                No prepayment is required in accordance with paragraph (a) above in connection with any Permitted Disposal where an amount equal to the amount that would otherwise be required to be prepaid under paragraph (a) above is promptly deposited in a Blocked Account (as defined in Clause 14.7 (Date for prepayment) below) on terms that the principal amount deposited may only be released in order to make prepayments in accordance with this Clause 14.6 or to reinvest in assets in the Permitted Business (for the avoidance of doubt, including Permitted Acquisitions and Capital Expenditure).  Any amount so deposited that has not been so reinvested (or contracted to be so reinvested) within 12 months of the relevant Permitted Disposal shall be applied in prepayment of the Additional Facilities.

(c)                                The Facility Agent may, with the approval of the Majority Lenders, waive the requirement for the Borrowers to make a prepayment in accordance with paragraph (a).  Notwithstanding any such waiver, the Borrowers shall in any event be required to prepay an amount of the Additional Facilities to ensure that the financial ratios set out in Clause 17.2 (Financial ratios) for the Latest Ratio Period (as defined in Clause 16.10(b)(xiv) (Disposals)) in respect of the relevant disposal would not be breached if such financial ratios were tested for that Latest Ratio Period taking into account (on a pro forma basis) all disposals made since the last day of that Latest Ratio Period and the amount of such prepayment.

14.7                        Date for prepayment

Each amount of the Facilities to be prepaid under Clause 14.5 (Mandatory prepayment from Excess Cash Flow and Relevant Convertible Preference Shares), Clause 14.6 (Mandatory prepayment from disposal proceeds) and Clause 24.4 (Cure provisions) shall be applied in prepayment of the Facility within the period required by the relevant Clause or deposited before the end of such period with the Security Agent or as the Security Agent may reasonably direct in an account (or accounts) (each a Blocked Account) in the name of any Obligor bearing interest at rates customarily offered by the Security Agent in such circumstances, secured (if requested by the Security Agent) by a first ranking security interest in favour of the Security Agent on behalf of the Beneficiaries, on terms that the principal amount so deposited may only be released by making the relevant prepayment on Interest Dates falling immediately thereafter, in accordance with Clause 14.8 (Order of application) (where applicable), until the prepayment obligations under Clause 14.5 (Mandatory prepayment from Excess Cash Flow and Relevant Convertible Preference Shares), 14.6 (Mandatory prepayment from disposal proceeds) and Clause 24.4 (Cure provisions) have been satisfied or otherwise as permitted under Clause 14.6(b)(ii) above.

14.8                       Order of application

(a)                               The amount of each prepayment of the Facilities made under Clauses 14.5(a) and (c) (Mandatory prepayment from Excess Cash Flow and Relevant Convertible Preference Shares) shall be applied, subject to any requirements described in this Agreement first to apply amounts in prepayment of the Existing Facilities:

(i)                                    first pro rata between outstanding Advances other than Advances that can be prepaid and re-borrowed (and, if applicable, against the Repayment Instalments for the relevant Additional Facility or Additional Facilities in such order as may be specified by UPC Broadband); and

(ii)                                 second against outstanding Advances that can be repaid or voluntarily prepaid and re-borrowed, pro rata between such outstanding Advances,

in each case with a corresponding permanent cancellation of the Total Additional Facility Commitments (pro rata between the Additional Facility Commitments of the Lenders under each Additional Facility).

(b)                               The amount of each prepayment of the Additional Facilities made under Clause 14.6 (Mandatory prepayment from disposal proceeds) shall be applied against the Additional Facilities in such proportion as may be specified to the Facility Agent by UPC Broadband not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Advances made under the relevant Additional Facility pro rata (and, if applicable, against the Repayment Instalments for the relevant Additional Facility or Additional Facilities in such order as may be specified by UPC Broadband).

(c)                             If UPC Broadband does not give a notice to the Facility Agent specifying how amounts are to be applied in prepayment under Clause 14.6 (Mandatory prepayment from disposal proceeds) within the time period specified in paragraph (b) above, the amount of the relevant prepayment shall be applied in accordance with paragraph (a) above.

14.9                        Right of prepayment and cancellation in relation to a single Lender

(a)                               If:

(i)                                     any sum payable to any Lender by a Borrower is required to be increased under Clause 17.2(c) (Tax gross-up); or

(ii)                                  any Lender claims indemnification from a Borrower under Clause 17.3 (Tax indemnity) or Clause 19.1 (Increased Costs),

a Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, in respect only of the Facilities made available to it, give the Facility Agent notice of cancellation of the Additional Facility Commitment (as applicable) of that Lender and its intention to procure the repayment of that Lender’s participation in all relevant Advances.

(b)                                 On receipt of a notice referred to in paragraph (a) above, the Additional Facility Commitment of that Lender shall each immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after a Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the relevant Borrower in that notice), the relevant Borrower shall repay that Lender’s participation in all relevant Advances.

(d)                                 Prepayments made pursuant to this Clause 14.9 shall be applied against the outstanding Advances and the outstanding Repayment Instalments (if applicable) pro rata.

14.10                 Miscellaneous provisions

(a)                                 Any Cancellation Notice delivered under this Agreement is irrevocable.  The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b)                                 All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 30.4 (Break Costs), without premium or penalty.

(c)                                  No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)                                 The amount of an Advance prepaid by UPC Broadband in accordance with Clause 14.3 (Voluntary prepayment) may, if specified in the relevant Additional Facility Accession Agreement, be re-borrowed in accordance with the terms of this Agreement.  No other amount prepaid under this Agreement may subsequently be re-borrowed.

(e)                                  No amount of any Additional Facility Commitment cancelled under this Agreement may subsequently be reinstated.

(f)                                   Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

15.                               INTEREST

15.1                        Interest rate

The rate of interest on each Advance for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of:

(a)                                 the applicable Margin; and

(b)                                 (i)                                     LIBOR (in the case of an Advance denominated in US Dollars or an Additional Currency); or

(ii)                                  EURIBOR (in the case of an Advance denominated in euros); and

(c)                                  the Mandatory Costs.

15.2                        Selection of Interest Periods

(a)                                 The Interest Period of each Advance will be the period selected in the Request for that Advance and each subsequent Interest Period will be the period selected by the Borrower by notice (a Selection Notice) to the Facility Agent received not later than the third Business Day before the end of the then current Interest Period.

(b)                                 Each Interest Period shall be one month, two, three or six months or in any case such other period not exceeding six months as the relevant Borrower and the Facility Agent (acting on the instructions of all the Lenders) may agree from time to time.  Each Interest Period for an Advance will commence on its Utilisation Date or in the case of each subsequent Interest Period the expiry of its preceding Interest Period.

15.3                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.4                       Further Adjustments to Interest Periods

If an Interest Period for an Advance would otherwise overrun the relevant Final Maturity Date, it shall be shortened so that it ends on that Final Maturity Date.

15.5                        Other adjustments

The Facility Agent and the Borrowers may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Advances.

15.6                        Notification

The Facility Agent shall notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

15.7                        Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on its Interest Date and also, in the case of any Advance with an Interest Period longer than six months, at six monthly intervals after the first day of that Interest Period for so long as the Interest Period continues.

15.8                        Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the default rate) determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted an Advance at the Margin applicable to a new Advance if it had been drawn down at such time in the currency of the Unpaid Sum for such successive Interest Periods of such duration (not being more than three months) as the Facility Agent may determine, having regard to the likely duration of the default (a Designated Term).

(b)                                 The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c)                                  Default interest will be compounded at the end of each Designated Term.

15.9                        Notification of rates of interest

The Facility Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

16.                               PAYMENTS

16.1                        Place of Payment

All payments by an Obligor or a Lender under this Agreement shall be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euros, the financial centre of such of the Participating Member States or London) as the Facility Agent may notify to the Obligor or Lender for this purpose.

16.2                        Funds

Payments under this Agreement to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

16.3                        Distribution

(a)                                 Each payment received by the Facility Agent under this Agreement for another Party shall, except as set out in paragraph (d) below and subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date of value of receipt and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of euros, in the principal financial centre of such of the Participating Member States or London) as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                                 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement in the same currency on such date or in or towards the purchase of any amount of any currency to be so applied.

(c)                                Where a sum is to be paid under this Agreement to the Facility Agent for the account of another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum.  The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount.  If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Facility Agent to reflect its cost of funds.

(d)                               Subject to paragraph (c) above, in the case of a Mid-Interest Period Transfer, the Facility Agent shall:

(i)                                    make any interest payable in respect of the principal amount that is assigned, transferred or novated under a Mid-Interest Period Transfer, that accrues on and prior to the date on which the Mid-Interest Period Transfer becomes effective, available to the Existing Lender; and

(ii)                                 make any interest payable in respect of the principal amount that is assigned, transferred or novated as a Mid-Interest Period Transfer, that accrues after the date on which the Mid-Interest Period Transfer becomes effective, available to the New Lender, such payments shall be paid (on the date of value of receipt and in the currency and funds of receipt) to the Existing Lenders’ account or the New Lenders’ account (as applicable) with such bank and in the principal financial centre of the country of the relevant currency (or in the case of euros, in the principal financial centre of one of the Participating Member States or London) as it may notify to the Facility Agent for this purpose by not less that five Business Days’ prior notice.

16.4                        Currency

(a)                               A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

(b)                               All interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)                                Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(d)                               Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in euros.

16.5                       Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

16.6                        Non-Business Days

(a)                                If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

16.7                        Partial payments

(a)                                Subject to the Security Deed, if the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Facility Agent under this Agreement;

(ii)           secondly, in or towards payment pro rata of any accrued fees (other than any commitment fees payable under Clause 27.1 (Commitment fee)) due but unpaid under Clause 27 (Fees);

(iii)          thirdly, in or towards payment to the Lenders pro rata of any accrued interest (including, where a Mid-Interest Period Transfer has taken place towards payment to the Existing Lenders and the New Lenders pro rata) and commitment fees due but unpaid under this Agreement;

(iv)                              fourthly, in or towards payment to the Lenders pro rata of any principal due but unpaid under this Agreement; and

(v)                                 fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                Subject to the Security Deed, the Facility Agent shall, if so directed by all of the Lenders, vary the order set out in subparagraphs (a)(ii) to (v) above.  The Facility Agent shall notify UPC Broadband of any such variation.

(c)                                 Paragraphs (a) and (b) above shall override any appropriation made by any Obligor.

17.                               TAX GROSS-UP AND INDEMNITIES

17.1                        Definitions

(a)                                In this Clause 17:

Protected Party means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

Treaty Lender means a Lender which is (on the date a payment falls due), entitled to that payment under a double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b)                                 In this Clause 17 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

17.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 UPC Broadband or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  If the Facility Agent receives such notification from a Lender it shall notify UPC Broadband and that Obligor.

(c)                                  Subject to Clause 17.5 (U.S. Taxes), if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                  Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                   A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate and use its reasonable efforts to complete any procedural formalities and provide any information, in each case on a timely basis, necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (or with a reduced rate of such Tax Deduction).

17.3                        Tax indemnity

(a)                                 The Obligors shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

(b)                                 Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)                                     under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)                                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or net profits received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)                                  A Protected Party making or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent in writing of the event which will give, or has given, rise to the claim, including details of the nature of the Tax due or paid by that Protected Party, following which the Facility Agent shall promptly provide such information to UPC Broadband.

(d)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Facility Agent.

17.4                        Tax Credit

(a)                                 If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)                                     a Tax Credit is attributable to that Tax Payment; and

(ii)                                  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

(b)                                 No provision of this Agreement shall:

(i)                                     interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit or oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment of Tax in priority to any other credit, relief, remission or repayment available to it, except that the Finance Party’s sole reason (acting in good faith) for not claiming or for deferring such credit, relief, remission or repayment shall not be its obligation to make a payment under this Clause 17.4; or

(ii)                                  oblige any Finance Party to disclose any information relating to its Tax or other affairs or any computations in respect thereof.

17.5                        U.S. Taxes

A US Borrower shall not be required to pay any additional amount pursuant to Clause 17.2 (Tax gross-up) in respect of United States Taxes (including, without limitation, federal, state, local or other income Taxes), branch profits or franchise Taxes with respect to a sum payable by it pursuant to this Agreement to a Lender if on the date such Lender becomes a Party to this Agreement or has designated a new Facility Office either:

(a)                                 in the case of a Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), such Lender has not provided the Borrower with two accurate and complete original signed copies of (i) U.S. Internal Revenue Service Form W-8BEN (relating to such Lender and claiming a complete exemption from withholding under an income tax treaty (or successor form) or (ii) U.S. Internal Revenue Service Form W-8ECI (or successor form) certifying, in each case, to such Lender’s entitlement as of such date to a complete exemption from United States withholding with respect to all amounts payable pursuant to the Finance Documents;

(b)                                 after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 17.5(a) above obsolete or inaccurate, such Lender has not delivered to UPC Broadband two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefit of any income tax treaty), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to amounts payable pursuant to the Finance Documents; or

(c)                                  such Lender is subject to such Tax by reason of any connection between the jurisdiction imposing such Tax and the Lender or its Facility Office other than a connection arising solely from this Agreement or any transaction contemplated hereby.

17.6                        Value added tax

(a)                                 All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable, the Obligor shall, following delivery of a VAT invoice, pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                 Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

18.                               MARKET DISRUPTION

18.1                        Absence of quotations

Subject to Clause 18.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Rate Fixing Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2                        Market disruption

(a)                                 If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin;

(ii)                                  the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select; and

(iii)                               the Mandatory Cost.

(b)                                 In this Agreement Market Disruption Event means:

(i)                                     at or about noon on the Rate Fixing Day for the relevant Term or Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(ii)                                  before close of business in London on the Rate Fixing Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance aggregate not less than one-third of that Advance) that the cost to it of obtaining matching deposits in the London Interbank Market or, as the case may be, the European Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

18.3                        Alternative basis of interest or funding

(a)                                 If a Market Disruption Event occurs and the Facility Agent or UPC Broadband so requires, the Facility Agent and UPC Broadband shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and UPC Broadband, be binding on all Parties.

18.4                        Revocation of currency

If before 9.30 a.m. on any Rate Fixing Day, the Facility Agent receives notice from a Lender that:

(a)                                 it is impracticable for the Lender to fund its participation in an Advance in US Dollars or an Additional Currency (as applicable) during that Interest Period in the ordinary course of business in the London or (in the case of euro) European Interbank Market; and/or

(b)                                 the use of US Dollars or an Additional Currency (as applicable) might contravene any law or regulation,

the Facility Agent shall give notice to UPC Broadband and to the Lenders to that effect before 11.00 a.m. on that day.  In this event:

(i)                                     UPC Broadband and the Lenders may agree that the drawdown will not be made; or

(ii)                                  in the absence of agreement:

(A)                               that Lender’s participation in the Advance (or, if more than one Lender is similarly affected, those Lender’s participations in the Advance) shall be treated as a separate Advance denominated in euros during the relevant Interest Period;

(B)                               in the definitions of LIBOR or, as applicable, EURIBOR, (insofar as it applies to that Advance) in Clause 8.1 (Definitions):

I.                                        there shall be substituted for the time “11.00 a.m.” the time “1.00 p.m.”; and

II.                                   paragraph (c) of the relevant definition shall apply.

19.                               INCREASED COSTS

19.1                        Increased Costs

(a)                                 Subject to Clause 19.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay to the Facility Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Holding Companies as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date.

(b)                                 In this Agreement Increased Costs means:

(i)                                     a reduction in the rate of return from the Facilities or on a Finance Party’s (or any of its Holding Companies’) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Holding Companies to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

19.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased Costs) as soon as is reasonably practicable after that Finance Party becomes aware that circumstances have arisen which entitle it to make such claim, shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify UPC Broadband.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

19.3                       Exceptions

(a)                                 Clause 19.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause 17.3(b) (Tax indemnity) applied);

(iii)                               compensated for by the payment of the Mandatory Cost;

(iv)                              attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on 16 April 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates); or

(v)                                 attributable to the wilful breach by the relevant Finance Party or any of its Holding Companies of any law or regulation.

(b)                                 In this Clause 19.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 17.1 (Definitions).

20.                               ILLEGALITY AND MITIGATION

20.1                        Illegality

If it is or will become unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or allow to remain outstanding all or part of its participation in any Advance:

(a)                                 that Lender shall promptly notify the Facility Agent upon becoming aware of the same;

(b)                                 upon the Facility Agent notifying UPC Broadband, the Commitment of that Lender will be immediately cancelled; and

(c)                                  if the Facility Agent on behalf of such Lender requires, the relevant Borrower or Borrowers shall repay that Lender’s participation in any Advance made to that Borrower on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified UPC Broadband or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

20.2                        Mitigation

(a)                                 Each Finance Party shall, in consultation with UPC Broadband, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount (including without limitation, VAT) becoming payable under, or cancelled pursuant to, any of Clause 17 (Tax Gross-up and Indemnities), Clause 19 (Increased Costs) or Clause 20.1 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.3                        Limitation of Liability

(a)                                 The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.2 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 20.2 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.                               GUARANTEE

21.1                        Guarantee and indemnity

In consideration of the Finance Parties entering into this Agreement and, where applicable, the other Finance Documents and performing their obligations thereunder and the High Yield Hedging Banks from time to time entering into the High Yield Hedging Agreements respectively, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)                                 guarantees to each Finance Party and the Security Agent on behalf of the Beneficiaries punctual performance by each Borrower and each High Yield Hedging Counterparty of all their respective obligations under the Guaranteed Documents;

(b)                                 undertakes with each Finance Party and the Security Agent on behalf of the Beneficiaries that whenever a Borrower or a High Yield Hedging Counterparty does not pay any amount when due under or in connection with any Guaranteed Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                  indemnifies each Finance Party and the Security Agent on behalf of the Beneficiaries immediately on demand against any cost, loss or liability suffered by that Finance Party or Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party or Beneficiary would otherwise have been entitled to recover.

Any demand issued to a Guarantor under this Clause 21.1 shall be copied to UPC Broadband at the same time as it is issued to the relevant Guarantor, provided that failure to do so shall not affect the validity or effectiveness of the demand or the obligations of the Guarantor under this Clause 21 (Guarantee).

21.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor or any High Yield Hedging Counterparty under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3                        Reinstatement

If any payment by an Obligor or a High Yield Hedging Counterparty or any discharge given by a Beneficiary (whether in respect of the obligations of any Obligor or any High Yield Hedging Counterparty or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                 the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Beneficiary shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4                        Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Beneficiary) including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or any High Yield Hedging Counterparty or other person;

(b)                                 the release of any other Obligor or any High Yield Hedging Counterparty or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower Group or any High Yield Hedging Counterparty;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any High Yield Hedging Counterparty or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of, or dissolution or change in, the members or status of an Obligor or a High Yield Hedging Counterparty or any other person;

(e)                                  any amendment (however fundamental) or replacement of a Guaranteed Document or any other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)                                  any insolvency or similar proceedings.

21.5                        Immediate recourse

None of the Beneficiaries shall be obliged to make any claim or demand on the Borrowers or any High Yield Hedging Counterparty or to resort to any security document or other means of payment now or hereafter held by or available to them or it before enforcing its rights under this Clause 21 and no action taken or omitted by any of the Beneficiaries in connection with any such security document or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Clause 21 nor shall any of the Beneficiaries be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment in reduction of the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 21.

21.6                        Appropriations

Until all amounts which may be or become payable by the Obligors and the High Yield Hedging Counterparties under or in connection with the Guaranteed Documents have been irrevocably paid in full, each Beneficiary (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Beneficiary (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit

(whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors and the High Yield Hedging Counterparties under or in connection with the Guaranteed Documents have been irrevocably paid in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Facility Agent, it will not:

(a)                                 exercise its rights of subrogation, reimbursement and indemnity against any other Obligor or High Yield Hedging Counterparty or any other person liable; or

(b)                                 demand or accept any security to be executed in respect of any of its obligations under this guarantee or any other indebtedness now or hereafter due to such Guarantor from any other member of the Borrower Group or any High Yield Hedging Counterparty or from any other person liable; or

(c)                                  take any step or enforce any right against any Obligor or any High Yield Hedging Counterparty or any other person liable in respect of any obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 21; or

(d)                                 exercise any right of set off or counterclaim against any other Obligor or any High Yield Hedging Counterparty or any other person liable or claim or prove or vote as a creditor in competition with any of the Beneficiaries in the bankruptcy, liquidation, administration or other insolvency proceeding of any other Obligor or any High Yield Hedging Counterparty or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any High Yield Hedging Counterparty or any other person liable or any other security document now or hereafter held by any of the Beneficiaries for the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 21 or for the obligations or liabilities of any other person liable, but so that, if so directed by the Facility Agent, it will prove for the whole or any part of its claim in the liquidation of any other Obligor or any High Yield Hedging Counterparty, as the case may be, on terms that the benefit of such proof and of all money received by it in respect thereof shall immediately be transferred to an account to be designated by the Security Agent for the Beneficiaries and applied in or towards discharge of the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 21 in accordance with the Security Deed.

21.8                       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary.

21.9                        Limitation

Notwithstanding any other provision of this Clause 21, the obligations of each US Guarantor under this Clause 21, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code, any applicable provisions of comparable state law or any applicable case law (collectively, the Fraudulent Transfer Laws), in each case after giving effect to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such US Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such US Guarantors and other Affiliates of the Borrower Group of the obligations arising under guarantees by such parties.

For the purposes of this Clause 21.9, US Guarantor means each Guarantor incorporated (or in the case of a non-corporate Guarantor, formed and subsisting) in the United States of America (or any of its states or territories or any political or legal subdivision thereof).

22.                               REPRESENTATIONS AND WARRANTIES

22.1                        Representations and warranties

(a)                                 Subject to paragraph (b), each Obligor makes the representations and warranties set out in this Clause 22, in respect of itself and (where applicable) its Subsidiaries which are members of the Borrower Group, other than:

(i)                                     Clauses 22.9 (Accounts), 22.10 (Financial condition) and 22.14 (Business Plan) Clause 22.15(b) (Tax liabilities) and 22.25 (Dutch Banking Act), which shall only be made by UPC Broadband;

(ii)                                  Clause 22.24 (UPC Financing), which shall only be made by UPC Financing,

to each Finance Party.

(b)                                 UPC Broadband Holdco does not make the representations and warranties set out in Clauses 22.6(b) or (c) (Consents), 22.7 (Material Contracts), 22.9 (Accounts), 22.10 (Financial condition), 22.11 (Environmental), 22.13(a) (Litigation and insolvency proceedings), 22.15(a) (Tax liabilities), 22.16 (Ownership of assets), 22.17 (Intellectual Property Rights), 22.19 (Borrower Group structure) and 22.24 (UPC Financing).

22.2                        Status

(a)                                 It is a corporation, duly incorporated and validly existing under the laws of its place of incorporation and, in the case of UPC Financing only, it is a Delaware general partnership duly formed and wholly existing under the laws of its place of formation.

(b)                                 It has the power to own its assets and carry on its business as it is being conducted.

22.3                        Powers and authority

It has the power:

(a)                                 to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)                                 (in the case of a Borrower) to borrow under this Agreement; and

(c)                                  (in the case of a Guarantor) to give the guarantee in Clause 21 (Guarantee),

and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is a party.

22.4                        Legal validity

(a)                                 Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in paragraph 4 of Part 1 of Schedule 2 (Conditions Precedent Documents) or (as applicable) paragraph 12 of Part 2 of Schedule 2 (Conditions Precedent Documents), in accordance with its terms.

(b)                                 The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)                                  Any judgment obtained in England in relation to a Finance Document (in each case other than any Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

22.5                        Non-violation

The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)                                 in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)                                 in any material respect, its constitutional documents; or

(c)                                  any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Borrower Group or any other member of the Borrower Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

22.6                        Consents

(a)                                 Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4(a) (Legal validity) above, all material and necessary authorisations, registrations, consents, approvals, licences (other than the Licences), and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)                                 The Licences are in full force and effect and each member of the Borrower Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or be reasonably likely to have a Material Adverse Effect.

(c)                                  All the Necessary Authorisations are in full force and effect, each member of the Borrower Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or be reasonably likely to have a Material Adverse Effect.

22.7                        Material Contracts

(a)                                 Each Material Contract to which any member of the Borrower Group is a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such member, subject to the application of any relevant insolvency, bankruptcy or similar laws or other laws affecting the interests of creditors generally, enforceable against it in accordance with its terms.

(b)                                 No member of the Borrower Group is in breach of any of its material obligations under any Material Contract to which such member is a party, nor (to the best of its knowledge and belief), is any other party thereto, in each case in such a manner or to such an extent as would or is reasonably likely to have a Material Adverse Effect.  To the best of its knowledge and belief there is no material dispute between any member of the Borrower Group and any other party to a Material Contract and there have been no amendments to any Material Contract in the form provided to the Facility Agent prior to the date of this Agreement which would or is reasonably likely to have a Material Adverse Effect.

22.8                        No default

(a)                                 No Event of Default has occurred and is continuing or will result from the making of any Advance.

(b)                                 None of it or any other member of the Borrower Group is in default under any law, regulation or agreement to which it is subject, except for a default which will not have or be reasonably likely to have a Material Adverse Effect.

22.9                        Accounts

The consolidated financial statements of it and the Borrower Group most recently delivered to the Facility Agent (which, at the date of this Agreement are the Original Borrower Group Financial Statements):

(a)                                 present a true and fair view of (in the case of audited financial statements) or fairly present (in the case of unaudited financial statements) its financial position and the consolidated financial position of the Borrower Group respectively as at the date to which they were drawn up; and

(b)                                 have been prepared in all material respects in accordance with GAAP (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries).

22.10                 Financial condition

There has been no material adverse change in the consolidated financial position of the Borrower Group (taken as a whole) since the date of the Original Borrower Group Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

22.11                 Environmental

(a)                                 It and each other member of the Borrower Group (i) have obtained all requisite Environmental Licences required for the carrying on of its business as currently conducted and (ii) have at all times complied with the terms and conditions of such Environmental Licences and (iii) have at all times complied with all other applicable Environmental Law, which in each such case, if not obtained or complied with, would or is reasonably likely to have a Material Adverse Effect.

(b)                                 There is no Environmental Claim in existence, pending or, to the best of its knowledge, threatened, against it which is reasonably likely to be decided against it and which, if so decided, would or is reasonably likely to have a Material Adverse Effect.

(c)                                  So far as it is aware, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by it or any member of the Borrower Group and including any offsite waste management or disposal location utilised by it or any member of the Borrower Group) in circumstances where this would be reasonably likely to result in a liability on it which would or is reasonably likely to have a Material Adverse Effect.

22.12                 Security Interests

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Borrower Group (except for any Security Interest created pursuant to the Security Documents).

22.13                 Litigation and insolvency proceedings

(a)                                 No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Borrower Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Borrower Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)                                 None of the circumstances referred to in Clause 25.7 (Insolvency proceedings) are pending or, to its knowledge, threatened against it or any member of the Borrower Group which is a Material Subsidiary.

22.14                 Business Plan

To the best of its knowledge after due inquiry, as of the date of the Business Plan:

(a)                                 the factual information relating to the Borrower Group contained in the Business Plan is accurate in all material respects;

(b)                                 all UPC Broadband’s projections and forecasts contained in the Business Plan were based on and arrived at after due and careful consideration and have been prepared by UPC Broadband on the basis of assumptions that UPC Broadband believed were reasonable as of the date of the projections;

(c)                                  there are no material facts or circumstances which have not been disclosed to the Lenders in writing prior to the date of the Business Plan and which would make any material factual information referred to in (a) above untrue, inaccurate or misleading in any material respect as at the date of the Business Plan, or any such opinions, projections, or assumptions referred to in (b) above misleading in any material respect as at the date of the Business Plan.

22.15                 Tax liabilities

(a)                                 No claims are being asserted against it or any member of the Borrower Group with respect to Taxes which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect.  It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, of which in each such case would not have or be reasonably likely to have a Material Adverse Effect).

(b)                                 Each Obligor (other than UPC Financing) is part of the same fiscal unity for Dutch corporate income tax purposes.  UPC Financing is transparent for Dutch corporate income tax purposes and all of the partners in UPC Financing are part of the fiscal unity for Dutch corporate income tax purposes as all of the other Obligors.

22.16                 Ownership of assets

It and each member of the Borrower Group has good title to or valid leases or licences of or is otherwise entitled to use all assets necessary to conduct its business, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

22.17                 Intellectual Property Rights

(a)                                 It (and each member of the Borrower Group) owns or has the legal right to use all the Intellectual Property Rights which are required for the conduct of the business of the Borrower Group as a whole from time to time or are required by it (or such member) in order for it to carry on such business as it is then being conducted, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.  As far as it is aware it does not (nor does any member of the Borrower Group), in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which would or is reasonably likely to have a Material Adverse Effect.

(b)                                 None of the Intellectual Property Rights owned by any member of the Borrower Group is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights, by any third party which, in either case, would or is reasonably likely to have a Material Adverse Effect.

(c)                                  All registered Intellectual Property Rights owned by it (or any member of the Borrower Group) are subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken except where the absence of such rights or the failure to take any such action would not have or be reasonably likely to have a Material Adverse Effect.

22.18                 Works councils

All of the requirements of Section 25 of The Netherlands Works Council Act (Wet op de Ondernemingsraden) in connection with the transactions contemplated by the Finance Documents which are applicable to an Obligor have been complied with by that Obligor.

22.19                 Borrower Group structure

Schedule 8 (Borrower Group Structure) sets out a description which is true and complete in all material respects as at the Effective Date of the corporate ownership structure of the Borrower Group and of the ownership of the Borrower (but does not describe any level of ownership above UGCE Inc.).

22.20                 ERISA

Neither it nor any member of the Borrower Group or ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

22.21                 United States Regulations

Neither it nor any member of the Borrower Group is:

(a)                                 a holding company as defined in the United States Public Utility Holding Company Act of 1935 or subject to regulation thereunder;

(b)                                 a public utility as defined in the United States Federal Power Act of 1920; or subject to regulation thereunder;

(c)                                  required to be registered as an investment company as defined in the United States Investment Company Act of 1940 or subject to regulation thereunder; or

(d)                                 subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

22.22                Anti-Terrorism Laws

To the best of its knowledge, neither it nor any member of the Borrower Group:

(a)                                 is, or is controlled by, a Designated Party;

(b)                                 has received funds or other property from a Designated Party; or

(c)                                  is in material breach of or is the subject of any action or investigation under any Anti-Terrorism Law

It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

22.23                 Margin stock

(a)                                 (In the case of the Borrowers only) the proceeds of the Facilities have been and will be used only for the purposes described in Clause 10 (Purpose).

(b)                                 Neither it nor any member of the Borrower Group is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Advance has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

22.24                 UPC Financing

UPC Financing did not trade or carry on any business from the date it was formed up to and including 26 October 2000 except for investment in or proposed investment in other members of the Borrower Group by way of intercompany loan or subscription of shares.

22.25                 Dutch Banking Act

On the Effective Date UPC Broadband is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulations.

22.26                 Investment Company Act

Neither it nor any member of the Borrower Group is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

22.27                Public Utility Holding Company Act and Federal Power Act

Neither it nor any member of the Borrower Group is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended.  Neither it nor any member of the Borrower Group is a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

22.28                 Times for making representations and warranties

(a)                                 The representations and warranties set out in this Clause 22 (Representations and Warranties) are made by each Obligor on the Signing Date (except for Clause 22.25 (Dutch Banking Act) which shall be made on the Effective Date) and (except for Clauses 22.6(a) (Consents), 22.10 (Financial condition), 22.12 (Security Interests), 22.13(b) (Litigation and insolvency proceedings), 22.14 (Business Plan), 22.15 (Tax liabilities), 22.16 (Ownership of assets), 22.18 (Works councils), 22.19 (Borrower

Group structure), 22.20 (ERISA), 22.24 (UPC Financing) and 22.25 (Dutch Banking Act)) are deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Interest Period and on each Utilisation Date with reference to the facts and circumstances then existing.

(b)                                 The representations and warranties set out in this Clause 22 (Representations and Warranties) (except Clauses 22.9 (Accounts), 22.10 (Financial condition), 22.14 (Business Plan), 22.19 (Borrower Group structure) and 22.24 (UPC Financing)) are repeated by each Additional Obligor with respect to itself on the date of the Obligor Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

(c)                                  The representation and warranty made by UPC Broadband in Clause 22.14 (Business Plan) will be deemed to be repeated on the date any updated Business Plan is delivered to the Facility Agent by UPC Broadband, but only in respect of that updated Business Plan, by reference to the facts and circumstances existing on the relevant date.

23.                               UNDERTAKINGS

23.1                        Duration

The undertakings in this Clause 23 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force.

23.2                        Financial information

UPC Broadband shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)                                 as soon as the same are available (and in any event within 150 days of the end of each of its financial years) audited consolidated financial statements of UPC Broadband Holdco for that financial year;

(b)                                 as soon as the same are available (and, in any event, (in the case of its first three financial quarters in any financial year) within 60 days of the end of each of its financial quarters and (in the case of its fourth financial quarter in each financial year) within 150 days of the end of each such financial quarter), unaudited quarterly consolidated management accounts of UPC Broadband Holdco for that financial quarter in the agreed form;

(c)                                  together with any financial statements specified in paragraphs (a) or (b) above, a certificate signed by a director of UPC Broadband:

(i)                                     confirming that no Default is outstanding or if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it;

(ii)                                  setting out in reasonable detail computations establishing, as at the date of such financial statements, whether each of the financial ratios set out in Clause 24 (Financial Covenants) were complied with;

(iii)                               (in the case of financial statements specified in paragraph (a) above, starting with the annual financial statements for 31 December 2004) setting out in reasonable detail computations establishing the Excess Cash Flow (if any) for the financial year to which such financial statements were delivered for the purposes of Clause 14.5 (Mandatory prepayment from Excess Cash Flow and Relevant Convertible Preference Shares);

(iv)                              certifying current compliance with the Borrowers’ obligations under Clause 14.6(a) (Mandatory prepayment from disposal proceeds); and

(v)                                 certifying compliance with Clause 23.11(a) (Acquisitions and mergers);

(d)                                 as soon as the same is available (and in any event within 90 days after each of its financial quarters) the consolidated financial statements of UGC. for that financial quarter on Form 10Q as filed with the United States Securities and Exchange Commission (the Commission) or such other comparable form as UGC. is required to file with the Commission under the United States Securities Exchange Act of 1934 (the 1934 Act) or, if UGC. is no longer subject to the reporting requirements of the 1934 Act, in the form required to be filed with the regulatory body comparable to the Commission then having jurisdiction over UGC.;

(e)                                  as soon as the same is available (and in any event within 180 days after each of its financial years) the audited consolidated financial statements of UGC. for that financial year on Form 10K as filed with the Commission or such other comparable form as UGC. is required to file with the Commission under the 1934 Act or, if UGC. is no longer subject to the reporting requirements of the 1934 Act, in the form required to be filed with the regulatory body comparable to the Commission then having jurisdiction over UGC.;

(f)                                   together with the financial statements and accounts referred to in paragraphs (a) and (b), a reconciliation demonstrating the effect of excluding from such financial statements or accounts the results of any business or activity other than the Distribution Business of the Borrower Group, provided that non-Distribution Business Assets need not be so excluded (and the reconciliation need not apply to such assets) unless they are subject to any Security Interest referred to in paragraph (i) of the definition of Permitted Security Interest or any other form of recourse as contemplated by Clause 23.12(b)(xii) (Restrictions on Financial Indebtedness); and

(g)                                  details of the principal terms (including without limitation, details of the notional amount, the termination date and applicable rates) of any Senior Hedging Agreements or High Yield Hedging Agreements to which any member of the Borrower Group is a party within five Business Days of any Senior Hedging Agreement or High Yield Hedging Agreement being entered into.

23.3                        Information - Miscellaneous

UPC Broadband shall supply promptly (and in any event in the case of paragraph (d) below within five Business Days of the date on which UPC Broadband becomes aware of such information) or procure that there shall be supplied (both in hard copy and in electronic form) promptly to the Facility Agent:

(a)                                 all notices, reports or other documents despatched by or on behalf of any Obligor to its creditors generally in relation to it or any of its Subsidiaries;

(b)                                 a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Borrower Group whose shares are pledged to the Security Agent pursuant to any Security Document to any person in its capacity as shareholder of such member of the Borrower Group, which materially adversely affects the interest of the Finance Parties under such Security Document;

(c)                                  such other material information regarding the Borrower Group and which is in the possession or control of any member of the Borrower Group as the Facility Agent may from time to time reasonably request; and

(d)                                 written notification of:

(i)                                     the Priority Pledge becoming enforceable;

(ii)                                  any breach by Priority Telecom N.V. of its obligations set out in the Priority Pledge; and

(iii)                               any breach of the Sale and Purchase Agreements.

16.3A               Enforcement of and undertakings in relation to certain agreements

(a)                                 UPC Broadband agrees promptly after (and in any event within five Business Days of) receiving notice from the Facility Agent to do so, to take all necessary action to:

(i)                                     if the Priority Pledge becomes enforceable, enforce the Priority Pledge;

(ii)                                  if Priority Telecom N.V. has breached its obligations set out in the Priority Pledge in any material respect enforce its rights in respect of any such breaches by Priority Telecom N.V. of its obligations under the Priority Pledge; and

(iii)                               if any party to the Sale and Purchase Agreements is in default under any one or more of the Sale and Purchase Agreements in any material respect, enforce its rights in respect of such default.

(b)                                 UPC Broadband undertakes to keep the Lenders informed and to take such action in connection with the enforcement of the Priority Pledge or its rights under the Priority Pledge or any of the Sale and Purchase Agreements (as the case may be) as may be requested by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)                                  UPC Broadband undertakes not to agree to any amendment, variation, supplement or waiver of the Priority Pledge or the Sale and Purchase Agreements

without the written consent of the Facility Agent (acting on the instructions of the Majority Lenders) where the same would prejudice in any material respect the interests of the Lenders under such arrangements.

23.4                        Notification of Default and inspection rights

(a)                                 Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)                                 Each Obligor (other than UPC Broadband Holdco) shall, if required by the Facility Agent (acting on the instructions of the Majority Lenders), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to UPC Broadband to:

(i)                                     visit and inspect the properties of any member of the Borrower Group during normal business hours;

(ii)                                  inspect its books and records other than records which the relevant member of the Borrower Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)                               discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Borrower Group and any compliance certificates issued by the Auditors and (B) representatives of UPC Broadband shall be entitled to be present at any such discussion with the Auditors.

(c)                                  Any Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)                                     any Reportable Event;

(ii)                                  the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)                               material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

23.5                        Authorisations

Each Obligor (other than UPC Broadband Holdco, in the case of paragraphs (b) below) will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will:

(a)                                 obtain or cause to be obtained, maintain and comply with the terms of:

(i)                                     every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)                                  every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(b)                                 obtain or cause to be obtained every Necessary Authorisation and the Licences and ensure that (i) none of the Necessary Authorisations or Licences is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation or Licence is modified and no member of the Borrower Group commits any breach of the terms or conditions of any Necessary Authorisation or Licence which, in each case, would or is reasonably likely to have a Material Adverse Effect.

23.6                        Pari passu ranking

Each Obligor will procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

23.7                        Negative pledge

(a)                                 Each Obligor (other than UPC Broadband Holdco) will not permit any Security Interest (other than the Permitted Security Interests) by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any member of the Borrower Group or any other person.

(b)                                 UPC Broadband Holdco will not create or permit to subsist any Security Interest over its assets which are subject to the Security Documents to which it is a party (other than any Permitted Security Interest referred to in paragraphs (a), (b), (d), (e) or (g) of the definition of Permitted Security Interest).

(c)                                                                                  (i)                                     UPC Broadband will procure that none of LGEF, UPC, UGCE Inc. or any other member of the UGCE Borrower Group (each a Relevant Company) will create or permit to subsist any Security Interest (other than an Agreed Security Interest) over all or part of that Relevant Company’s present or future undertakings, assets, rights or revenues.

(ii)                                  For the purposes of subparagraph (c)(i) above:

Agreed Security Interest means:

(a)                                 any liens arising in the ordinary course of business by way of contract which secure indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided);

(b)                                 any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the Relevant Company in respect of the same in accordance with GAAP;

(c)                                  any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(d)                                 rights of set-off arising in the ordinary course of business;

(e)                                  any Security Interest granted by a Relevant Company over its shareholding in any of its Subsidiaries which is not itself a Relevant Company;

(f)                                   any Security Interest granted by a Relevant Company under any Existing Security Documents provided that, (other than in the case of the Security Interests referred to in paragraph (a) of the definition of Existing Security Documents) at the same time that such Security Interest is granted, the Relevant Company grants an identical

Security Interest over the same assets to the Beneficiaries and under the terms of the Intercreditor Agreement, such Security Interest ranks pari passu with the Security Interest(s) arising under the corresponding Security Document which purports to create a Security Interest over the same property, assets or rights provided that any such Existing Security Document will be in the same form as the corresponding Security Document (save for changes directly attributable to the identity of the parties and the loan amounts);

(g)                                  any Security Interest granted by a Relevant Company to secure any Financial Indebtedness of any member of the UGCE Borrower Group; and

(h)                                 any Security Interest not falling within subparagraphs (a) to (g) above securing any indebtedness which, when aggregated with all other indebtedness secured by that Relevant Company and each other Relevant Company, does not exceed €15,000,000 (or its equivalent).

23.8                        Permitted Business

(a)                                 Each Obligor will ensure that it and its Subsidiaries which are members of the Borrower Group (other than any Relevant Eastern European Subsidiary) engage:

(i)                                     in no material activity outside the Permitted Business; and/or

(ii)                                  in the business of acting as the holder of shares and/or interests in other members of the Borrower Group (which shall include the raising of Permitted Financial Indebtedness and the on-lending of such Financial Indebtedness to its Subsidiaries in accordance with the provisions of this Agreement and the entry into of hedging arrangements on behalf of its Subsidiaries).

(b)                                 The Borrowers will ensure that UPC Financing will engage primarily in the business of a finance company for and in respect of the Borrower Group in connection with the Existing Facilities and the transactions contemplated by the Existing Facility Agreement.

23.9                       Compliance with laws

Each Obligor will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply with which would not have or be reasonably likely to have a Material Adverse Effect.

23.10                 Disposals

(a)                                 Each Obligor (other than UPC Broadband Holdco) will not and will procure that no other member of the Borrower Group (other than a Relevant Eastern European Subsidiary) will, sell, transfer, lend (subject to Clause 23.14 (Loans and guarantees)) or otherwise dispose of or cease to exercise direct control over (each a disposal) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not (other than Permitted Disposals).

(b)                                 As used herein a Permitted Disposal means:

(i)                                     disposals (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Permitted Business) on arm’s length commercial terms in the ordinary course of business;

(ii)                                  the disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that the net proceeds of disposal are applied within 120 days after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Permitted Business;

(iii)                               disposals of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Permitted Business;

(iv)                              the application of cash in payments which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(v)                                 disposals (or the payment of management, consultancy or similar fees):

(A)                               by an Obligor to another Obligor; or

(B)                               from a member of the Borrower Group which is not an Obligor, to any member of the Borrower Group; or

(C)                               from an Obligor to another member of the Borrower Group which is not an Obligor;

(vi)                              disposals of any interest in an Unrestricted Subsidiary;

(vii)                           disposals made in connection with Approved Stock Options;

(viii)                        disposals of undertakings, assets, rights or revenues comprising interests in the share capital of persons not holding or engaged in the Distribution Business of the Borrower Group or other undertakings, assets, rights or revenues not constituting part of the Distribution Business of the Borrower Group (non-Distribution Business Assets);

(ix)                              payment, transfer or other disposal of consideration for any Acquisition, merger or consolidation permitted by Clause 23.11 (Acquisitions and mergers);

(x)                                 disposals of cash or cash equivalents constituting any distribution, dividend, transfer, loan or other transaction permitted by Clause 23.13 (Restricted Payments);

(xi)                              the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Borrower Group;

(xii)                           disposal of any interest (whether direct or indirect) held by Polska Holdco in Fox Kids Inc., Telewizja Korporacja Partycypacyjana SA and/or @media S.p.zoo.

For the avoidance of doubt and without limiting the generality of subparagraph (x) above, non-Distribution Business Assets shall include:

(A)                               undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the competitive local exchange carrier (CLEC) business, including without limitation, the business of providing traditional voice and data services and services based on Transmission Control Protocol/Internet Protocol (TCP/IP) technology and other undertakings, assets, rights or revenues constituting a part of such businesses; and

(B)                               undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the business of television and radio programming, including without limitation, the business or creating and distributing special interest television channels, radio programmes, pay per view programmes and near video on demand services and other undertakings, assets, rights or revenues constituting a part of such businesses;

(xiii)                        the disposal by UPC Scandinavia Holding B.V. of:

(A)                               the shares in UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.; or

(B)                               the business or a substantial part of the business of UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.,

provided that, in each case, an amount equal to four times Annualised EBITDA of the entity (or the business) that is being disposed of under this Subclause for the Ratio Period which ends on the most recent quarterly Accounting Period end date for which financial information has been delivered under Clause 23.2 (Financial information) (the Scandinavia Repayment Amount) is deposited immediately with the Facility Agent and/or the Existing Facility Agent and applied in prepayment and cancellation or repayment of the Additional Facilities in accordance with paragraphs (f), (g), (h) and (i) below and/or the Existing Facilities in accordance with clauses 16.10(f), (g), (h) and (i) (Disposals) of the Existing Facility Agreement;

(xiv)                       payment, transfer or other disposal between members of the Borrower Group, constituting consideration or investment for or towards or in furtherance of any Acquisition, Permitted Acquisition, Permitted Joint Venture, merger or consolidation permitted by Clause 16.11 (Acquisitions and Mergers);

(xv)                          the disposal of all or part of any member of the VTR Group provided that a prepayment is made in accordance with Clause 7.6(a) (Mandatory prepayment of disposal proceeds) in respect of such disposal; and

(xvi)                       any disposal made after the 2006 Amendment Effective Date (in addition to those described in sub paragraphs (i) to (xv) above) of any person or asset the Annualised EBITDA of or attributable to which does not exceed the Remaining Percentage of the Annualised EBITDA of the Borrower Group (excluding the Annualised EBITDA attributable to the VTR Group) for the Latest Ratio Period, provided that:

(A)                               no Default has occurred and is continuing or would occur as a result of such disposal;

(B)                               where required, a prepayment is made in accordance with Clause 7.6(a) (Mandatory prepayment from disposal proceeds) in respect of such disposal;

(C)                               UPC Broadband delivers to the Facility Agent a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the financial ratios set out in Clause 17.2 (Financial ratios) were re-calculated for the Latest Ratio Period but adjusting the:

I.                                       amount of Senior Debt and Total Debt used in such calculations by:

II.                                  (i)                                        adding any net increase in Senior Debt or Total Debt (respectively) of the Borrower Group since the end of the Latest Ratio Period or subtracting any net reduction in the Senior Debt or Total Debt (respectively) of the Borrower Group since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Clause 7.3 (Voluntary prepayment) or Clause 7.6(a) (Mandatory prepayment from disposal proceeds) of this Agreement from the proceeds of such disposal (provided that, for the purposes of this sub-clause (C), Senior Debt and Total Debt shall each be determined as defined under Clause 17.1 (Financial definitions) except that each shall also be reduced by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group as stated on the consolidated financial statements of the Borrower Group on the last day of the Latest Ratio Period after giving effect to any increase or decrease in those amounts since that date) and

(ii)                                     in the event of a Committed Acquisition Designation, adding any net increase in Senior Debt or Total Debt (respectively) of the Borrower Group or subtracting any net reduction in the Senior Debt or Total Debt (respectively) of the Borrower Group that is expected to occur as a result of the incurrence or repayment of Financial Indebtedness in connection with the relevant Committed Acquisition on a pro forma basis; and

III.                             Annualised EBITDA of the Borrower Group used in such calculations by:

(i)                                 subtracting the Annualised EBITDA attributable to persons or assets disposed of since the end of the Latest Ratio Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Ratio Period; and

(ii)                              in the event of a Committed Acquisition Designation, adding the Annualised EBITDA of the Target in respect of the relevant Committed Acquisition for the Latest Ratio Period on a pro forma basis, those financial ratios would not be breached; and.

(D)                              in the event of a Committed Acquisition Designation, the requirement not to exceed the Remaining Percentage in relation to such disposal set out at the start of this paragraph (b)(xvi) must also be satisfied on the earlier of (1) the date on which the relevant Committed Acquisition is completed and (2) the date falling 12 months after the date of such disposal, provided that the

Remaining Percentage shall be recalculated on such date to test whether the requirement set out above is satisfied.

(c)                                  The Remaining Percentage is:

(i)                                    the greater of (A) 17.5% and (B) the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the French Group for the Latest Ratio Period;

(ii)                                 less the aggregate percentage value of all previous disposals made after the 2006 Amendment Effective Date; and

(iii)                              plus the aggregate percentage value of all Reinvestments made after the 2006 Amendment Effective Date,

as calculated in accordance with paragraph (d) below.

Provided that:-

(x)                                the percentage of the Annualised EBITDA of the Borrower Group (excluding the Annualised EBITDA attributable to the VTR Group) represented by the Annualised EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposal (except where the Borrower has completed a Committed Acquisition Designation on or prior to the date of completion of a disposal, in which case paragraph (z) below applies);

(y)                                the Remaining Percentage can never be more than 17.5%, except in respect of a disposal of the French Group; and

(z)                                 where the Borrower has completed a Committed Acquisition Designation any determination as to whether the related disposal complies with the Remaining Percentage requirement in paragraph (b)(xvi) above shall be determined by deducting B from A, where:

(i)                 A equals the percentage of the Annualised EBITDA of the Borrower Group (excluding the Annualised EBITDA attributable to the VTR Group) represented by the Annualised EBITDA of the person or asset disposed of for the latest Ratio Period; and

(ii)              B equals the percentage of the Annualised EBITDA of the Borrower Group (excluding the Annualised EBITDA attributable to the VTR Group) represented by the Annualised EBITDA of the Target which is the subject of that Committed Acquisition for the latest Ratio Period (based on the then available historical financial information of the Target) (at the time of such disposal) and based on the actual financial information of the Target (at the time of completion of the relevant Committed Acquisition).

(d)                                 For the purposes of paragraphs (b)(xvi) and (c) above:

Annualised EBITDA and EBITDA have the meaning given to them in Clause 24.1 (Financial definitions) except that when calculating EBITDA in relation to a person or asset that is being (or has been) acquired (including in connection with a Committed Acquisition) or disposed of, any amounts will be calculated based on the most recently available financial information on a pro forma basis and using the methodology for calculating operating cash flow used in the accounts most recently filed with the Securities and Exchange Commission by or on behalf of UPC Holding prior to the date of that acquisition or disposal, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by a member of the Borrower Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the EBITDA of the member of the Borrower Group being disposed of.

Committed Acquisition means an Acquisition to be undertaken by a member of the Borrower Group which has been notified by the Borrower to the Facility Agent in writing on or before the 5th (fifth) Business Day preceding completion of a disposal made under paragraph (b)(xvi) above as a “Committed Acquisition” that the Borrower in good faith expects to constitute a Permitted Acquisition when consummated and in respect of which the Borrower or another member of the Borrower Group, as purchaser, has contractually committed or agreed to complete that Acquisition within 12 months of the date of that disposal (the delivery of such a notice by the Borrower being a Committed Acquisition Designation).

French Group means the group of companies of which UPC France Holding B.V. is the holding company as at the 2006 Amendment Effective Date;

Latest Ratio Period means the most recent Ratio Period for which financial statements have been delivered pursuant to Clause 16.2 (Financial Information);

percentage value means:

(a)                                 in relation to a disposal, the percentage of the Annualised EBITDA of the Borrower Group for what was the Latest Ratio Period at the time of the disposal which is represented by the Annualised EBITDA of the person or asset disposed of (the EBITDA Percentage), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and

(b)                                 in relation to a Reinvestment, the percentage of the Annualised EBITDA of the Borrower Group for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposal made by the Borrower Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualised EBITDA of the person or asset acquired multiplied by the Proportion Reinvested,

Where:

the Proportion Reinvested is that proportion of the purchase price for the person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposal that were reinvested pursuant to the relevant Reinvestment;

the Proportion Repaid is that proportion of the Net Proceeds of that disposal prepaid pursuant to Clause 7.6(a) (Mandatory prepayment of disposal proceeds) and/or repaid pursuant to Clause 7.3 (Voluntary prepayment);and

Reinvestment means the reinvestment of all or any part of the Net Proceeds of a previous disposal made under paragraph (b)(xvi) above by the Borrower Group after the 2006 Amendment Effective Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Shareholder Loan is subsequently made to, a member of the Borrower Group.

(e)                                  Except as otherwise expressly permitted in this Agreement or the relevant Security Document, UPC Broadband Holdco will not sell, transfer, lease or otherwise dispose of all or any part of its assets which are subject to a Security Document to which it is a party.

(f)                                   Any prepayment and cancellation or repayment made under subparagraph (b)(xiii) above will be applied against the Additional Facilities and/or the Existing Facilities in such proportion as may be specified by UPC Broadband in the notice of prepayment and cancellation or repayment and in the case of a prepayment and cancellation or repayment of Advances, against all outstanding Advances made under the relevant Additional Facilities pro rata (and, if applicable, against the Repayment Instalments for the relevant Additional Facility or Additional Facilities in such order as may be specified by UPC Broadband).

(g)                                  Subject to paragraph (h), each Lender may elect not to accept prepayment and cancellation of Advances under subparagraph (b)(xiii) above by notifying the Facility Agent in writing on or before 29 November 2005.  In the event of such election, any amounts which would otherwise have been applied in prepayment and cancellation of the relevant Advances (the balance), shall be applied in prepayment and cancellation or repayment pro rata of any other outstanding Advances or Existing Facility Advances in accordance with paragraph (f) above (and paragraph (f) above and this paragraph (g) shall continue to be applied to any balance until it has been exhausted or until all Advances and Existing Facility Advances in respect of which the relevant Lenders or Existing Lenders have not elected not to accept prepayment and cancellation have been repaid or prepaid and cancelled in full).

(h)                                 Any election under paragraph (g) above not to accept prepayment and cancellation of an Advance will only apply in relation to disposals made under subparagraph (b)(xiii) above on or before 8 May 2006.

(i)                                     The amount of a Facility I Advance prepaid or repaid by UPC Broadband in accordance with subparagraph (b)(xiii) above may be re-borrowed in accordance with the terms of this Agreement.

23.11                 Acquisitions and mergers

(a)                                 No Obligor (other than UPC Broadband Holdco) will, and each Obligor (other than UPC Broadband Holdco) will procure that none of its Subsidiaries which is a member of the Borrower Group will, make any Acquisition, other than:

(i)                                     any Acquisition approved in writing by the Majority Lenders;

(ii)                                  any Permitted Acquisition;

(iii)                               any Permitted Joint Venture; or

(iv)                              any Acquisition from any person which is a member of the Borrower Group or subscription of an interest in the share capital (or equivalent) in any person which is a member of the Borrower Group.

(b)                                 Each Obligor (other than UPC Broadband Holdco) will not merge or consolidate with any other company or person and will procure that no member of the Borrower Group will merge or consolidate with any other company or person (other than, in each case, in connection with the Romania Restructuring) save for:

(i)                                     Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 23.10 (Disposals); or

(ii)                                  with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(iii)                               mergers between any member of the Borrower Group with (I) any or all of the other members of the Borrower Group or (II) an Unrestricted Subsidiary (Original Entities), into one or more entities (each a Merged Entity) provided that:

(A)                               reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (G) below are provided to the Facility Agent within 30 days after the date on which the merger is entered into;

(B)                               if the proposed merger is between a member of the Borrower Group and an Unrestricted Subsidiary, UPC Broadband has delivered to the Facility Agent within 30 days after the date on which the merger is entered into financial projections based on assumptions which are no more aggressive than those used in the preparation of the Business Plan which demonstrate that the Borrower Group will be in compliance with the undertakings set out in Clause 24.2 (Financial ratios) for the period commencing on the date of merger and ending on the Final Maturity Date;

(C)                               such Merged Entity will be a member of the Borrower Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)                               (if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(E)                                such Merged Entity has entered into Security Documents (if applicable) within 60 days of the merger which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entities pursuant to any Security Documents entered into by them;

(F)                                 any possibility of the Security Documents referred to in subparagraphs (D) or (E) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(G)                               all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any relevant Material Contracts, material Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Material Contracts, Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws have been reissued to the Merged Entity, except that the requirements of paragraphs (C) to (G) above will not apply in respect of any merger between Original Entities:

I.                                        both of which are not Obligors; and

II.                                   neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Borrower Group which are pledged pursuant to a Security Document.

23.12                 Restrictions on Financial Indebtedness

(a)                                 Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no other member of the Borrower Group (other than a Relevant Eastern European Subsidiary) will, create, incur or otherwise permit to be outstanding any Financial Indebtedness (other than Permitted Financial Indebtedness).

(b)                                 As used herein, Permitted Financial Indebtedness means, without duplication:

(i)                                     any Financial Indebtedness arising hereunder or under the Security Documents;

(ii)                                  any Financial Indebtedness arising under the Existing Facility;

(iii)                               any Financial Indebtedness or guarantees permitted pursuant to Clause 23.14 (Loans and guarantees);

(iv)                              any Financial Indebtedness incurred through a Subordinated Shareholder Loan made to any member of the Borrower Group;

(v)                                 any Financial Indebtedness of any member of the Borrower Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Borrower Group or its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);

(vi)                              any Financial Indebtedness approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(vii)                           any Financial Indebtedness incurred in connection with the Senior Hedging Agreements and any other hedging arrangements permitted by Clause 23.17 (Hedging);

(viii)                        any deposits or prepayments constituting Financial Indebtedness received by any member of the Borrower Group from a customer or subscriber for its services;

(ix)                              any Financial Indebtedness owing by any member of the Borrower Group being Management Fees or management, consultancy or similar fees payable to another member of the Borrower Group in respect of which payment has been deferred;

(x)                                 any Financial Indebtedness being Permitted Payments in respect of which payment has been deferred;

(xi)                              any Financial Indebtedness of a company which is acquired by a member of the Borrower Group after the date hereof as an acquisition permitted by Clause 23.11 (Acquisitions and mergers) where such Financial Indebtedness existed at the date of completion of such Permitted Acquisition provided that (A) such Financial Indebtedness was not incurred in contemplation of the acquisition, (B) the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition and (C) such Financial Indebtedness is discharged within six months of the date of completion of the acquisition;

(xii)                           any Financial Indebtedness of any member of the Borrower Group, in respect of which the person or persons to whom such Financial Indebtedness is or may be owed has or have no recourse whatever to any member of the Borrower Group for any payment or repayment in respect thereof other than recourse to such member of the Borrower Group for the purpose only of enabling amounts to be claimed in respect of such Financial Indebtedness in an enforcement of any Security Interest given by any member of the Borrower Group over non-Distribution Business Assets, provided that:

(A)                               the extent of such recourse to such member is limited solely to the amount of any recoveries made on any such enforcement;

(B)                               such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Borrower Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Borrower Group or any of its assets (save only for the non-Distribution Business Assets the subject of that Security Interest) until after the Commitments have been reduced to zero and all amounts outstanding under the Finance Documents have been repaid or paid in full; and

(C)                               the aggregate outstanding amount of all such Financial Indebtedness of all members of the Borrower Group does not exceed €100,000,000 (or its equivalent in other currencies);

(xiii)                        any Financial Indebtedness of any member of the Borrower Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Associated Companies) of the share capital of any such member of the Borrower Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Borrower Group or any disproportionately small interest received by any person other than a member of the Borrower Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder (A) in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Borrower Group or any disproportionately small interest received by any person other than a member of the Borrower Group, in each case relative to its interests in such share capital, for this purpose) and (B) only on and in connection with the liquidation or winding up (or equivalent) of such member of the Borrower Group;

(xiv)                       any Financial Indebtedness arising under the Permitted Borrower Group Revolving Credit Facility or the Permitted Borrower Group Guarantee Facilities;

(xv)                          any Financial Indebtedness arising as a result of any cash pooling arrangements in the ordinary course of the Borrower Group’s banking business to which any member of the Borrower Group is a party;

(xvi)                       any Financial Indebtedness incurred by VTR GlobalCom SA under the VTR Facility provided that the loan, deposit or similar arrangement to be made by a member of the Borrower Group with the lenders under or in connection with the VTR Facility is made by no later than the date falling 60 days after the date of the VTR Acquisition; and

(xvii)                    any other Financial Indebtedness in addition to the Financial Indebtedness falling within paragraphs (i) to (xvi) above not exceeding at any time more than €100,000,000 in aggregate (or its equivalent) provided that such Financial Indebtedness is not indebtedness incurred in respect of Acquisitions.

(c)                                  No Obligor will, and each Obligor will procure that none of its Subsidiaries which is a member of the Borrower Group will, incur or have outstanding any Financial Indebtedness due to or for the benefit of UPC or any Subsidiary of UPC (not being a member of the Borrower Group), other than Subordinated Shareholder Loans and any Permitted Financial Indebtedness referred to in Clause 23.12(b)(iv), (viii), (ix), (x) or (xii).

23.13                 Restricted Payments

(a)                                 Except for any payment or transfer of consideration for the transfer of shares or receivables to a member of the Borrower Group pursuant to the Restructuring, each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, make any Restricted Payments other than Permitted Payments or enter into any transaction with a Restricted Person other than on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Borrower Group.

(b)                                 As used herein, a Restricted Payment means, in each case whether in cash, securities, property or otherwise:

(i)                                     any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;

(ii)                                  any payment of principal of, or interest on, any loan; or

(iii)                               any transfer of assets, loan or other payment,

in the case of each of (i), (ii) and (iii), to a Restricted Person.

(c)                                  As used herein, a Permitted Payment means any distribution, dividend, transfer of assets, loan or other payment:

(i)                                     to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Borrower Group (including but not limited to, such transactions under Clause 23.21 (Priority));

(ii)                                  by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to €15,000,000 in any financial year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(iii)                               by way of payment of principal or interest on Subordinated Shareholder Loans or by way of distributions, dividends or other payments paid by UPC Broadband in respect of its share capital provided that:

(A)                               the applicable ratio for the purposes of Clause 24.2(a) (Financial ratios) is 4:1 or less prior to making the relevant payment and will be 4:1 or less after such payment has been made; and

(B)                               no Default has occurred and is continuing or would occur as a result of such payment;

(iv)                              by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 23.11 (Acquisitions and mergers);

(v)                                 by way of transfer to any Restricted Person of any non-Distribution Business Assets (as defined in Clause 23.10(b)(viii) (Disposals)) permitted in accordance with Clause 23.10(b)(viii) (Disposals); and

(vi)                              by way of distributions, dividends or other payments paid by UPC Broadband in respect of its share capital or by way of repayment or payment by UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) in respect of a Subordinated Shareholder Loan (each an Applicable Payment) but only to the extent that (A) UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) makes the Applicable Payment from the proceeds of sale or a disposal by UPC Scandinavia Holding B.V. permitted by Clause 23.10(b)(xiii) (Disposals); and (B) the aggregate of all Applicable Payments is less than or equal to the Net Proceeds of the sale or disposal by UPC Scandinavia Holding B.V. permitted by Clause 23.10(b)(xiii) (Disposals) less the Scandinavia Repayment Amount (as defined in Clause 23.10(b)(xiii) (Disposals)) and provided that no Default has occurred and is continuing or would occur as a result of such payment.

(d)                                 The restriction contained in paragraph (a) on the payment by any member of the Borrower Group of Management Fees shall cease to apply during such period as the applicable ratio for the purposes of Clause 24.2(a) (Financial ratios) is 3.50:1 (or less), provided that no Management Fees may be paid by any member of the Borrower Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.

23.14                 Loans and guarantees

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)                                 loans from a member of the Borrower Group to another member of the Borrower Group, provided that no Obligor shall make a loan to any other member of the Borrower Group unless, within 60 days of making that loan:

(i)                                     such Obligor has entered into an Obligor Pledge of Shareholder Loans which creates an effective pledge in favour of the Security Agent in relation to such loan and provided the Security Agent with such evidence as it may reasonably request as the power and authority of such Obligor to enter into such Obligor Pledge of Shareholder Loans and that such Obligor Pledge of Shareholder Loans constitutes valid and legally binding obligations of such Obligor enforceable in accordance with its terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and

(ii)                                  the relevant member of the Borrower Group to whom the shareholder loan has been made has given a notification of pledge to the Security Agent in respect of such shareholder loans;

(b)                                 as permitted by Clause 23.12 (Restrictions on Financial Indebtedness);

(c)                                  normal trade credit in the ordinary course of business;

(d)                                 guarantees given:

(i)                                     by any Obligor in respect of the liabilities of another Obligor;

(ii)                                  by a member of the Borrower Group in respect of the liabilities of an Obligor; or

(iii)                               by a member of the Borrower Group (which is not an Obligor) in respect of the liabilities of another member of the Borrower Group (which is not an Obligor);

(iv)                              by an Obligor in respect of the liabilities of any other member of the Borrower Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement; or

(v)                                 by an Obligor in respect of the liabilities of any other member of the Borrower Group which is not an Obligor provided that that other member of the Group must become an Additional Guarantor in accordance with Clause 33.4(a) (Additional Obligors) within 30 days of the granting of the guarantee made pursuant to this paragraph (v); or

(e)                                  to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(f)                                   loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a Lending Transaction) from a member of the Borrower Group, in connection with an acquisition by that member which is permitted by Clause 23.11 (Acquisitions and mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that:

(i)                                     no Lending Transaction may have a term longer than 12 months (including any extensions or refinancings of the original Lending Transaction); and

(ii)                                  the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Borrower Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed €100,000,000 at any time;

(g)                                  Lending Transactions from a member of the Borrower Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Shareholder Loans provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement or the Existing Facilities under the Existing Facility Agreement or pursuant to Clause 24.4 (Cure provisions) or otherwise); and

(h)                                 the loan, deposit, or similar arrangement to be made by a member of the Borrower Group with the lenders under the VTR Facility by no later than the date falling 60 days after the date of the VTR Acquisition.

23.15                 Environmental matters

Each Obligor (other than UPC Broadband Holdco) will and will procure that each of its Subsidiaries which is a member of the Borrower Group will:

(a)                                 (i) obtain all requisite Environmental Licences, (ii) comply with the terms and conditions of all Environmental Licences applicable to it and (iii) comply with all other applicable Environmental Law, in each case where failure to do so would or is reasonably likely to have a Material Adverse Effect;

(b)                                 promptly upon receipt of the same, notify the Facility Agent and the Security Agent of any claim, notice or other communication served on it in respect of any alleged breach of, or corrective or remedial obligation or liability under, any Environmental Law which, if substantiated, would or is reasonably likely to have a Material Adverse Effect.

23.16                 Insurance

Each Obligor (other than UPC Broadband Holdco) will, and will procure that each of its Material Subsidiaries which is a member of the Borrower Group will maintain insurance cover of a type and level which a prudent company in the same business would effect.

23.17                 Hedging

(a)                                 Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, enter into any interest rate or currency swaps,

other interest rate or currency derivative transactions or other hedging arrangements other than:

(i)                                     transactions and arrangements entered into with a High Yield Hedging Bank or a Senior Hedging Bank directly relating to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Borrower Group permitted to subsist by the terms of this Agreement (or transactions and arrangements relating to interest rate or currency swaps, other interest rate or currency derivative transactions or other hedging arrangements that themselves relate to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Borrower Group permitted to subsist by the terms of this Agreement), in each case excluding any such transactions or arrangements that directly or indirectly relate to Subordinated Shareholder Loans; and

(ii)                                  transactions and arrangements entered into by any Obligor with a Senior Hedging Bank directly relating to the management of currency exchange risk arising out of income denominated in a currency other than euro (each such transaction or arrangement, a Cash Flow Hedging Agreement);

(iii)                               to the extent they constitute interest rate or currency swaps or other hedging arrangements, the guarantees granted by each of the Guarantors pursuant to Clause 21 (Guarantee) or clause 21 (Guarantee) of the Existing Facility Agreement (as applicable) in respect of any High Yield Hedging Agreements; and

(iv)                              any interest rate, currency and any other hedging arrangements permitted under the VTR Facility.

(b)                                 UPC Broadband will procure that any member of the Borrower Group that enters into a Senior Hedging Agreement (as defined in the Existing Facility Agreement) and any member of the UGCE Borrower Group that enters into a High Yield Hedging Agreement accedes to the Security Deed and the Intercreditor Agreement as a Charging Entity by delivering to the Security Agent a Security Provider’s Deed of Accession duly executed by that company.

23.18                Intellectual Property Rights

Except as otherwise permitted by this Agreement, each Obligor (other than UPC Broadband Holdco) will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will:

(a)                                 make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Borrower Group and which are material to the conduct of the business of the Borrower Group as a whole from time to time;

(b)                                 take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c)                                  ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect;

(d)                                 not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)                                  pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Borrower Group as a whole from time to time.

23.19                 Share capital

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group (other than in respect of such other members of the Borrower Group in order to permit a solvent reorganisation permitted under Clause 23.11(b)(iii) (Acquisitions and mergers)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except to the extent the same constitutes a Permitted Payment or in the case of members of the Borrower Group other than the Obligors, is otherwise permitted by Clause 23.13 (Restricted Payments) or is in connection with the Romania Restructuring.

23.20                 Inter-connection and chello

Each Obligor (other than UPC Broadband Holdco) will ensure that each member of the Borrower Group which is not a Relevant Eastern European Subsidiary:

(a)                                 which offers residential telephony services in any country, maintains inter-connection arrangements with one or more major fixed line telephony operators in that country; and

(b)                                 which offers internet and/or data services is provided with such services by UPC Broadband N.V. or by another provider on arm’s length commercial terms.

23.21                 Priority

For as long as Priority Telecom N.V. is a Restricted Person, each Obligor (other than UPC Broadband Holdco) will not and will not permit any contractual arrangements between Priority Telecom N.V. and the Borrower Group to be entered into other than on bona fide arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Borrower Group.

23.22                 UPC Broadband Pledged Account

(a)                                 Subject to receipt of all necessary legal, regulatory, shareholder and partner approvals (all of which each Obligor will, and will ensure that each of its Subsidiaries will, use all reasonable efforts to obtain as soon as practicable), each Obligor (other than UPC Broadband Holdco) shall on receipt of a request from the Facility Agent (acting on the instructions of the Majority Lenders) ensure that it and each of its Subsidiaries which is a member of the Borrower Group, promptly following the last day of either each calendar month or each calendar quarter (as may be directed by the Facility Agent in its request) of UPC Broadband ending after 31 March 2006 transfers an amount equal to its Excess Cash on that date to the UPC Broadband Pledged Account.

(b)                                 For the purposes of this Clause 23.22:

(i)                                     Excess Cash means, in relation to any member of the Borrower Group at any time, the aggregate cash in hand and at bank (less withdrawals and other transfers of cash that have not cleared at bank) of that member at that time in excess of €5,000,000 (or its equivalent in other currencies); and

(ii)                                  the UPC Broadband Pledged Account means one or more accounts in the name of UPC Broadband or any other member of the Borrower Group, held with a branch of a bank or financial institution, which has been pledged to the Beneficiaries pursuant to a Security Document in the agreed form and in respect of which account(s) all notices required by that Security Document have been served upon the relevant bank or financial institution in the manner required by that Security Document and the relevant account bank(s) have waived any lien, right of set-off or other Security Interest, other than in respect of routine account keeping charges and set offs between UPC Broadband Pledged Accounts.

(c)                                  UPC Broadband may withdraw amounts standing to the credit of the UPC Broadband Pledged Account at any time provided that:

(i)                                     any such withdrawn amount is to be applied to meet expenditure arising in the course of the Business of the Borrower Group as carried on in accordance with this Agreement or for any other purpose permitted under this Agreement; and

(ii)                                  no Event of Default has occurred which is continuing.

23.23                 Share security

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, issue any shares of any class provided that:

(a)                                 notwithstanding paragraph (b), an Obligor (other than UPC Broadband, UPC Holding II or UPC Broadband Holdco) may issue shares to any person other than a member of the Borrower Group and shall not be required to procure that such shares are charged or pledged in favour of the Beneficiaries, provided that such share issue does not result in a Change of Control;

(b)                                 any member of the Borrower Group may issue shares to or otherwise acquire additional rights from any other member of the Borrower Group so long as (if any of the existing shares in the relevant member of the Borrower Group are charged or pledged in favour of any Beneficiary) such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(c)                                  UPC Broadband and UPC Holding II may issue shares to UPC Broadband Holdco provided that such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(d)                                 any member of the Borrower Group may issue shares pursuant to the exercise of Approved Stock Options;

(e)                                  a member of the Borrower Group may issue shares as part of an Acquisition or merger or consolidation permitted by Clause 23.11 (Acquisitions and mergers), provided that the issue of such shares does not cause a Change of Control;

(f)                                   a member of the Borrower Group (other than an Obligor) may issue shares to all the holders of the share capital of such member pro rata to their interests in such share capital provided that, if any existing shares in that member of the Borrower Group are charged or pledged in favour of any Beneficiary under any Security Document, upon issue the shares that are issued to any other member of the Borrower Group or any Shareholder are charged or pledged in favour of the Beneficiaries as provided in paragraph (b) above; and

(g)                                  any member of the Borrower Group (other than UPC Broadband or UPC Holding II) may issue shares to any person pursuant to any agreement or other legally binding arrangement existing, and disclosed to the Facility Agent in writing, on or before the Signing Date, provided that such share issue does not result in a Change of Control.

23.24                 Shareholder Loans

(a)                                 Each Obligor will procure that prior to any Restricted Person making any Financial Indebtedness (other than Permitted Payments) available to any member of the Borrower Group, such Restricted Person shall enter into a Pledge of Subordinated Shareholder Loans on terms and conditions satisfactory to the Facility Agent and a Security Provider’s Deed of Accession and provides (i) the Facility Agent with such documents and evidence as it may reasonably require as to the power and authority of the Restricted Person to enter into such Pledge of Subordinated Shareholder Loans and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such Restricted Person enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and (ii) notification of such pledge to the relevant member of the Borrower Group.

(b)                                 Each Obligor shall ensure that each Subordinated Shareholder Loan and each shareholder loan entered into between an Obligor which is a party to an Obligor Pledge of Shareholder Loans as a creditor and a member of the Borrower Group is governed by the law of The Netherlands.

23.25                Further security over receivables

UPC Broadband shall:

(a)                                 on each date on which it is required to deliver the financial statements referred to in Clause 23.2(b) (Financial information) in respect of its second and fourth financial quarters in each financial year, notify the Facility Agent of the details of any contracts, agreements or other arrangements entered into by any member of the Borrower Group with Priority Telecom N.V. at any time under which receivables owing to such member of the Borrower Group aggregating €10,000,000 (or its equivalent in other currencies) or more are outstanding on such date, together with details of such receivables; and

(b)                                 if the Facility Agent (acting on the instructions of the Majority Lenders) requires, promptly grant, or procure the grant by the relevant member of the Borrower Group of (in each case subject to receipt of all necessary legal, regulatory, shareholder and partner approvals, other than approvals from Priority Telecom N.V, all of which UPC Broadband will and will ensure that each member of the Borrower Group will use all reasonable efforts to obtain as soon as possible) (i) a pledge in favour of the Beneficiaries over the receivables referred to in (a) above in substantially the same form as a receivables pledge already granted to the Security Agent by a member of the Borrower Group in respect of receivables located in, or governed by the laws of, or (as the case may be) owed by or to a person incorporated in, the same jurisdiction as the relevant receivables or (as the case may be) relevant person by or to whom such receivables are owed or in such other form as the Security Agent may reasonably request and (ii) a Security Provider’s Deed of Accession and shall provide the Security Agent with such evidence as it may reasonably request as to the power and authority of such member of the Borrower Group to enter into such pledge of receivables and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such member enforceable in accordance with their terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents), together with all such notices and other documents as the Security Agent may reasonably require to perfect the receivables pledge.

23.26                 Financial year end

Each Obligor (other than UPC Broadband Holdco) will, and will procure that its Subsidiaries which are members of the Borrower Group will, maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders in each case not to be unreasonably withheld).

23.27                 Capital expenditure

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, incur any material Capital Expenditure other than in relation to the Permitted Business.

23.28                 Constitutive documents

Each Obligor will not, and will procure that no member of the Borrower Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Borrower Group granted to the Beneficiaries pursuant to the Security Documents.

23.29                 ERISA

Each Obligor (other than UPC Broadband Holdco) will, and will procure that its Subsidiaries which are members of the Borrower Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

23.30                 UPC Financing

(a)                                 Each Borrower will ensure that the proceeds of any loan made to the UPC Financing by UPC Broadband or UPC Holding II and the proceeds of any drawing made by UPC Financing shall be invested by way of intercompany loan or equity subscription in one or more other members of the Borrower Group within five Business Days of receipt of such proceeds or, as the case may be, the relevant Utilisation Date.

(b)                                 Each Obligor (other than UPC Broadband Holdco) will ensure that, in accordance with the terms of any pledge of intercompany loans made by UPC Financing, any intercompany loan made by UPC Financing to any Obligor or any Subsidiary of an Obligor which is a member of the Borrower Group is made on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of UPC Financing and entered into in good faith.

24.                               FINANCIAL COVENANTS

24.1                        Financial definitions

In this Clause 24:

Annualised EBITDA means:

(a)                                 for the purposes of the definition of Permitted Acquisition, Clause 16.10 (Disposals) and Clause 14.6(a) (Mandatory prepayment from disposal proceeds) in respect of any person, in respect of any six month period, two times EBITDA of that person (calculated on a consolidated basis) for that period; and

(b)                                 for all other purposes, in respect of any Ratio Period, two times EBITDA of the Borrower Group for that Ratio Period.

EBITDA means, in relation to any Ratio Period, operating income (expense) plus depreciation, amortisation, non cash stock compensation expenses, other non cash impairment charges, one off reorganisation or restructuring charges, direct acquisition costs, losses (gains) on the sale of operating assets and accrued Management Fees (whether or not paid) for such Ratio Period as reflected in the consolidated statement of operations identified as such in the consolidated financial statements of the Borrower Group, to the extent attributed to the Distribution Business of the Borrower Group and all as determined in accordance with GAAP and (in the case of the Borrower Group or any part of the Borrower Group) as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 16.2(a) or (b) (Financial information) (as the case may be).

For the avoidance of doubt, as a result of US GAAP purchase accounting adjustments, certain deferred revenues on the balance sheet of Cablecom GmbH were required to be written off. The Borrower shall, when calculating EBITDA, have the option to include revenues that would have been recognised had this US GAAP purchase accounting not taken place.

Interest means:

(a)                                 interest and amounts in the nature of interest (including, without limitation, the interest element of finance leases) accrued;

(b)                                 discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letter of credit); and

(c)                                  any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Senior Hedging Agreements and (as applicable) High Yield Hedging Agreements), taking into account any premiums payable.

Ratio Period means each period of approximately 6 months covering two quarterly Accounting Periods of the Borrower Group ending on each date to which each set of financial statements required to be delivered under Clause 23.2(a) or (b) (Financial information) are prepared.

Senior Debt means at any time, the consolidated Financial Indebtedness of the Borrower Group after deducting any amount standing to the credit of the Blocked Account referred to in Clause 14.6(b)(ii) (Mandatory prepayment from disposal proceeds) to the extent such amount has been deposited in that Blocked Account pursuant to Clause 14.6(b)(ii) (Mandatory prepayment from disposal proceeds) and has not at the relevant time been applied in prepayment or reinvestment as described in Clause 14.6(b)(ii) (Mandatory prepayment from disposal proceeds) and, excluding:

(a)                                 any Financial Indebtedness which is a contingent obligation of a member of the Borrower Group; and

(b)                                 any Subordinated Shareholder Loans and any Financial Indebtedness referred to in Clause 23.12(b)(viii), (xi), (xii) and (xiii) (Restrictions on Financial Indebtedness).

Senior Debt Service means, for any Ratio Period, the sum of:

(a)                                 all scheduled repayments (including scheduled reductions of revolving credits to the extent they are drawn) of Senior Debt which fell due during such Ratio Period excluding any scheduled repayments of facilities under this Agreement or the Existing Facility Agreement that are funded by drawings of an Additional Facility in accordance with the terms of this Agreement; and

(b)                                 Total Cash Interest for that Ratio Period.

Senior Interest means, in respect of any period, the amount of Total Cash Interest accrued in respect of Senior Debt during that period.

Total Cash Interest means, in respect of any period, the total amount of all Interest accrued in respect of Senior Debt and Subordinated Shareholder Loans during such period and payable in cash (either during such period or after such period) (having taken into account the effect of any Senior Hedging Agreements), except in each case, to the extent that such payments (other than payments in respect of Senior Debt) are funded by distributions made by Unrestricted Subsidiaries to UPC Broadband or any other member of the Borrower Group and excluding, for the avoidance of doubt, capitalisation of Interest accrued in respect of Subordinated Shareholder Loans.

Total Debt means, at any time, the aggregate amount of:

(a)                                 Senior Debt; and

(b)                                 Financial Indebtedness of each other member of the UGCE Borrower Group, but excluding any Financial Indebtedness (i) owing between members of the UGCE Borrower Group and (ii) owing between a member of the UGCE Borrower Group and a member of the Wider Group (other than a member of the UGCE Borrower Group).

24.2                        Financial ratios

UPC Broadband will procure that:

(a)                                 the ratio of Senior Debt to Annualised EBITDA for each Ratio Period which ends on a date or in a period specified in column 1 below shall not exceed the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
30 September 2003	7.75:1
31 December 2003	6.75:1
31 March 2004	6.75:1
30 June 2004	5.90:1
30 September 2004	5.40:1
31 December 2004	4.90:1
31 March 2005	4.80:1
30 June 2005	4.60:1
30 September 2005	4.40:1
31 December 2005	4.10:1
thereafter	4.00:1

(b)                                 the ratio of EBITDA to Total Cash Interest for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date and period:

Test Dates	Ratio
30 September 2003	2.25:1
31 December 2003	2.25:1
31 March 2004	2.00:1
30 June 2004	2.25:1
30 September 2004	2.50:1
31 December 2004	2.50:1
31 March 2005	2.50:1
30 June 2005	2.50:1
30 September 2005	2.75:1
31 December 2005	2.75:1
31 March 2006	2.75:1
30 June 2006	2.75:1
Thereafter	3.00:1

(c)                                  the ratio of EBITDA to Senior Debt Service for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
31 December 2003	1.00:1
31 March 2004	1.00:1
30 June 2004	1.50:1
30 September 2004	1.50:1
31 December 2004	1.50:1
31 March 2005	2.25:1
30 June 2005	2.25:1

Test Dates	Ratio
30 September 2005	2.25:1
31 December 2005	2.25:1
31 March 2006	2.25:1
30 June 2006	1.00:1
30 September 2006	1.00:1
31 December 2006	1.00:1
31 March 2007	1.00:1
Thereafter	1.00:1

(d)                                 the ratio of EBITDA to Senior Interest for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
30 September 2003	2.25:1
31 December 2003	2.25:1
31 March 2004	2.10:1
30 June 2004	2.10:1
30 September 2004	2.50:1
31 December 2004	2.65:1
31 March 2005	2.80:1
30 June 2005	2.85:1
30 September 2005	3.05:1
31 December 2005	3.15:1
thereafter	3.40:1	; and

(e)                                  the ratio of Total Debt to Annualised EBITDA for each Ratio Period shall not exceed 5.75:1.

24.3                        Calculations

(a)                                 For the purposes of Clause 24.2 (Financial ratios), Senior Debt for any Ratio Period will be calculated on the basis of Senior Debt outstanding on the last day of that Ratio Period.

(b)                                 For the purposes of Clause 17.2(a) and 17.2(e), Senior Debt and Total Debt for any Ratio Period will be calculated on the basis of Senior Debt or Total Debt, as applicable, outstanding on the last day of that Ratio Period but shall, in each case, be reduced by the aggregate amount of all Cash and Cash Equivalent Investments held by any member of the Borrower Group at that time as stated on the consolidated financial statements of the Borrower Group for that Ratio Period.

24.4                        Cure provisions

(a)                                 UPC Broadband may cure a breach of the financial ratios set out in Clause 24.2(a), (b), (c), (d) and (e) (Financial ratios) by procuring that additional equity is injected into the Borrower Group by one or more Restricted Persons and/or additional Subordinated Shareholder Loans are provided to the Borrower Group in an aggregate amount equal to:

(i)                                     in the case of a breach of Clause 24.2(a) or (e) (Financial ratios), the amount which, if it had been deducted from Senior Debt or Total Debt (as applicable) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)                                  in the case of a breach of Clause 24.2(b), (c) or (d) (Financial ratios), the amount which, if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(iii)                               in the case of a breach of more than one paragraph of Clause 24.2 (Financial ratios), the higher of the relevant amount referred to in (i) or (ii) above.

(b)                                 A cure under paragraph (a) above will not be effective unless:

(i)                                     the required amount of additional equity or the proceeds of Subordinated Shareholder Loans is received by the Borrower Group before delivery of the financial statements delivered under Clause 23.2(a) or (b) (Financial information) which show that Clause 24.2 (Financial ratios) has been breached; and

(ii)                                  in the case of a cure of Clause 24.2(a) or (e) (Financial ratios), the proceeds of the relevant additional equity or Subordinated Shareholder Loans are applied in full in or towards repayment or prepayment of Facility A Advances (as defined in the Existing Facility Agreement) in accordance with Clause 14 (Cancellation and Prepayment) and, to the extent of any surplus after such repayment or prepayment, for the purposes of the Permitted Business.

(c)                                  No cure may be made under this Clause 24.4:

(i)                                     in respect of more than five Ratio Periods during the life of the Additional Facilities; or

(ii)                                  in respect of consecutive Ratio Periods.

(d)                                 Where a cure is exercised under this Clause 24.4 in respect of a breach of Clause 24.2(b), (c) or (d) (Financial ratios) and the next Ratio Period ends approximately three months after the Ratio Period in respect of which the cure was made, EBITDA in respect of that next Ratio Period will be deemed, for the purposes of Clause 24.2(b), (c) and (d) (Financial ratios), to be increased by the amount determined under subparagraph 24.4(a)(ii) above in respect of the relevant cure.  This deemed increase will not be treated as a separate cure.

24.5                        Determinations

(a)                                 Financial Indebtedness of the Borrower Group originally denominated in any currency other than euro that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro, will be taken into account at its euro equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions.

(b)                                 All the terms used above are to be calculated in accordance with the GAAP on which the preparation of the Original Borrower Group Financial Statements was based.

(c)                                  Notwithstanding paragraphs (a) and (b) above, Hedged Debt (as defined below) will be taken into account at its euro equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Borrower Group for calculating the euro equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below.

Hedged Debt means:

(i)                                     Financial Indebtedness of the Borrower Group originally denominated in any currency other than euro in which any member of the Borrower Group earns EBITDA (a functional currency) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro; and

(ii)                                  Financial Indebtedness of the Borrower Group that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.

(d)                                 If there is a dispute as to any interpretation of or computation for Clause 24.1 (Financial definitions), the interpretation or computation of the auditors of UPC Broadband shall prevail.

(e)                                  If UPC Broadband is obliged or chooses to prepare its financial statements on a different basis from the basis used in the preparation of the Original Borrower Group Financial Statements, such financial statements shall be accompanied by a statement (providing reasonable detail) from UPC Broadband either:

(i)                                     confirming that the change(s) would have no effect on the operation of the ratios set out in Clause 24.2 (Financial ratios); or

(ii)                                  unless otherwise agreed in writing by the Facility Agent (acting upon the instructions of the Majority Lenders), if the change(s) would have such an effect, containing a reconciliation demonstrating the effect of the change(s) (and, for the purpose of calculating the ratios set out in Clause 24.2 (Financial ratios), such financial statements will be treated as though adjusted by that reconciliation so as to exclude the effect of the changes).

25.                               DEFAULT

25.1                        Events of Default

Each of the events set out in Clauses 25.2 (Non-payment) to 25.20 (ERISA) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

25.2                        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents (other than any amount payable by UPC Broadband under Clause 14.6(a) (Mandatory prepayment from disposal proceeds) of this Agreement) at the place at, and in the currency in, which it is expressed to be payable, unless the relevant amount is paid in full within one Business Day (in the case of principal amounts) or three Business Days (in the case of other amounts) of the due date.

25.3                        Breach of other obligations

(a)                                 An Obligor does not comply with any of Clauses 23.6 (Pari passu ranking), 23.7 (Negative pledge), 23.10 (Disposals), 23.11 (Acquisitions and mergers), 23.13 (Restricted Payments), 23.14 (Loans and guarantees), 23.19 (Share capital) or 24 (Financial Covenants).

(b)                                 An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph (a) above or in Clause 25.2 (Non-payment) and other than non-payment by UPC Broadband of any amount under Clause 14.6(a) (Mandatory prepayment from disposal proceeds) of this Agreement) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to UPC Broadband requiring the same to be remedied.

(c)                                During the Clean Up Period (as defined below), references to the Group, Material Subsidiaries or member of the Borrower Group in Clauses 15 (Representations and Warranties), 16 (Undertakings) and 18 (Default) (other than Clause 18.3(a) (Breach of other obligations) to the extent it refers to Clause 17 (Financial Covenants)) will not include any company which has been acquired pursuant to an Acquisition permitted under Clause 16.11(a)(i) or (ii) (Acquisitions and mergers) if the relevant event or circumstance, which would, but for the operation of this paragraph (c), have resulted in a Default:

(i)                                     existed prior to the date of such Acquisition;

(ii)                                  is capable of remedy during the Clean Up Period and reasonable steps are being taken, having become aware of such event or circumstance, to ensure that such event or circumstance is being remedied;

(iii)                               was not procured or approved by any member of the Borrower Group; and

(iv)                              has not resulted in or could not be reasonably be expected to have, a Material Adverse Effect.

“Clean Up Period” means the period commencing on the date of completion of any Acquisition referred to in paragraph (c) above and ending on the date falling 120 days thereafter. ”

25.4                        Misrepresentation

A representation or warranty made or repeated by any Obligor in or in connection with any Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than the representation in Clause 22.25 (Dutch Banking Act) but only to the extent that an Obligor has relied on the declaration of a Lender that it qualified as a Professional Market Party) is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to UPC Broadband requiring the same to be remedied.

25.5                        Cross default

(a)                                 Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group is not paid when due or within any originally applicable grace period.

(b)                                 Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)                                  Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group (other than any Financial Indebtedness of a member of the Borrower Group under the VTR Facility) becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)                                 It shall not be an Event of Default under:

(i)                                     this Clause 25.5 where the aggregate principal amount of all Financial Indebtedness to which any event specified in paragraphs (a), (b) or (c) relates is less than €15,000,000 (in the case of the Borrower Group) or €50,000,000 (in the case of any member of the UGCE Borrower Group) or, as the case may be, the equivalent in other currencies;

(ii)                                  this Clause 25.5 in respect of Financial Indebtedness owing by a member of the Borrower Group to another member of the Borrower Group which is permitted under this Agreement; and

(iii)                               paragraph (c) above, in the case of the Acquisition of an entity which results in that entity becoming a member of the Borrower Group, for a period of 180 days following completion of that Acquisition, by reason only of an event of default (however described) arising in relation to the Financial Indebtedness of that acquired entity as a result only of the Acquisition of that acquired entity, provided that such Financial Indebtedness is not placed on demand, becomes prematurely due and payable or is otherwise accelerated during that period).

(e)                                  Any Financial Indebtedness of a member of the Borrower Group under an Existing Finance Document becomes capable of being due and payable or placed on demand, in each case as a result of an Event of Default as defined under the relevant Existing Finance Document.

25.6                        Insolvency

(a)                                 The Netherlands:  any Obligor, any Material Subsidiary or member of the UGCE Borrower Group organised in The Netherlands is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitieve surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(b)                                 General:  any of the following occurs in respect of an Obligor, any Material Subsidiary or any member of the UGCE Borrower Group:

(i)                                     it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(ii)                                  it admits its inability to pay its debts as they fall due;

(iii)                               it suspends making payments on any of its debts or announces an intention to do so; or

(iv)                              a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

(c)                                  United States of America:  any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group which is a partnership, or a partner of any partnership, formed under the laws of the states of Colorado or Delaware, United States or which is incorporated under the laws of a State of the United States or that resides or has a domicile, a place of business or property in the United States (each a U.S. Obligor):

(i)                                     admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(ii)                                  makes a general assignment for the benefit of creditors;

(iii)                               shall have had appointed a receiver, a custodian, trustee or similar official for, or a receiver, custodian, trustee or similar official shall have taken possession of, all or substantially all of its assets, in proceedings brought by or against such Obligor or Material Subsidiary, and such appointment shall not have been discharged or such possession shall not have been terminated within 60 days after the effective date thereof or such Obligor or Material Subsidiary shall have consented to or acquiesced in such appointment or possession;

(iv)                              shall have filed a petition for relief under the insolvency, bankruptcy or similar laws of the United States of America or any state thereof, or an involuntary petition for such relief shall have been filed against any such Obligor or Material Subsidiary under such laws and shall not have been dismissed or terminated within 60 days after such involuntary petition is filed; or

(v)                                 shall have failed to have discharged or obtained a stay of any proceeding to enforce, within a period of 45 days after the commencement thereof, any attachment, sequestration or similar proceeding asserted against all or substantially all of the assets of such Obligor or Material Subsidiary,

(vi)                              in each case other than in connection with the solvent liquidation of UPC Polska following the transfer of its assets to Polska Holdco.

25.7                        Insolvency proceedings

(a)                                 Any formal voluntary step commencing legal proceedings (including petition or convening a meeting) is taken by any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group with a view to a moratorium or a composition, assignment or arrangement with any class of creditors of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group; or

(b)                                 a meeting of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group is convened by its shareholders, directors, managing partner (in the case of UPC Financing), secretary or other officers for the purpose of considering any resolution for, to petition for or to file documents with a court for its winding-up, dissolution or for its administration, suspension of payments, composition or bankruptcy or any such resolution is passed; or

(c)                                  any person presents a petition or files documents, with the appropriate legal authorities, for the winding-up or for the administration or for the bankruptcy of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group and the petition is not discharged or stayed within 45 days (or, in the case of a US Obligor, 60 days); or

(d)                                 an order for the winding-up or administration of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group is made,

in each case other than in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Majority Lenders) or in connection with the solvent liquidation of UPC Polska following the transfer of its assets to Polska Holdco.

25.8                        Appointment of receivers and managers

(a)                                 Any liquidator, trustee-in-bankruptcy, preliminary trustee, composition trustee, judicial custodian, compulsory manager, receiver, administrative receiver or administrator is appointed in respect of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group or any part of its assets which is material in the context of the Borrower Group (taken as a whole) and, only in the case of the appointment of a judicial custodian, compulsory manager or receiver, is not discharged within 45 days (or, in the case of a US Obligor, 60 days); or

(b)                                 the directors, shareholders or other officers of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, preliminary trustee, composition trustee, judicial custodian, compulsory manager, receiver, administrative receiver or administrator, in each case other than in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Majority Lenders).

25.9                        Creditors’ process

A distress, execution, attachment or other legal process is levied, enforced or sued out upon or against all or any part of the assets of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group which is material in the context of the Borrower Group (taken as a whole), except where the same is being contested in good faith or is removed, discharged or paid within 45 days (or, in the case of a US Obligor, 60 days).

25.10                 Similar proceedings

Anything which has an equivalent effect to any of the events specified in Clauses 25.6 (Insolvency) to 25.9 (Creditors’ process) (inclusive) shall occur under the laws of any applicable jurisdiction in relation to any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group.

25.11                 Unlawfulness

It is or becomes unlawful for any Obligor or Subordinated Creditor to perform any of its payments or other material obligations under the Finance Documents to which it is a party.

25.12                 Repudiation

Any Obligor or Subordinated Creditor repudiates, or evidences an intention to repudiate, any Finance Document to which it is a party.

25.13                 Cessation of Distribution Business

The Borrower Group (taken as a whole) ceases to carry on all or substantially all of its Distribution Business.

25.14                Seizure

All or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, UGCE Inc., UPC Broadband Holdco or the Borrower Group (taken as a whole but excluding any undertaking, assets, rights or revenues which do not form part of the Distribution Business) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government.

25.15                 Environmental Matters

As a result of any Environmental Law any of the Finance Parties becomes subject to a material obligation (actual or contingent and, in the case of any contingent obligation, being one which, at the relevant time, would be likely to arise) directly as a result of it entering into any of the Finance Documents which was not caused by its negligence or wilful default.

25.16                 Breach of Security Deed and Intercreditor Agreement

(a)                                 A Subordinated Creditor fails to comply with any of its obligations under the Security Deed or the Pledge of Subordinated Shareholder Loans to which it is party and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) UPC or UPC

Broadband has become aware of the failure to comply or (ii) the Facility Agent gives notice to the relevant Subordinated Creditor and UPC Broadband requiring the same to be remedied.

(b)                                 Any representation or warranty made by a Subordinated Creditor under the Security Deed or the Pledge of Subordinated Shareholder Loans is incorrect in any material aspect when made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to that Subordinated Creditor requiring the same to be remedied.

(c)                                  Any representation or warranty made by a Finance Party (as defined in the Existing Facility Agreement) is incorrect in any material respect when made or repeated.

25.17                 Loss of Licences

Any Licence is in whole or part:

(a)                                 terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) having substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)                                 is modified or is breached in a manner which would or is reasonably likely to have a Material Adverse Effect.

25.18                 Material Contracts

(a)                                 Except as is required by any term of this Agreement, any Material Contract to which a member of the Borrower Group is a party is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect, unless:

(i)                                     in the case of an Interconnect Agreement only, services of a similar nature to those provided pursuant to such Material Contract are at all times provided to the Borrower Group on terms which are not materially more onerous on the relevant member of the Borrower Group or on the terms imposed by the mandatory requirements of any regulatory body; or

(ii)                                  such termination, suspension, revocation, cancellation or cessation (in the reasonable opinion of the Facility Agent) would not or is not reasonably likely to have a Material Adverse Effect.

(b)                                 Any alteration or variation is made to any term of any Material Contract to which a member of the Borrower Group is a party which individually or cumulatively (in the reasonable opinion of the Facility Agent) would or is reasonably likely to have a Material Adverse Effect.

(c)                                  Any party breaches any term of or repudiates any of its obligations under any Material Contract to which a member of the Borrower Group is a party where such breach or repudiation (in the opinion of the Facility Agent exercised reasonably) would or is reasonably likely to have a Material Adverse Effect unless, in the case of a breach of a Material Contract by any person other than any member of the Borrower

Group, the relevant services are at all relevant times provided to the appropriate members of the Borrower Group on the basis set out in (a) above.

25.19                 Material Adverse Change

Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

25.20                 ERISA

The occurrence of:

(a)                                 any event or condition that presents a material risk that any member of the Borrower Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)                                 an “accumulated funding deficiency” (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of any member of the Borrower Group or any ERISA Affiliate to make a contribution to a Plan.

25.21                 Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Majority Lenders will, by notice to UPC Broadband declare that an Event of Default has occurred and:

(a)                                 cancel the Total Commitments; and/or

(b)                                 declare that all the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(c)                                  demand that all the Advances be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Advances and all other amounts payable by the Obligors under the Finance Documents.

25.22                 Automatic Acceleration

If an Event of Default described in Clause 25.6(c)(ii), (iii) or (iv) (United States of America) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of a US Borrower, all outstanding Advances drawn by a US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Advances) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

26.                               FACILITY AGENT, SECURITY AGENT AND LENDERS

26.1                        Appointment and duties of the Agents

(a)                                 Each Lender irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each Finance Party appointing each Agent irrevocably authorises each Agent on its behalf to:

(i)                                     perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)                                  execute each Finance Document expressed to be executed by the Facility Agent on that Finance Party’s behalf.

(c)                                  Each Agent shall have only those duties which are expressly specified in this Agreement.  Those duties are solely of a mechanical and administrative nature.

26.2                        Relationship

The relationship between each Agent and the other Finance Parties is that of agent and principal only.  Nothing in this Agreement constitutes either Agent as trustee or fiduciary for any other Party or any other person and neither Agent need hold in trust any moneys paid to it for a Party save as provided in the Finance Documents or be liable to account for interest on those moneys.

26.3                        Majority Lenders’ directions

(a)                                 Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of such instructions each Agent may act as it considers to be in the best interests of all the Lenders.

(b)                                 No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.4                        Delegation

Each Agent may act under the Finance Documents through its personnel and agents.

26.5                        Responsibility for documentation

Neither Agent is responsible to any other Party for:

(a)                                 the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document by any other Party;

(b)                                 the collectability of amounts payable under any Finance Document;

(c)                                  the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document by any other Party; or

(d)                                 the integrity or security of any Finance Document or other document or information posted or distributed electronically on any intranet based system (or similar) in connection with the preparation, negotiation and execution of the Finance Documents or the administration of the Facilities.

26.6                        Default

(a)                                 Neither Agent is obliged to monitor or enquire as to whether or not a Default has occurred. Neither Agent will be deemed to have knowledge of the occurrence of a Default.  However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(b)                                 Each Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

26.7                        Exoneration

(a)                                 Without limiting paragraph (b) below, neither Agent will be liable for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party may take any proceedings against any officer, employee or agent of either Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

(c)                                  Any officer, employee or agent of either Agent may rely on this Clause 26.7 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

26.8                        Reliance

Each Agent may:

(a)                                 rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)                                  engage, pay for and rely on legal or other professional advisers selected by it (including those in the Facility Agent’s employment and those representing a Party other than the Facility Agent).

26.9                        Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a)                                 has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by either Agent in connection with any Finance Document; and

(b)                                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

26.10                 Information

(a)                                 Each Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)                                 Except where this Agreement specifically provides otherwise, neither Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(c)                                  Except as provided above, neither Agent has a duty:

(i)                                     either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the Signing Date; or

(ii)                                  unless specifically requested to do so by a Lender in accordance with this Agreement, to request any certificates or other documents from any Obligor.

26.11                Each Agent individually

(a)                                 If it is also a Lender, each of the Facility Agent and the Security Agent has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not the Facility Agent or Security Agent (as applicable).

(b)                                 Each of the Agents may:

(i)                                     carry on any business with an Obligor or its related entities;

(ii)                                  act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)                               retain any profits or remuneration in connection with its activities under the Finance Documents, or in relation to any of the foregoing.

26.12                 Indemnities

Each Lender shall indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by the relevant Agent (otherwise than by reason of the relevant Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).  Such indemnification shall be pro rata to its Commitments (and for the purposes of calculating this proportion, the amount of the Total Additional Facility Commitments and each Lender’s Additional Facility Commitments shall be converted to euros at the Agent’s Spot Rate of Exchange on the date of the relevant calculation).

26.13                 Compliance

(a)                                 Each Agent may refrain from doing anything which might, in its reasonable opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its reasonable opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)                                 Without limiting paragraph (a) above, neither Agent need disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the relevant Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

26.14                 Resignation of Agents

(a)                                 Notwithstanding its irrevocable appointment (but subject to paragraphs (f) and (g) below), each Agent may resign by giving notice to the Lenders and UPC Broadband, in which case the relevant Agent may, following consultation with and with the consent of UPC Broadband (not to be unreasonably withheld or delayed) forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Lenders may with the consent of UPC Broadband (not to be unreasonably withheld or delayed) appoint a reputable and experienced bank as successor Agent. The resignation of the Security Agent is subject to compliance with clause 9.1 (Retirement of Security Agent) of the Security Deed.

(b)                                 If the appointment of a successor Agent is to be made by the Majority Lenders but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may, following consultation with and with the consent of UPC Broadband (not to be unreasonably withheld or delayed), appoint a successor Agent.

(c)                                  The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment.  On giving the notification and receiving such approval, the successor Agent will succeed to the position of the retiring Facility Agent and the term Facility Agent or Security Agent (as the case may be) will mean the successor Facility Agent or Security Agent, respectively.

(d)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)                                  Upon its resignation becoming effective, this Clause 26 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the relevant Agent and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

(f)                                   The Majority Lenders may by notice to an Agent require it to resign in accordance with paragraph (a) above.  In this event, the relevant Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

(g)                                  UPC Broadband may, if it is unsatisfied (acting reasonably) with the performance by an Agent of its role as Agent, following a period of consultation with the relevant

Agent of not less than 14 days, by notice to that Agent require it to resign in accordance with paragraph (a) above.  Such notice must specify the reasons for which UPC Broadband is seeking the Agent’s resignation, which must be based on reasonable grounds.  In this event, the relevant Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

26.15                 Lenders

(a)                                 Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Lender to the contrary by not less than five Business Days prior to the relevant payment.

(b)                                 Each Lender, on the date on which it becomes a party to this Agreement (if it is a requirement of Dutch law that such Lender is a Professional Market Party) represents to the Finance Parties and UPC Broadband that it is a Professional Market Party.  Such Lender acknowledges that the Finance Parties and UPC Broadband have relied upon such representation.

26.16                 Separate divisions

In acting as an Agent, the agency division of each of the Agents shall be treated as a separate entity from its other divisions and departments.  Any information acquired at any time by either Agent otherwise than in the capacity of Agent through its agency division (whether as financial adviser to any member of the Borrower Group or otherwise) may be treated as confidential by the relevant Agent and shall not be deemed to be information possessed by the relevant Agent in its capacity as such.  Each Finance Party acknowledges that each Agent may, now or in the future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties.  Each Finance Party agrees that, except as expressly provided in this Agreement, neither Agent will be under any obligation to provide, or be under any liability for failure to provide, any such information to the other Finance Parties.

27.                               FEES

27.1                        Commitment fee

(a)                                 Subject to paragraph (b) below, if specified in the relevant Additional Facility Accession Agreement, UPC Broadband shall pay to the Facility Agent for distribution to each Lender pro rata to the proportion that the relevant Lender’s Additional Facility Commitment bears to the Total Additional Facility Commitments from time to time a commitment fee (subject to paragraph (c) below computed at the rate specified in the Additional Facility Accession Agreement on any undrawn uncancelled amount of Total Additional Facility Commitments.

(b)                                 Commitment fee is calculated and accrues on a daily basis on and from the date of the relevant Additional Facility Accession Agreement and payable quarterly in arrear from the date of the relevant Additional Facility Accession Agreement and on the relevant Utilisation Date.  Accrued commitment fee is also payable to the Facility Agent for the relevant Lender(s) on the cancelled amount of its (their) Additional Facility Commitments at the time the cancellation takes effect (but only in respect of the period up to the date of cancellation).

(c)                                  Commitment fee is payable in the currency in which the Additional Facility is denominated.

27.2                        Agent’s fees

UPC Broadband shall pay to the Facility Agent and the Security Agent for their own account an agency fee in the amounts and on the dates agreed in the relevant Fee Letter.

27.3                        VAT

Any fee referred to in this Clause 27 (Fees) is exclusive of any applicable value added tax.  If any value added tax is so chargeable and is invoiced, it shall be paid by UPC Broadband at the same time as it pays the relevant fee.  Where appropriate, the relevant Finance Party will supply a VAT invoice in respect of such fees.

28.                               EXPENSES

28.1                        Transaction Expenses

UPC Broadband shall within ten Business Days of demand pay the Agents the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)                                 this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Finance Document executed after the date of this Agreement.

28.2                        Amendment Costs

If:

(a)                                 an Obligor requests an amendment, waiver or consent under or in connection with any Finance Document;

(b)                                 an amendment is required under Clause 32.3 (Change of Currency),

UPC Broadband shall, within ten Business Days of demand, reimburse the Facility Agent or, as the case may be, the Security Agent, for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or, as the case may be, the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

28.3                       Enforcement Costs

UPC Broadband shall, within ten Business Days of demand, pay to the Facility Agent on behalf of each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

29.                               STAMP DUTIES

UPC Broadband shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than those imposed by reason of any assignment or novation by any Finance Party).

30.                               INDEMNITIES

30.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

30.2                        Other indemnities

UPC Broadband shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Pro Rata Sharing);

(c)                                  funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)                                 an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

30.3                        Indemnity to the Facility Agent

UPC Broadband shall, within ten Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

30.4                        Break Costs

(a)                                 UPC Broadband shall, within ten Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate (which shall be provided to UPC Broadband) confirming the amount of its Break Costs for any Interest Period in which they accrue.

31.                               EVIDENCE AND CALCULATIONS

31.1                        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

31.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount payable under this Agreement or otherwise expressed to be determined by a Finance Party is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

31.3                        Calculations

The interest and the fees payable under Clause 27.1 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where practice in the London inter-bank market, in the case of non-euro amounts, or the European interbank market, in the case of euro amounts, otherwise dictates, 365 days.

32.                               AMENDMENTS AND WAIVERS

32.1                        Required consents

(a)                                 Subject to Clause 32.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and UPC Broadband and any such amendment or waiver will be binding on all Parties.

(b)                                 The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.

32.2                        Exceptions

(a)                                 An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definitions of “Majority Lenders” in Clause 8.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount of principal, interest or commitment fees under this Agreement or the Security Documents or the extension of an Additional Facility Availability Period;

(iii)                               a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable under this Agreement or the Security Documents;

(iv)                              an increase in a Lender’s Additional Facility Commitment;

(v)                                 an assignment, transfer, novation or other disposal of any of, or any interest in, an Obligor’s rights and/or obligations under this Agreement other than in accordance with Clause 33 (Changes to the Parties);

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 9.5 (Nature of a Finance Party’s rights and obligations), Clause 33.2 (Transfers by Lenders) or this Clause 32;

(viii)                        a release of the guarantee under Clause 21 (Guarantee) other than in accordance with Clause 33 (Changes to the Parties);

(ix)                              the selection of an Interest Period exceeding six months; or

(x)                                 the release of an asset from a Security Document (except as otherwise expressly permitted herein or in any such Security Document and except in furtherance of a disposal or any other transaction which is permitted by any Finance Document), shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Facility Agent may not be effected without the consent of the Facility Agent.

(c)                                  The Facility Agent may agree with UPC Broadband any amendment to or the modification of the provisions of any of the Finance Documents or any Schedule thereto, which is necessary to correct a manifest error.

(d)                                 If authorised by the Majority Lenders, the Security Agent may, subject to paragraph (a) above, grant any waiver or consent in relation to, or variation of the material provisions of, any Security Document.

32.3                        Change of Currency

(a)                                 If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)                                  any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

(b)                                 If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

32.4                        Waivers and remedies cumulative

The rights of each Party under the Finance Documents:

(a)                                 may be exercised as often as necessary, subject to the terms of the relevant Finance Documents;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.

33.                               CHANGES TO THE PARTIES

33.1                        Transfers by Obligors

(a)                                 No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement, except:

(i)                                     pursuant to a merger in accordance with Clause 23.11(b) (Acquisitions and mergers); and

(ii)                                  that UPC Broadband Holdco (Existing UPC Broadband Holdco) may at any time assign, transfer, novate or dispose of all of its rights and obligations under this Agreement and the other Finance Documents to which it is a party to another person which is the immediate Holding Company of UPC Broadband (New UPC Broadband Holdco) in accordance with the terms of this Agreement and the terms of such other Finance Document, provided that any transfer or novation of obligations by Existing UPC Broadband Holdco will not be effective until New UPC Broadband Holdco has become an Additional Guarantor in accordance with Clause 33.4 (Additional Obligors) and has delivered or delivers the documents specified in Clause 33.4(a)(v) (Additional Obligors).

(b)                                 At the time the foregoing conditions for the transfer or novation of Existing UPC Broadband Holdco’s obligations shall have been satisfied (or waived, as the case may be) and such transfer or novation has taken effect:

(i)                                     Existing UPC Broadband Holdco will be released from its obligations under this Agreement and the other Finance Documents, without prejudice to any such obligations which may have accrued and shall not have been discharged prior to such time; and

(ii)                                  Existing UPC Broadband Holdco will cease to be an Original Guarantor.

33.2                        Transfers by Lenders

(a)                                 A Lender (the Existing Lender) may at any time after the day falling five Business Days after the Signing Date assign, transfer or novate any of its rights and/or obligations under this Agreement and the other Finance Documents to another person (the New Lender), provided that in the case of a partial assignment, transfer or novation of rights and/or obligations, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in euros) of €1,000,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$1,000,000 or, in each case, such lower amount as the Existing Lender may agree with UPC Broadband (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under an Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in euros) of €500,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$500,000 or, in each case, such lower amount as that Lender may agree with UPC Broadband).

(b)                                 The prior consent of UPC Broadband is required for any such assignment, transfer or novation (unless to an Affiliate or to a Lender, but without prejudice to Clause 33.2(a)), provided that:

(i)                                     UPC Broadband’s consent must not be unreasonably withheld or delayed;

(ii)                                  the consent of UPC Broadband to an assignment, transfer or novation must not be withheld solely because the assignment, novation or transfer may result in an increase to the Mandatory Cost;

(iii)                               the prior consent of UPC Broadband is not required when (A) the assignment, novation or transfer of a Lender’s rights and/or obligations is to an Affiliate or Related Fund of that Lender or (B) an Event of Default is outstanding;

(iv)                              nothing in this Clause 33.2 restricts the ability of any Lender to enter into any sub-participation or other arrangement with any third party relating to the Finance Documents which does not transfer to that third party any obligation and/or legal or equitable interest in any of the rights arising under this Agreement.

(c)                                  A transfer of obligations will be effective only if the obligations are novated in accordance with Clause 33.3 (Procedure for novations).

(d)                                 If, on the date of an assignment, transfer or novation of rights and/or obligations, it is a requirement of Dutch law that each Lender must be a Professional Market Party, then on the date that such assignment, transfer or novation becomes effective, the New Lender must make the declaration and representation on the terms set out in paragraph 2 of the Novation Certificate.

(e)                                  On each occasion an Existing Lender assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than to an Affiliate or Related Fund of that Existing Lender), the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of €1,500.

(f)                                   An Existing Lender is not responsible to a New Lender for:

(i)                                     the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)                                  the collectability of amounts payable under any Finance Document; or

(iii)                               the accuracy of any statements (whether written or oral) made in connection with any Finance Document.

(g)                                  Each New Lender confirms to the Existing Lender and the other Finance Parties that:

(i)                                     it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Additional Facility Commitment is in force; and

(iii)                               where such New Lender is a Lender under an Additional Facility to which a Dutch Borrower is a Borrower it is a Professional Market Party and that it is aware that it therefore does not benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties.

(h)                                 Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause 33; or

(ii)                                  support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(i)                                     Any reference in this Agreement to a Lender includes a New Lender (to the extent rights have been assigned, transferred or novated to that New Lender and to the extent that obligations have been assumed by the New Lender) but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Additional Facility Commitment has been cancelled or reduced to nil.

(j)                                    If any assignment, transfer or novation results, or will result by reason of circumstances existing at the time of the assignment, transfer or novation, in additional amounts becoming due under Clause 17 (Tax Gross-up and Indemnities) or amounts becoming due under Clause 19 (Increased Costs), the New Lender shall be entitled to receive such additional amounts only to the extent that the Existing Lender would have been so entitled had there been no such assignment, transfer or novation.

33.3                        Procedure for novations

(a)                                 A novation is effected if:

(i)                                     the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate (a Novation Certificate), substantially in the form of Part 1 of Schedule 5 (Novation Certificate); and

(ii)                                  the Facility Agent executes it (which the Facility Agent shall promptly do).

(b)                                 Each Finance Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf if that Novation Certificate effects a novation permitted by Clause 33.2 (Transfers by Lenders).

(c)                                  To the extent that they are expressed to be the subject of the novation in the Novation Certificate and subject to paragraph (e) below:

(i)                                     the Existing Lender and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)                                  the New Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii)                               the rights of the Existing Lender against the existing Parties and vice versa (the discharged rights) will be cancelled;

(iv)                              the New Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender; and

(v)                                 the New Lender shall become, by the execution by the Facility Agent of such Novation Certificate, bound by the terms of the Security Deed as if it were an original party thereto as a Senior Beneficiary and shall acquire the same rights and assume the same obligations towards the other parties to the Security Deed as would have been acquired and assumed had the New Lender been an original party to the Security Deed as a Senior Beneficiary, all on the later of (i) five Business Days after receipt of a Novation Certificate executed by the Existing Lender and the New Lender; (ii) the date of execution of such Novation Certificate by the Facility Agent or; (iii) the date specified in the Novation Certificate.

(d)                                 If the effective date of a novation is after the date a Request is received by the Facility Agent but before the date the requested Advance is disbursed to the relevant Borrower, the Existing Lender shall be obliged to participate in that Advance in respect of its discharged obligations notwithstanding that novation, and the New Lender shall reimburse the Existing Lender for its participation in that Advance and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Utilisation Date of that Advance.

(e)                                  If an Existing Lender effects a Mid-Interest Period Transfer:

(i)                                     the Facility Agent has an obligation to make interest accruing on and prior to the date on which the Mid-Interest Period Transfer took effect (the Pre-Transfer Accrued Interest) available to the Existing Lender in accordance with Clause 16.3 (Distribution).  Once such Accrued Interest has been made available to the Existing Lender in accordance with Clause 16.3 (Distribution), the Facility Agent will be released from all obligations towards the Existing Lender;

(ii)                                  the Facility Agent will have no obligation to pay Pre-Transfer Accrued Interest to the New Lender;

(iii)                               such Existing Lender will continue to have the right to receive Pre-Transfer Accrued Interest.  Once such Pre-Transfer Accrued Interest has been made available to such Existing Lender in accordance with Clause 16.3 (Distribution), all rights of such Existing Lender against the Facility Agent will be cancelled; and

(iv)                              the New Lender will have no right to receive Pre-Transfer Accrued Interest from the Facility Agent.

33.4                       Additional Obligors

(a)                                                                                 (i)                                     Subject to paragraphs (b) and (c) below, a Subsidiary of UPC Broadband may become an Additional Guarantor and any member of the Borrower Group may become an Additional Borrower by delivering to the Facility Agent an Obligor Accession Agreement, duly executed by that company as an Additional Guarantor or Additional Borrower (as applicable).

(ii)                                  A person which (A) becomes the immediate Holding Company of UPC Broadband or (B) becomes a Guarantor under the Existing Facility Agreement shall, prior to or contemporaneously with becoming such Holding Company, become an Additional Guarantor by delivering to the Facility Agent an Obligor Accession Agreement, duly executed by that company as an Additional Guarantor.

(iii)                               A member of the Borrower Group that becomes an Additional Borrower shall, prior to or contemporaneously with becoming an Additional Borrower, become an Additional Guarantor by delivering to the Facility Agent an Obligor Accession Agreement (which may be the same Obligor Accession Agreement entered into by that Additional Borrower referred to in subparagraph (i) above) duly executed by that company as an Additional Guarantor.

(iv)                              Upon execution and delivery of an Obligor Accession Agreement and delivery of the documents specified in subparagraph (v) below, the relevant Subsidiary, member of the Borrower Group or person referred to in subparagraph (i), (ii) or (iii) above will become an Additional Guarantor or Additional Borrower and an Additional Guarantor (as applicable).

(v)                                 UPC Broadband shall procure that, at the same time as an Obligor Accession Agreement is delivered to the Facility Agent, there is also delivered to the Facility Agent all those documents listed in Part 2 of Schedule 2 (Conditions Precedent Documents), in each case in form and substance satisfactory to the Facility Agent (acting reasonably).

(vi)                              The Obligor Accession Agreement referred to in subparagraph (i) above may, in the case of an Additional Guarantor, with the prior written approval of the Facility Agent, include a limitation of the obligations or liabilities of the relevant Additional Guarantor under Clause 21 (Guarantee) where such limitation is required by any applicable law.

(b)                                 UPC Broadband shall:

(i)                                     procure that at all times the value of the aggregate EBITDA of:

(A)                               the Guarantors as of the Effective Date (other than UPC Broadband, any UPC Broadband Holdco, UPC Holding and UPC Holding II) and their respective Subsidiaries (as calculated by reference to the relevant financial statements most recently provided under Clause 23.2(a) or (b) (Financial information)); and

(B)                               any Additional Guarantors which have become Guarantors since the Effective Date and their respective Subsidiaries (as calculated by reference to the relevant financial statements most recently provided under Clause 23.2(a) or (b) (Financial information) or, if no such financial statements have been provided in respect of such Additional Guarantors, as calculated by reference to the financial statements referred to in paragraph 11 of Part 2 of Schedule 2 (Conditions Precedent Documents) provided under Clause 33.4(a)(iii) (Additional Obligors) in respect of each Additional Guarantor), is equal to or greater than 95 per cent. of the Borrower Group’s consolidated EBITDA (as calculated by reference to the relevant financial statements most recently provided under Clause 23.2(a) or (b) (Financial information) but, for the avoidance of doubt, deducting any corporate costs or allocations paid or payable by a member of the Borrower Group to one of its Affiliates pursuant to any general services arrangement), if necessary by procuring that additional Subsidiaries of UPC Broadband become Additional Guarantors; and

(ii)                                  consult with the Facility Agent prior to any entity becoming an Additional Guarantor in order to ensure that no material adverse change would or be reasonably likely to occur, as a result of such entity becoming an Additional Guarantor, in the consolidated financial position of the Borrower Group (taken as a whole) which would or be reasonably likely to have a Material Adverse Effect.

(c)                                  A member of the Borrower Group may only become an Additional Borrower:

(i)                                     if such member of the Borrower Group executes an Obligor Accession Agreement prior to or contemporaneously with the execution by the relevant Initial Additional Facility Lenders of the relevant Additional Facility Accession Agreement and (other than in the case of UPC Financing) such Obligor Accession Agreement specifies the relevant Additional Facility under which that member of the Borrower Group is to be a Borrower; and

(ii)                                  with the prior consent of the Majority Lenders (except in the case of UPC Financing).

(d)                                 UPC Broadband represents and warrants to the Finance Parties that it is in compliance with paragraph (b) above as of the Effective Date (all relevant calculations being made by reference to the financial statements most recently provided under Clause 23.2(a) or (b) (Financial information)).

(e)                                  After the Effective Date, UPC Broadband shall be in compliance with its obligations under paragraph (b) above if it procures that any of its Subsidiaries which are required to become Additional Guarantors do so within 60 days after the delivery to the Facility Agent of any financial statements delivered under Clause 23.2(a) or (b) (Financial information) which demonstrate that additional Subsidiaries of UPC Broadband are required to be become Additional Guarantors under paragraph (b).

(f)                                   The execution of an Obligor Accession Agreement constitutes confirmation by the relevant Additional Guarantor or Additional Borrower (if applicable) that the relevant representations and warranties set out in Clause 22 (Representations and Warranties) to be made by it on the date of the Obligor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

33.5                        Reference Banks

(a)                                 If a Reference Bank ceases to be a Lender, the Facility Agent shall (after consulting with UPC Broadband) appoint another Lender which is not a Reference Bank to replace that Reference Bank.

(b)                                 UPC Broadband and the Facility Agent may agree to add one or more additional Reference Bank(s) from among the Lenders.

33.6                        Register

The Facility Agent shall maintain at its address referred to in Clause 39.2(b) (Addresses for notices) a copy of each Novation Certificate delivered to and accepted by it and a register of the names and addresses all the Parties including, in the case of Lenders, their Commitments under each Facility, the principal amount of the Advances owing under each Facility to each Lender from time to time and the details of their Facility Office notified to the Facility Agent from time to time, and shall supply any other Party (at that Party’s expense) with a copy of the register on request.  The entries in such register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the register as a Lender hereunder for all purposes of this Agreement.

34.                               DISCLOSURE OF INFORMATION

(a)                                 Any Lender may disclose to any of its Affiliates and any other person:

(i)                                     to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)                                  with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)                               to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Borrower Group and the Finance Documents as that Lender shall consider appropriate (acting reasonably) if, in relation to subparagraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)                                 Notwithstanding any other provision of this Agreement, any Party to this Agreement (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may (and has since the commencement of discussions with respect to the Additional Facilities been permitted to) disclose to any and all persons, without limitation of any kind:

(i)                                     the U.S. tax treatment and U.S. tax structure (each as defined below) of the Additional Facilities; and

(ii)                                  all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure,

except to the extent reasonably necessary to comply with applicable federal or state securities laws.

For the purposes of this subsection, the U.S. tax treatment of the Additional Facilities is the purported or claimed U.S. federal, state and local income tax treatment of the Additional Facilities, and the U.S. tax structure of the Additional Facilities is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Additional Facilities.  This authorisation is not intended to permit disclosure of any information (other than information relating to the U.S. tax treatment or U.S. tax structure of the Additional Facilities) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Additional Facilities, (ii) the identities of participants or potential participants in the Additional Facilities (except to the extent such identities are related to the U.S. tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Additional Facilities), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Additional Facilities.

35.                               SET-OFF

35.1                        Contractual set-off

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.2                        Set-off not mandatory

No Finance Party shall be obliged to exercise any right given to it by Clause 35.1 (Contractual set-off).

35.3                        Notice of set-off

Any Finance Party exercising its rights under Clause 35.1 (Contractual set-off) shall notify the relevant Obligor promptly after set-off is applied.

36.                               PRO RATA SHARING

36.1                        Redistribution

If any amount owing by an Obligor under any Finance Document to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 16 (Payments) (a recovery), then:

(a)                                 the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

(b)                                 the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 16 (Payments);

(c)                                  subject to Clause 36.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

(d)                                 the Facility Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 16 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 16.7 (Partial payments); and

(e)                                  after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

36.2                        Reversal of redistribution

If under Clause 36.1 (Redistribution):

(a)                                 a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)                                 the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party.  Thereupon the subrogation in Clause 36.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

Each Finance Party agrees with the Facility Agent that it will comply with any notice given to it by the Facility Agent under this Clause 36.2.

36.3                        Exceptions

(a)                                 A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 36.1(e) (Redistribution).

(b)                                 A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

37.                               SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)                                 the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

38.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

39.                               NOTICES

39.1                        Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless stated, may be made by letter, telex or facsimile or (to the extent that (i) the relevant Party has specified such an address pursuant to Clause 39.2 (Addresses for notices) and (ii) such notice or communication is not required to be signed by an Authorised Signatory, other officer or board of the relevant entity and the form of such notice or communication does not provide for signature by an Authorised Signatory, other officer or board of the relevant entity) by e-mail.  Any such notice will be deemed to be given as follows:

(a)                                 if by letter, when delivered personally or on actual receipt; and

(b)                                 if by facsimile or e-mail, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

39.2                        Addresses for notices

(a)                                 The address and facsimile number and (if so specified) e-mail address of each Party (other than the Facility Agent and the Borrowers) for all notices under or in connection with this Agreement are:

(i)                                     that notified by that Party for this purpose to the Facility Agent on or before it becomes a Party; or

(ii)                                  any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days’ notice.

(b)                                 The address, facsimile numbers and e-mail address of the Facility Agent and the Security Agent are:

Scotiabank

201 Bishopsgate

6th Floor

London EC2M 3NS

Contact:                        Rory McCarthy

E-mail:                                rory.mccarthy@scotiabank.com

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)                                  The address, facsimile numbers and e-mail address of UPC Broadband is:

UPC Broadband Holding B.V.

Boeing Avenue 53

1119 PE Schiphol Rijk

Amsterdam

Contact:                        Gerrit-Jan Bakker

Facsimile:                 +31 207 78 8105; and

E-mail:                                gjbakker@libertyglobal.com

or such other as the Borrower may notify to the other Parties by not less than five Business Days’ notice.

(d)                                 The Facility Agent shall, promptly upon request from any Party, give to that Party the address, facsimile number or e-mail address (if applicable) of any other Party applicable at the time for the purposes of this Clause 39.

40.                               LANGUAGE

(a)                                 Any notice given under or in connection with any Finance Document shall be in English.

(b)                                 All other documents provided under or in connection with any Finance Document shall be:

(i)                                     in English; or

(ii)                                  if not in English and the Facility Agent so requests, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

41.                               JURISDICTION

41.1                        Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (other than any Security Document expressed to be governed by laws other than the laws of England) and accordingly submits to the jurisdiction of the English courts.

41.2                        Service of process

Without prejudice to any other mode of service, each Obligor which is not incorporated in England and Wales:

(a)                                 irrevocably appoints Liberty Global Europe Ltd, 38 Hans Crescent, fifth floor, London SW1X 0LZ as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)                                 agrees to maintain an agent for service of process in England until all Additional Facility Commitments have terminated and the Advances and all other amounts payable under the Finance Documents have been finally, irrevocably and indefeasibly repaid in full;

(c)                                  agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

(d)                                 consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 39.2 (Addresses for notices); and

(e)                                  agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent is entitled and authorised to appoint a process agent for the Obligor by notice to the Obligor.

41.3                        Forum convenience and enforcement abroad

Each Obligor:

(a)                                 waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)                                 agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

41.4                        Non-exclusivity

Nothing in this Clause 41 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)                                 in any other court of competent jurisdiction; or

(b)                                 concurrently in more than one jurisdiction.

42.                               WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:

(a)                                 agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)                                 waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)                                  consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever

(irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

43.                               WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

44.                               GOVERNING LAW

This Agreement is governed by and construed in accordance with English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

ORIGINAL GUARANTORS

Name	Address

UPC Financing Partnership	4643 South Ulster Street Suite 1300 Denver, Co 80237 United States

UPC Broadband Holding B.V. (previously called UPC Distribution Holding B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding II B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC France Holding B.V	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Western Europe Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Luxembourg Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Central Europe Holding B.V (previously called Stipdon Investments B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

Name	Address

UPC Nederland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Poland Holding B.V. (previously called UPC Telecom B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband N.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband Ireland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Switzerland Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Chile Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST ADVANCE

2.                                      Constitutional Documents

(a)                                 A copy of the articles of association and certificate of incorporation of each Obligor (other than UPC Financing) and the partnership agreement in relation to UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at the date of this Agreement.

(b)                                 An extract of the registration in the trade register of the Dutch Chamber of Commerce of each Obligor established in The Netherlands.

3.                                     Authorisations

(a)                                 A copy of an extract of a resolution of the managing or supervisory board of directors (or equivalent) and, to the extent that a shareholders’ resolution is required under the constitutional documents of any Obligor established in The Netherlands, a copy of an extract of the shareholders’ resolution of each Obligor:

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, in the case of each Guarantor, the giving of the guarantee under Clause 21 (Guarantee)) and resolving that it execute and, where applicable, deliver the Finance Documents;

(ii)           authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including Requests) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(b)                                 a specimen of the signature of each person authorised by the resolutions referred to in paragraph (a) above;

(c)                                  certificate of an authorised signatory of UPC Broadband certifying that each copy of the documents specified in Part 1 of this Schedule 2 and supplied by UPC Broadband is a true copy and in full force and effect as at a date no earlier than the Signing Date; and

(d)                                 evidence that all of the requirements of Section 25 of the Netherlands Works Council Act (Wet op de Ondernemingsraden) in connection with the transactions contemplated by the Finance Documents have been complied with by each Obligor established in The Netherlands.

4.                                      Legal opinions

Legal opinions of:

(a)                                 Allen & Overy, London, Amsterdam, Antwerp and New York, legal advisers to the Facility Agent;

(b)                                 Vinge KB, Stockholm, legal advisers to the Facility Agent;

(c)                                  Wiersholm, Mellbye & Bech, Oslo, legal advisers to the Facility Agent.

5.                                      Finance Documents

(a)                                 The Security Documents in Schedule 7 (Security Documents) duly executed by all parties thereto.

(b)                                 The Security Deed duly executed by all parties thereto.

(c)                                  All relevant notices of security required to be delivered under any Security Document together with acknowledgements of such notices, in each case in the form required by the relevant Security Document.

(d)                                 Delivery to the Security Agent of share certificates and duly completed blank stock transfer forms (or equivalent) in respect of all shares or partnership interests (as applicable) subject to the Security Documents listed in Schedule 7 (Security Documents).

(e)                                  UCC-1 Financing Statements duly executed by each of UPC Holding and UPC Holding II.

(f)                                   Completion of all other steps specified by the Security Agent as being necessary to perfect the Security Interests intended to be created by the Security Documents listed in Schedule 7 (Security Documents).

6.                                      Financial information

(a)                                 Audited consolidated financial statements for UPC for the financial year ending 31 December 2002.

(b)                                 The Original Borrower Group Financial Statements, together with the financial statements of the Borrower Group for the Accounting Period ended 30 September 2003.

7.                                      Other documents

(a)                                 A copy of (and of all applications for) any and all approvals, consents, licences, exemptions and other requirements of governmental and other authorities required for the entering into or performance of the Finance Documents to be entered into on or about the Signing Date by each party.

(b)                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of transactions contemplated by this Agreement or the validity and enforceability of this Agreement.

(c)                                  Evidence that all fees, costs and expenses required to be paid by UPC Broadband on or before the Effective Date pursuant to Clause 28.1 (Transaction Expenses) have been paid.

(d)                                 A duly executed copy of Intercreditor Agreement.

(e)                                  A copy of the Business Plan.

(f)                                   A copy of a duly executed Verification Letter from each Facility D Lender.

(g)                                  A copy of an amendment to the partnership agreement of UPC Financing to permit a further assignment of the partnership interest in UPC Financing to be granted.

(h)                                 A copy of a deed of amendment to the articles of association of UPC Nederland B.V. permitting the entry into of further security agreements and the related notulen and evidence of the execution and delivery to the Ministry of Justice in the Netherlands of the deed of amendment and notulen.

(i)                                     A statement signed on behalf of United Pan-Europe Communications Norge AS confirming that it has not received any notifications of pledges other than the share pledge dated 31 October 2000 granted to TD Bank Europe Limited as security agent under the Existing Facility Agreement.

(j)                                    A copy of a letter from UPC Services Limited acknowledging its appointment as agent for service of process relating to any proceedings before the English courts, in connection with any Finance Document by each Obligor which is not incorporated in England and Wales.

(k)                                 A copy of the Fee Letter.

PART 2

TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                      An Obligor Accession Agreement, duly executed as a deed (or using any equivalent necessary formality, in the case of an Additional Obligor incorporated outside the United Kingdom) by the Additional Obligor.

2.                                      In the case of an Additional Obligor (other than any UPC Broadband Holdco), a pledge over all the issued shares of the Additional Obligor owned by any member of the Borrower Group in substantially the same form as a share pledge already granted to the Security Agent over shares of another Obligor incorporated in the same jurisdiction as the Additional Obligor or in such other form as the Security Agent may reasonably require, together with a Security Provider’s Deed of Accession executed by such member of the Borrower Group, such notices and other documents as the Security Agent may require to perfect such share pledge.

3.                                      Details of:

(a)                                 (in the case of an Additional Obligor, other than any UPC Broadband Holdco) all material receivables (aggregating €10,000,000 (or its equivalent in other currencies) or more) which are owed to the Additional Obligor by Priority Telecom N.V.;

(b)                                 (in the case of, an Additional Obligor, other than UPC Broadband Holdco) all intercompany loans owed to the Additional Obligor by any member of the Borrower Group, together with an Obligor Pledge of Shareholder Loans executed by the Additional Obligor in respect of such intercompany loans and the other documents referred to in Clause 23.14 (Loans and guarantees);

(c)                                  where the Additional Guarantor will become a UPC Broadband Holdco at the same time as, or after, it becomes an Additional Guarantor, details of all Financial Indebtedness owing to the Additional Guarantor by any member of the Borrower Group, together with a Pledge of Subordinated Shareholder Loans executed by the Additional Guarantor in respect of such Financial Indebtedness and the other documents referred to in Clause 23.24(a) (Shareholder Loans); and

(d)                                 (in the case of an Additional Obligor, other than any UPC Broadband Holdco) all Financial Indebtedness owing by the Additional Obligor to any Restricted Person, together with a Pledge of Subordinated Shareholder Loans executed by the relevant Restricted Person(s) (if any) in respect of such Financial Indebtedness and the other documents referred to in Clause 23.24(a) (Shareholder Loans).

4.                                      A pledge over such of the receivables referred to in subparagraph 3(a) above (in the case of an Additional Obligor, other than any UPC Broadband Holdco) as in the opinion of the Security Agent is necessary to maintain the coverage of the Security Documents over such receivables owed to the Borrower Group on a basis consistent with Clause 23.25 (Further security over receivables) in substantially the same form as a receivables pledge already granted to the Security Agent (i) by a member of the Borrower Group incorporated in the same jurisdiction as the Additional Obligor or (ii) in respect of receivables located in the same jurisdiction as the relevant receivables or (iii) in such other form as the Security Agent may reasonably request, together with all such notices and other documents as the Security Agent may require to perfect the receivables pledge.

5.                                      A copy of the memorandum and articles of association and certificate of incorporation (or other equivalent constitutional documents) of the Additional Obligor (and any Subsidiary of the Additional Obligor, the issued shares of which are to be subject to a share pledge referred to in paragraph 6 below).

6.                                      (a)                                 Where the Additional Guarantor will become a UPC Broadband Holdco at the same time as, or after, it becomes an Additional Guarantor, a pledge over all the issued shares of UPC Broadband substantially in the same form as a share pledge already granted to the Security Agent over shares of UPC Broadband or in such other form as the Security Agent may reasonable require, together with such notices and other documents as the Security Agent may require to perfect such share pledge.

(b)                                 In the case of an Additional Obligor (other than any UPC Broadband Holdco), a pledge over all the issued shares of any Subsidiary (a Relevant Subsidiary) of the Additional Obligor (other than shares not owned by the Additional Obligor or any Subsidiary of the Additional Obligor) if in the opinion of the Security Agent such pledge is necessary to maintain the coverage of the Security Documents over shares in Obligors (other than UPC Holding and any other UPC Broadband Holdco) or other key members of the Borrower Group (being holding companies in respect of one or more members of the Borrower Group which carry on business in a particular jurisdiction).  Such share pledge shall be in substantially the same form as a Share Pledge already granted to the Security Agent over shares in a person incorporated in the same jurisdiction as the Relevant Subsidiary or in such other form as the Security Agent may reasonably require, together with such notices and other documents as the Security Agent may require to perfect such pledge.

7.                                      A copy of a resolution of the board of directors of the Additional Obligor:

(a)                                 approving the terms of, and the transactions contemplated by, the Obligor Accession Agreement (and any relevant Security Document referred to in paragraphs 2, 3, 4 or 6 above (each an Additional Security Document) resolving that it execute the Obligor Accession Agreement (and each Additional Security Document);

(b)                                 authorising a specified person or persons to execute the Obligor Accession Agreement and each Additional Security Document; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with the Finance Documents.

8.                                      A copy of any other authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Obligor Accession Agreement or any Additional Security Document.

9.                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 7 above.

10.                               A certificate of an authorised signatory of the Additional Obligor certifying that each copy of the documents specified in Part 2 of this Schedule 2 and provided by it is a true copy and in full force and effect as at a date no earlier than the date of the Obligor Accession Agreement (and, in the case of an Additional Obligor other than any UPC Broadband Holdco, if required by the Facility Agent, a certificate of each Relevant Subsidiary in respect of each copy of the documents provided by it in accordance with the provisions of Part 2 of this Schedule 2).

11.                               A copy of the latest financial statements (audited, if available) of the Additional Obligor.

12.                               A legal opinion of legal advisers to the Facility Agent, and, if applicable, other lawyers approved by the Facility Agent in the place of incorporation of the Additional Obligor (and/or each Relevant Subsidiary) addressed to the Finance Parties.

13.                               All other notices, documents and other steps required to perfect the security constituted by each Additional Security Document (including, without limitation, accession to, or entry into (as the case may be), by:

(a)                                 the relevant Additional Obligor (and any member of the Borrower Group which is an intercompany debtor in respect of the Additional Obligor) of an Obligors’ Framework Agreement; or

(b)                                 as the case may be, the relevant Restricted Person referred to subparagraph 3(d) above (and the Additional Obligor) of a Restricted Person’s Framework Agreement.

SCHEDULE 3

MANDATORY COST FORMULAE

1.                                      The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, the arithmetic mean (rounded up, if necessary, to four decimal places) of the respective rates notified by each Reference Bank to the Facility Agent at its request as the rate resulting from the application of the formulae set out in paragraphs 3 and 4 below (the Additional Cost Rate).

3.                                      The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                      The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

in relation to an Advance in any currency other than sterling:

per cent. per annum.

Where:

E                                        is designed to compensate the Reference Banks for amounts payable under the Fees Rules (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Rules) and is calculated by the Facility Agent as being the average for the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.                                      For the purposes of this Schedule:

(a)                                 Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                 Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate; and

(c)                                  Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                      If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                      Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which its becomes a Lender:

(a)                                 the jurisdiction of its Facility Office; and

(b)                                 any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8.                                      The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above.

9.                                      The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Reference Bank pursuant to paragraph 3 above is true and correct in all respects.

10.                               The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.                               Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.                               The Facility Agent may from time to time, after consultation with UPC Broadband and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

FORM OF REQUEST AND CANCELLATION NOTICE

PART 1

FORM OF REQUEST

To:                             [                    ]

Attention:                                         [            ]

From:               UPC Broadband Holding B.V.

Date: [          ]

REQUEST (ADVANCE)

UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16th January, 2004 (as amended, the Credit Agreement)

Dear Sirs,

We hereby give you notice pursuant to Clause 12.1 (Delivery of Request) of the above Credit Agreement that we require an Advance to be made to that Borrower under the Credit Agreement, as follows:

(a)	Facility:	[relevant Additional Facility]

(b)	Utilisation Date:	[a date falling within the relevant Additional Facility Availability Period]

(c)	Requested Amount:	[ ]

(d)	[Currency:	[ ]]

(e)	Interest Period:	[ ]

Payment instructions with respect to the proceeds of the Advance to be made in relation to this Request are as follows:  [                    ].

We confirm that each condition specified in Clause 11.2 (Further conditions precedent) is satisfied on the date of this Request. [In particular, we confirm that the proceeds of the Advance will be applied [specify purpose] in accordance with Clause 10.1 (Purpose).]

Terms used in this Request and defined in the Credit Agreement have the same meaning in this Request as in the Credit Agreement.

Yours faithfully

[Authorised Signatory]

[Borrower]

PART 2

FORM OF CANCELLATION AND/OR PREPAYMENT NOTICE

To:                             [     ] as Facility Agent

From:               [BORROWER]

Date:                  [          ]

UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16th January, 2004 (as amended)

1.                                      [We wish to cancel a portion of Total Additional Facility Commitments in the following amounts:

Cancellation:

Total Additional Facility Commitments:                       [     ]

OR

[We wish to prepay the whole or part of the following Advances which are to be applied against the Additional Facilities in the following order:

(a)                                 Additional Facilities:

Advance:                                           [     ]

(b)                                 Application of Advance[s]:

Additional Facility:                                        [     ]

2.                                      Terms defined in the above Credit Agreement have the same meaning in this notice.

By:

[BORROWER]

Authorised Signatory

SCHEDULE 5

FORMS OF ACCESSION DOCUMENTS

PART 1

NOVATION CERTIFICATE

To:	[ ] as Facility Agent and [BORROWER]

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date: [ ]

UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16th January, 2004 (as amended, the Credit Agreement)

We refer to Clause 33.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.  Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.

1.                                      We [             ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 33.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.                                      In the case of an Additional Facility under which a Dutch Borrower is a Borrower, on the [date of execution of the Novation Certificate] and on the [effective transfer date], the New Lender declares and represents to the Existing Lender, the other Finance Parties and each Dutch Borrower that [it is exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with [name of Dutch Borrower].][:

(a)                                 it is a Professional Market Party;

(b)                                 it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties; and

(c)                                  it has made its own credit appraisal of each Dutch Borrower.](1)

3.                                      The Facility Office and address for notices of the New Lender for the purposes of Clause 39.2 (Addresses for notices) are set out in the Schedule.

4.                                      This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

5.                                      This Novation Certificate is governed by English law.

(1)                                 Include and delete as appropriate.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]

[Facility Office	Address for notices for administrative purposes

Address for notices for credit purposes]

[Existing Lender]	[New Lender]	[ ]

By:	By:	By:

Date:	Date:	Date:

PART 2

OBLIGOR ACCESSION AGREEMENT

To:                             [      ] as Facility Agent and [     ] as Security Agent

From:               [PROPOSED OBLIGOR]

Date: [          ]

UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16th January, 2004 (as amended, the Credit Agreement)

We refer to Clause 33.4 (Additional Obligors).  Terms defined in the Credit Agreement have the same meaning in this Deed.

We, [name of company] of [Registered Office] (Registered no. [                    ]) agree:

(a)                                 to become an [Additional Borrower and an Additional Guarantor/Additional Guarantor and to be bound by the terms of the Credit Agreement as an [Additional Borrower and an Additional Guarantor/Additional Guarantor] in accordance with Clause 33.4 (Additional Obligors);

(b)                                 to become a party to the Security Deed as a Charging Entity and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of a Charging Entity in accordance with clause 9.6 (Charging Entities) of the Security Deed; and

(c)                                  to become a party to the Intercreditor Agreement as a Charging Entity and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of a Charging Entity in accordance with clause 8.1 of the Intercreditor Agreement.

(d)                                 [The relevant Additional Facility will be a [insert currency][       ] term facility with [                 ] as Lenders].*

Our address for notices for the purposes of Clause 39.2 (Addresses for notices) is:

[

]

This Deed is governed by English law.

Executed as a deed by	)	Director
[PROPOSED OBLIGOR]	)
acting by	)	Director/Secretary
and	)

*                 In the case of an Additional Borrower

PART 3

ADDITIONAL FACILITY ACCESSION AGREEMENT

To:                             [                               ] as Facility Agent

[                               ] as Security Agent

From:               [PROPOSED LENDER(S)]

Date: [               ]

UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16th January 2004 (as amended, the Credit Agreement)

1.                                     Terms defined in the Credit Agreement shall have the same meaning in this Deed.

2.                                      We refer to Clause 9.2 (Additional Facilities) of the Credit Agreement.

3.                                      We, [Name of Lender(s)] agree:

(a)                                 to become party to and to be bound by the terms of the Credit Agreement as [a] Lender(s) in accordance with Clause 9.2 (Additional Facilities); and

(b)                                 to become a party to the Security Deed as a Lender and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lender in accordance with clause 9.3 (Transfers by Lenders) of the Security Deed.

4.                                      On the date on which this agreement becomes effective and where such Lender is a Lender under an Additional Facility to which a Borrower is a Dutch Borrower, the Lender declares and represents to the Finance Parties and UPC Broadband that [it is [exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with UPC Broadband.][:

(a)                                 it is a Professional Market Party;

(b)                                 it acknowledges that, as a consequence, it has no benefit from the (creditor) protection under the Dutch Banking Act for non-professional Market Parties; and

(c)                                  it has made its own credit appraisal of UPC Broadband.]

5.                                      Our Additional Facility Commitment is EUR/US$/Additional Currency [             ].

[If the Additional Facility Commitment is denominated in US Dollars or an Additional Currency and any determination under the Credit Agreement needs to be made by reference to a euro amount, the Facility Agent will translate the relevant US Dollar or Additional Currency amount into euros using the Agent’s Spot Rate of Exchange on the relevant date.]

6.                                      [The Final Maturity Date in respect of our Additional Facility Commitment is [         ]/[Our Additional Facility Commitment will be repaid at a rate of [up to one] per cent. per annum starting on the day falling 12 months from the date of this accession agreement until [     ] on which date each Advance under this Additional Facility will be repaid in full].

7.                                      The Availability Period in relation to this Additional Facility is [     ].

8.                                      The Margin in relation to this Additional Facility is [   ] per annum.  [If applicable set out how the Margin will be adjusted].

9.                                      The commitment fee in relation to this Additional Facility under Clause 27.1 (Commitment fee) is [   ] per cent. per annum.

10.                               [The Borrower in relation to this Additional Facility is [         ].]

11.                               Advances under this Additional Facility will be applied [                        ].

12.                               [This Additional Facility can be re-borrowed in accordance with the terms of the Credit Agreement (as set out in Clause 14.10(d) (Miscellaneous provisions).)]

13.                               [For the purposes of partial assignments, transfers or novations of rights and/or obligations by a Lender in respect of this Additional Facility under Clause 33.2 (Transfers by Lenders) of the Credit Agreement, the Lenders and UPC Broadband agree that, for the purposes of Clause 33.2(a) (Transfers by Lenders), such assignment, transfer or novation shall be in a minimum amount of [insert Additional Currency amount that is lower than the equivalent of €1,000,000 and U.S.$1,000,000] (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under this Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount of [insert Additional Currency amount that is lower than the equivalent of €500,000 and US$500,000]).]

14.                               We confirm to each Finance Party that:

(a)                                 we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)                                 we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

15.                               The Facility Office and address for notices of the Lender for the purposes of Clause 39.2 (Addresses for notices) is:

[              ]

16.                               This Agreement is governed by English law.

[LENDER(S)]

By:

[           ] as Facility Agent

By:

UPC BROADBAND HOLDING B.V.

By:

[RELEVANT BORROWER]

By:

SCHEDULE 6

FORM OF CONFIDENTIALITY UNDERTAKING

PART 1

FORM OF LMA CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER (PURCHASER) [Letterhead of Existing Lender]

To:

[insert name of New Lender]

Re:                             The Facility

Borrower:
Amount:
Agent:

Dear Sirs

We understand that you are considering participating in the Facility.  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

8.                                      Confidentiality Undertaking

You undertake:

(a)                                 to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 9 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)                                 to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)                                  to use the Confidential Information only for the Permitted Purpose;

(d)                                 to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under subparagraph 91.1(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)                                  not to make enquiries of any member of the Borrower Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

9.                                      Permitted Disclosure

(a)                                 We agree that you may disclose Confidential Information:

(i)                                     to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)                                  (A) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (B) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (C) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group;

(iii)                               with the prior written consent of us and the Borrower.

(b)                                 Notwithstanding any other provision of this letter, any party to this letter (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may and has since the commencement of discussions with respect to the Facility been permitted to disclose to any and all persons, without limitation of any kind:

(i)                                     the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facility: and

(ii)                                  all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure,

except to the extent reasonably necessary to comply with applicable federal or state securities laws.

For the purposes of this subsection, the U.S. tax treatment of the Facility is the purported or claimed U.S. federal, state and local income tax treatment of the Facility, and the U.S. tax structure of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facility.  This authorisation is not intended to permit disclosure of any information (other than information relating to U.S. tax treatment or U.S. tax structure of the Facility) including (without limitation (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facility, (ii) the identities of participants or potential participants in the Facility (except to the extent such identities are related to the tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facility), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facility.

10.                               Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under subparagraph 9(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

11.                               Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under subparagraph 9(b) above.

12.                               Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facility or (b) 12 months after we have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 9 above (other than subparagraph 9(a) or which, pursuant to paragraph 11 above, are not required to be returned or destroyed).

13.                               No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)                                 neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Borrower Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Borrower Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                                 we or members of the Borrower Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Borrower Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

14.                               No Waiver; Amendments, etc.

This letter sets out the full extent of our obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter.  The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

15.                               Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

16.                               Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Borrower Group.

17.                               Third party rights

(a)                                 Subject to paragraph 13 and paragraph 16 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)                                 Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Borrower Group to rescind or vary this letter at any time.

18.                               Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

19.                               Definitions

In this letter (including the acknowledgement set out below):

Borrower Group means UPC Broadband and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Confidential Information means any information relating to a Borrower, the Borrower Group, the Facility including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Borrower Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Participant Group means us, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To:	[Existing Lender]

The Borrower and each other member of the Borrower Group

We acknowledge and agree to the above:

For and on behalf of

[New Lender]

PART 2

FORM OF LSTA CONFIDENTIALITY UNDERTAKING

Master Confidentiality Agreement dated as of [         ] (this Agreement) between [Existing Lender] (the Existing Lender) and [New Lender] (the New Lender).

This Agreement sets forth the terms and conditions that will apply, in each instance, to the treatment of certain non-public information that the Existing Lender may supply to the New Lender in connection with the consideration by the New Lender of its participating in any financing or proposed financing (a Financing) for any borrower or group of borrowers (each a Borrower) specified in a Schedule described below.

As used herein:  (a) Evaluation Material refers to (i) the non-public information furnished to the Existing Lender, including any Information Memorandum, in respect of a particular Financing of a Borrower that the Existing Lender supplies to the New Lender on or after the date of the Schedule in respect of such Financing, (ii) all memoranda, notes, and other documents and analyses (collectively, analyses) internally developed by the Existing Lender that it supplies to the New Lender and (iii) all analyses developed by the New Lender using any information specified under clauses (i) and (ii) above; (b) Internal Evaluation Material refers to analyses specified under clause (iii) of the definition of Evaluation Material; and (c) participation refers to a transfer of a lender’s interest in a Financing (or a grant of derivative rights in respect thereof), whether by assignment, participation or otherwise (and participate and participating shall have correlative meanings thereto).

As a condition to the Existing Lender’s furnishing the New Lender with any Evaluation Material in the Existing Lender’s possession in respect of a particular Financing, the New Lender shall execute and return to the Existing Lender a schedule, in substantially the form of Exhibit A attached hereto, that the Existing Lender may have completed, executed and delivered to it (a Schedule).  Each Schedule shall identify the Existing Lender and the New Lender in respect of such Financing and the related Evaluation Material, the name of each Borrower that the New Lender has under consideration and a description of the documentation (the Operative Documentation) in respect thereof.

The New Lender in respect of a particular Financing agrees that it will use all Evaluation Material in respect of such Financing solely for the purpose of evaluating its possible participation, or obtaining the participation of another eligible person (an Additional Assignee), in such Financing and that the New Lender will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to the partners, directors, officers, employees, agents, counsel, auditors, affiliates, advisors and representatives (collectively, Representatives) of the New Lender’s institution who need to know such information for the purpose of evaluating its participation in such Financing (it being understood that such Representatives shall be informed by the New Lender of the confidential nature of such information and shall be directed by it to treat such information in accordance with the terms of this Agreement) and to any Additional Assignee and its Representatives (provided that such Additional Assignee shall have previously executed and delivered to the New Lender an agreement in substantially the same substance as this Agreement in respect of the Evaluation Material).  The New Lender agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives.  Notwithstanding the foregoing, the New Lender will not use such information to obtain an Additional Assignee if otherwise prohibited by agreements binding on the New Lender.

In addition, the New Lender in respect of a particular Financing agrees that prior to the settlement of its participation in such Financing, it will not disclose to any person, other than its Representatives, the identity of the Existing Lender with which discussions or negotiations are taking place concerning the New Lender’s possible participation in the related Financing or any of the terms or conditions of such proposed participation.  The term person as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity and, if the

New Lender’s participation in the Financing would constitute a secondary market transaction, the Borrower.

The New Lender in respect of a particular Financing shall be permitted to disclose any related Evaluation Material (and the fact that such Evaluation Material has been made available to it and that discussions or negotiations are taking place concerning the transaction or any of the terms, conditions or other facts with respect thereto) in the event that the New Lender is required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings.  The New Lender agrees that it will notify the Existing Lender as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

The New Lender in respect of a particular Financing and its Representatives shall have no obligation hereunder with respect to any information in any related Evaluation Material to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the New Lender in violation of this Agreement, (ii) was within the New Lender’s possession prior to its being furnished to it pursuant hereto, provided that the source of such information was not known by the New Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other party with respect to such information or (iii) is or becomes available to the New Lender on a non-confidential basis from a source other than the Borrower or the Existing Lender, or their respective Representatives, provided that such source is not known by the New Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Existing Lender, the Borrower or any other party with respect to such information.

Notwithstanding any other provision of this letter, any party to this letter (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may and has since the commencement of discussions with respect to the Facility been permitted to disclose to any and all persons, without limitation of any kind:

(a)                                 the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facility; and

(b)                                 all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure,

except to the extent reasonably necessary to comply with applicable federal or state securities laws.

For the purposes of this subsection, the U.S. tax treatment of the Facility is the purported or claimed U.S. federal, state and local income tax treatment of the Facility, and the U.S. tax structure of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facility.  This authorisation is not intended to permit disclosure of any information (other than information relating to U.S. tax treatment or U.S. tax structure of the Facility) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facility, (ii) the identities of participants or potential participants in the Facility (except to the extent such identities are related to the tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facility), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facility.

To the extent the Operative Documentation for a particular Financing contains provisions regarding the use of non-public information which conflict with, are more restrictive than or are in addition to the provisions of this Agreement, then (so long as such Operative Documentation shall be effective as to the Existing Lender) solely with application to any Evaluation Material concerning the Borrower that is the subject of such Financing (and without application hereunder to any other Evaluation Material or otherwise), such provisions of the Operative Documentation shall be incorporated herein by this reference and shall supersede and control the terms of this Agreement to the extent that such provisions are in conflict with or more restrictive than the terms hereof or are in addition to those contained herein.  Upon the New Lender’s request, the Existing Lender will furnish to the New Lender the provisions of the Operative Documentation for such Financing regarding the use of non-public information.  In addition, in the event that the New Lender actually becomes a lender (bound as a party to the Operative Documentation) with respect to a particular Financing, the application of this Agreement in respect of all Evaluation Material in respect of such Financing shall terminate and the applicable confidentiality provisions, if any, contained in the Operative Documentation shall govern and control.

If the New Lender in respect of a particular Financing chooses not to participate in such Financing, the New Lender agrees on request of the Existing Lender to return to the Existing Lender as soon as practical all related Evaluation Material (other than Internal Evaluation Material) or destroy such Evaluation Material (other than Internal Evaluation Material) without retaining any copies thereof unless prohibited from doing so by its internal policies and procedures.

The New Lender in respect of a particular Financing understands and agrees that the Existing Lender will have received the related Evaluation Material from third party sources (including the Borrower) and that the Existing Lender bears no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of such Evaluation Material or any information contained therein.

The New Lender hereby acknowledges that United States securities laws prohibit any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person.  The New Lender agrees to comply with its internal compliance policies and procedures with respect to material confidential information.

The New Lender agrees that money damages would not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, the Existing Lender shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

This Agreement (including each Schedule delivered pursuant hereto and the provisions of any Operative Documentation incorporated herein by reference) embodies the entire understanding and agreement between the parties with respect to all Evaluation Material for each Financing and supersedes all prior understandings and agreements relating thereto.  Unless otherwise agreed in writing between the parties hereto, the application of this Agreement shall terminate with respect to all Evaluation Material concerning each Financing on the date falling one year after the Schedule in respect of such Financing.

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it mandates that the law of the State of New York govern).

This Agreement may be signed in counterparts, each of which shall be an original and both of which taken together shall constitute the same instrument.

It is understood by the parties that the custom in the loan syndications and loan trading markets is to execute and deliver any confidentiality agreement, schedule, confirmation or other transaction documents by telecopy or telefax.  The parties agree that all telecopied or telefaxed copies of this

Agreement, the Schedules, confirmations and other transaction documents, and signatures hereto and thereto, shall be duplicate originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

[Existing Lender]

By:

Name:
Title:

[New Lender]

By:

Name:

Title:

EXHIBIT A

This Schedule, dated as of [         ], is one of the Schedules referred to in the Master Confidentiality Agreement dated today between [Existing Lender] and [New Lender], Terms used herein, unless defined herein, shall have the respective meanings given them in said Master Confidentiality Agreement.

Name(s) of the Borrower(s): [                                   ]

Description of the Operative Documentation: [                                   ]

Existing Lender

[ ].

By: [ ]

Name:
Title:

Received and accepted as of the date first written above:

New Lender

[ ].

By: [ ]

Name:

Title:

SCHEDULE 7

SECURITY DOCUMENTS

1.                                      Each share pledge given in favour of the Security Agent by:

(a)                                 UPC Holding in respect of its interest in the share capital of UPC Broadband;

(b)                                 UPC Holding in respect of its interest in the share capital of UPC Holding II;

(c)                                  UPC Broadband in respect of its interest in the share capital of UPC Scandinavia Holding B.V.;

(d)                                 UPC Broadband in respect of its interest in the share capital of UPC Austria Holding B.V. (previously called Cable Networks Austria Holding B.V.);

(e)                                  UPC Broadband in respect of its interest in the share capital of UPC France Holding B.V.;

(f)                                   UPC Broadband in respect of its interest in the share capital of UPC Nederland B.V.;

(g)                                  UPC Broadband in respect of its interest in the share capital of UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.).;

(h)                                 UPC Scandinavia Holding B.V. in respect of its interest in the share capital of United Pan-Europe Communications Norge AS;

(i)                                     UPC Scandinavia Holding B.V. and UPC Austria Holding B.V. (previously called Cable Networks Austria Holding B.V.) in respect of their respective interests in the share capital of UPC Belgium SA;

(j)                                    UPC Scandinavia Holding B.V. in respect of its interest in the share capital of NBS Nordic Broadband Services AB;

(k)                                 UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Czech Holding B.V.;

(l)                                     UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Slovakia Holding B.V.;

(m)                             UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Romania Holding B.V.; and

(n)                                 UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interests in the share capital of Telekabel Hungary N.V.

(o)                                 UPC Broadband in respect of the its interest in the share capital of UPC Poland Holding B.V. (previously called UPC Telecom B.V.).

2.                                      Pledge by each of UPC Holding and UPC Holding II of its partnership interest in UPC Financing.

3.                                      (a)                                 Obligor Pledge of Shareholder Loans between UPC Broadband, UPC Scandinavia Holding B.V., UPC Central Europe Holding B.V. (previously called Stipdon

Investments B.V.), UPC Nederland B.V. and UPC Financing Partnership and the Security Agent;

(b)                                 Pledge of Subordinated Shareholder Loans between UPC Holding and the Security Agent;

(c)                                  Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent;

(d)                                 Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent;

(e)                                  Obligor Pledge of Shareholder Loans between UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) and the Security Agent;

(f)                                   Obligor Pledge of Shareholder Loans between Scandinavia Holding B.V. and the Security Agent;

(g)                                  Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent; and

(h)                                 Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent in respect of UPC Poland Holding B.V. receivables;

(i)                                     Obligor Pledge of Shareholder Loans between UPC Poland Holding B.V. and the Security Agent in respect of UPC Polska LLC receivables;

(j)                                    Obligor Pledge of Shareholder Loans between UPC France Holding B.V. and the Security Agent in respect of MediaReseaux receivables; and

(k)                                 Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent in respect of UPC France Holding SNC receivables.

4.                                      Deed of pledge of registered shares in favour of the Security Agent by UPC Broadband over its interest in UGC Europe Holding Services B.V.

5.                                      Bank account pledge between UPC Broadband, Fortis Bank (Nederland) B.V. and the Security Agent.

6.                                      Securities account pledge between UPC Scandinavia Holding B.V., Fortis Bank (Nederland) N.V. and the Security Agent in relation to the shares in the capital of NBS Nordic Broadband AB.

SCHEDULE 8

BORROWER GROUP STRUCTURE

*                                         All the asterisked entities are not part of the Borrower Group at the Signing Date.  These entities figure on the chart for the sake of clarification.

(1)                                 One share in UPC Belgium S.A. is held by UPC Austria Holding B.V.

SCHEDULE 9

SHAREHOLDERS’ AGREEMENTS

20.                               Austria

Syndikatsvereinbarung (shareholders agreement) dated 28 June 1995 among Osterreichische Philips Industrie GmbH, Cable Networks Austria Holding B.V. and Kabel-TV-Wien GmbH. (In English and German).

21.                               France

Stockholders Agreement dated 29 February 2000 between Belmarken Holding B.V., InterComm France CVOHA, InterComm France II CVOHA and Reflex Participants.

22.                               The Netherlands

Shareholders’ Agreement, dated 6 July 1995, among The Municipality of Amsterdam, A2000 Holding N.V. and Kabeltelevisie Amsterdam B.V. (in English).

23.                               Romania

Partnership Agreement between Comtec 2000, Multicanal Holdings S.R.L. and Control SA.

1

SIGNATORIES

[This section is not restated]

2